   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               JOHNSON & JOHNSON
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW JERSEY                              2834                              22-1024240
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                          ONE JOHNSON & JOHNSON PLAZA
                        NEW BRUNSWICK, NEW JERSEY 08933
                           TELEPHONE: (732) 524-0400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             JOSEPH S. ORBAN, ESQ.
                               JOHNSON & JOHNSON
                          ONE JOHNSON & JOHNSON PLAZA
                        NEW BRUNSWICK, NEW JERSEY 08933
                           TELEPHONE: (732) 524-0400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               ROBERT A. KINDLER, ESQ.                             JOHN G. HARKINS, JR., ESQ.
            ROBERT I. TOWNSEND, III, ESQ.                             DAVID T. WALKER, ESQ.
               CRAVATH, SWAINE & MOORE                                 HARKINS CUNNINGHAM
                   WORLDWIDE PLAZA                                  2800 ONE COMMERCE SQUARE
                  825 EIGHTH AVENUE                                    2005 MARKET STREET
                 NEW YORK, NY 10019                                  PHILADELPHIA, PA 19103
                   (212) 474-1000                                        (215) 851-6700

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the merger referred to herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                     AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
           TITLE OF EACH CLASS OF                    TO BE            OFFERING PRICE         AGGREGATE           REGISTRATION
       SECURITIES TO BE REGISTERED(1)              REGISTERED            PER UNIT          OFFERING PRICE            FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share......    61,011,098(2)             N/A          $5,087,294,301.10(3)   $1,414,267.82(4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock, par value $.01 per share ("Centocor Common Stock"), of Centocor, Inc., a Pennsylvania corporation ("Centocor"), in the proposed merger of a wholly owned subsidiary of the Registrant with and into Centocor.

(2) Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 85,725,865, the aggregate number of shares of Centocor Common Stock outstanding on September 2, 1999 (other than shares owned by Centocor, Admiral Merger Corp., a wholly owned subsidiary of the Registrant, or the Registrant) or issuable pursuant to outstanding options prior to the date the merger is expected to be completed and (b) the maximum exchange ratio of 0.7117 shares of the Registrant's common stock for each share of Centocor Common Stock.

(3) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the Registrant's common stock was calculated in accordance with Rule 457(c) under the Securities Act as: (a) 59.34375, the average of the high and low prices per share of Centocor Common Stock on September 2, 1999 as reported on The Nasdaq National Market, multiplied by (b) 85,725,865, the aggregate number of shares of Centocor Common Stock outstanding as of September 2, 1999 or issuable pursuant to outstanding options prior to the date the merger is expected to be completed.

(4) $817,091.24 of the registration fee was previously paid in connection with Centocor's Preliminary Proxy Statement on Schedule 14A filed with the Commission on August 20, 1999. Pursuant to Rule 457(b), this amount is not remitted herewith, and only the balance of $597,176.58 is required to be paid in connection with the filing of this Registration Statement.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 CENTOCOR, INC.
                            200 GREAT VALLEY PARKWAY
                             MALVERN, PA 19355-1307

                                                               September 7, 1999

Dear Shareholder:

     You are cordially invited to attend the special meeting of shareholders of Centocor, Inc. on Wednesday, October 6, 1999, at 10:00 a.m., local time, at the Desmond Hotel and Conference Center, One Liberty Boulevard, Malvern, PA 19355.

     At the special meeting, we will ask you to vote on the merger of Centocor with a subsidiary of Johnson & Johnson. In the merger, you will receive a fraction of a share of Johnson & Johnson common stock for each share of Centocor common stock that you own, based upon an exchange ratio which is calculated by dividing $61.00 by the average per share closing price of shares of Johnson & Johnson common stock during a period of 20 trading days ending with the second trading day before the special meeting; provided, however, that, except as described in the next sentence, the exchange ratio will not be less than 0.5823 or greater than 0.7117. If the average closing price of Johnson & Johnson common stock is less than $73.07 or greater than $118.81, then the exchange ratio will be calculated using $52.00 or $69.18, respectively, as the numerator. You will receive cash for any fractional share of Johnson & Johnson common stock that you would be entitled to receive in the merger.

     Johnson & Johnson common stock is listed on the New York Stock Exchange under the trading symbol "JNJ" and on Thursday, September 2, 1999, its closing price was $100.00 per share.

     We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the votes cast by all holders of Centocor common stock entitled to vote at the special meeting. Only shareholders who owned shares of Centocor common stock at the close of business on Thursday, September 2, 1999 will be entitled to vote at the special meeting. Your vote is very important.

     YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS RELATING TO THE MERGER" ON PAGE 12 OF THE ENCLOSED PROXY STATEMENT/PROSPECTUS BEFORE VOTING. PLEASE REVIEW CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS.

     AFTER CAREFUL CONSIDERATION, CENTOCOR'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF CENTOCOR AND ITS SHAREHOLDERS AND OTHER CONSTITUENTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

                                          David P. Holveck
                                          Chief Executive Officer

                            YOUR VOTE IS IMPORTANT.

               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE JOHNSON & JOHNSON COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THE PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THIS PROXY STATEMENT/PROSPECTUS IS DATED SEPTEMBER 7, 1999,
    AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT SEPTEMBER 8, 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Johnson & Johnson and Centocor from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

JOHNSON & JOHNSON                        CENTOCOR, INC.
One Johnson & Johnson Plaza              200 Great Valley Parkway
New Brunswick, NJ 08933                  Malvern, PA 19355-1307
Attention: Corporate Secretary's Office  Attention: Jason Rubin
Telephone: (732) 524-2455                Telephone: (610) 651-6042

     If you would like to request documents, please do so by September 29, 1999 in order to receive them before the special meeting.

             See "Where You Can Find More Information" on page 58.

                                 CENTOCOR, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 6, 1999

To the Shareholders of Centocor, Inc.:

     We will hold a special meeting of the shareholders of Centocor, Inc. on October 6, 1999, at 10:00 a.m., local time, at the Desmond Hotel and Conference Center, One Liberty Boulevard, Malvern, PA 19355, for the following purpose:

     To consider and vote upon a proposal to adopt the merger agreement among Johnson & Johnson, a wholly owned subsidiary of Johnson & Johnson and Centocor. In the merger, Centocor will become a wholly owned subsidiary of Johnson & Johnson, and all outstanding shares of Centocor common stock will be converted into the right to receive a number of shares of Johnson & Johnson common stock based on an exchange ratio that will be calculated shortly before the special meeting.

     We will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment of it by the Centocor board of directors.

     Only shareholders who owned shares of Centocor common stock at the close of business on Thursday, September 2, 1999, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

     We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the special meting. Centocor shareholders have no dissenters' rights under Pennsylvania law in connection with the merger.

     FOR MORE INFORMATION ABOUT THE MERGER, PLEASE REVIEW THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT ATTACHED AS ANNEX 1.

     Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope.

     Please do not send any stock certificates at this time.

                                          By Order of the Board of Directors,

                                          George D. Hobbs
                                          Secretary

Malvern, PA
September 7, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    2
  General...................................................    2
  The Special Meeting.......................................    4
  The Merger................................................    4
  The Companies.............................................    6
  Comparative Per Share Information.........................    8
  Selected Historical Consolidated Financial Data of Johnson
     & Johnson..............................................    9
  Selected Historical Consolidated Financial Data of
     Centocor, Inc..........................................   10
RISK FACTORS RELATING TO THE MERGER.........................   12
  Although the exchange ratio for Johnson & Johnson common
     stock to be received in the merger will be adjusted in
     the event of any change in the price of Johnson &
     Johnson common stock before the special meeting, it
     will not be adjusted for changes occurring after the
     special meeting........................................   12
  The price of Johnson & Johnson common stock may be
     affected by factors different from those affecting the
     price of Centocor common stock.........................   12
THE SPECIAL MEETING.........................................   13
  Date, Time and Place......................................   13
  Purpose of Special Meeting................................   13
  Record Date; Shares Entitled to Vote; Quorum..............   13
  Votes Required............................................   13
  Voting by Centocor Directors and Executive Officers.......   13
  Voting of Proxies.........................................   13
  Revocability of Proxies...................................   14
  Solicitation of Proxies...................................   14
THE COMPANIES...............................................   15
  Centocor..................................................   15
  Johnson & Johnson.........................................   15
THE MERGER..................................................   17
  Background to the Merger..................................   17
  Reasons for the Merger and the Centocor Board of Directors
     Recommendation.........................................   20
  Opinion of Morgan Stanley & Co. Incorporated..............   22
  Interests of Centocor Directors and Management in the
     Merger.................................................   27
  Accounting Treatment......................................   29
  Form of the Merger........................................   29
  Merger Consideration......................................   29
  Conversion of Shares; Procedures for Exchange of
     Certificates; Fractional Shares........................   30
  Effective Time of the Merger..............................   30
  Stock Exchange Listing of Johnson & Johnson Common
     Stock..................................................   31
  Delisting and Deregistration of Centocor Common Stock.....   31
  Material United States Federal Income Tax Consequences of
     the Merger.............................................   31
  Regulatory Matters........................................   32
  Dissenters' Rights........................................   32
  Continuation of Centocor Employee Benefits................   32
  Effect on Awards Outstanding Under Centocor Stock Plans...   33
  Resale of Johnson & Johnson Common Stock..................   33

                                                              PAGE
                                                              ----
THE MERGER AGREEMENT AND STOCK OPTION AGREEMENT.............   35
  The Merger Agreement......................................   35
  The Stock Option Agreement................................   43
COMPARATIVE STOCK PRICES AND DIVIDENDS......................   46
DESCRIPTION OF JOHNSON & JOHNSON CAPITAL STOCK..............   47
COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF JOHNSON &
  JOHNSON AND CENTOCOR......................................   47
  Capitalization............................................   47
  Number, Election, Vacancy and Removal of Directors........   48
  Amendments to Charter Documents...........................   48
  Amendments to Bylaws......................................   49
  Action by Written Consent.................................   49
  Notice of Certain Shareholder Actions.....................   49
  Special Shareholder Meetings..............................   50
  Shareholder Inspection Rights; Shareholder Lists..........   50
  Limitation of Personal Liability of Directors and
     Officers...............................................   51
  Dividends.................................................   51
  Conversion................................................   52
  Rights Plan...............................................   52
  Voting Rights; Required Vote for Authorization of Certain
     Actions................................................   52
  Fiduciary Duty............................................   57
LEGAL MATTERS...............................................   57
EXPERTS.....................................................   58
OTHER MATTERS...............................................   58
FUTURE SHAREHOLDER PROPOSALS................................   58
WHERE YOU CAN FIND MORE INFORMATION.........................   58
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   61
ANNEXES
  Annex 1 -- Agreement and Plan of Merger
  Annex 2 -- Stock Option Agreement
  Annex 3 -- Opinion of Morgan Stanley & Co. Incorporated

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL HAPPEN TO CENTOCOR AS A RESULT OF THE MERGER?

A: If the merger is completed, Centocor will become a subsidiary of Johnson &
   Johnson.

Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of adoption of the merger agreement. If you abstain from voting or do not vote, it will have no effect in determining whether the merger agreement will be adopted.

    The special meeting will take place on Wednesday, October 6, 1999, at 10:00 a.m., local time, at the Desmond Hotel and Conference Center, One Liberty Boulevard, Malvern, PA 19355. You may attend the special meeting and vote your shares in person, rather than completing, signing, dating and returning your proxy.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Centocor at 200 Great Valley Parkway, Malvern, PA 19355-1307. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy.

Q: IF MY CENTOCOR SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your Centocor shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have no effect in determining whether the merger agreement will be adopted.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. If approved by the Centocor shareholders, we expect to complete the merger during the fourth calendar quarter of 1999.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

   Georgeson & Company Inc.
   Wall Street Plaza
   New York, New York 10005
   Banks and brokers call collect:
   (212) 440-9800
   All others call toll-free:
   800-223-2064

   or

   Jason Rubin
   Centocor, Inc.
   200 Great Valley Parkway
   Malvern, PA 19355-1307
   Telephone: (610) 651-6042

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we have referred you. See "Where You Can Find More Information" on page 58. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                                    GENERAL

WHAT CENTOCOR SHAREHOLDERS WILL RECEIVE IN THE MERGER (PAGE 29)

     In the merger, holders of Centocor common stock will receive a fraction of a share of Johnson & Johnson common stock based on an exchange ratio for each share of Centocor common stock that they own. The exchange ratio is based on the average per share closing price of Johnson & Johnson common stock as reported in The Wall Street Journal during a valuation period of the 20 trading days ending with the second trading day before the special meeting. The exchange ratio will be calculated as follows:

     - if the average closing price of Johnson & Johnson common stock is between $73.07 and $118.81, then the exchange ratio will equal $61.00 divided by the average closing price, but, except as provided below, the exchange ratio will not be less than 0.5823 or greater than 0.7117

     - if the average closing price of Johnson & Johnson common stock is less than $73.07, then the exchange ratio will equal $52.00 divided by the average closing price

     - if the average closing price of Johnson & Johnson common stock is greater than $118.81, then the exchange ratio will equal $69.18 divided by the average closing price

     Centocor shareholders will receive cash for any fractional shares of Johnson & Johnson common stock they would otherwise receive in the merger. This amount will be calculated by multiplying the fractional share interest to which they are entitled by the closing price of Johnson & Johnson common stock on the closing date.

     Set forth below is a table showing a range of prices of Johnson & Johnson common stock, along with entries showing the corresponding exchange ratios and corresponding valuations of a share of Centocor common stock.

                      AVERAGE CLOSING                  VALUE OF
                      PRICE OF                         A SHARE
                      JOHNSON & JOHNSON   EXCHANGE   OF CENTOCOR
                      COMMON STOCK         RATIO     COMMON STOCK
                      -----------------   --------   ------------
                           $ 65.00          .8000x      $52.00
                             67.00          .7761        52.00
                             69.00          .7536        52.00
Minimum                      71.00          .7324        52.00
Centocor Stock               73.00          .7123        52.00
Value
  [Right Pointing
  Arrow]                     73.07          .7117        52.00
                             75.00          .7117        53.38
                             77.70          .7117        55.30
                             79.00          .7117        56.22
                             81.00           7117        57.65
Maximum Fixed                83.00          .7117        59.07
Exchange Ratio
  [Right Pointing
  Arrow]                     85.71          .7117        61.00
                             89.00          .6854        61.00
                             91.00          .6703        61.00
                             93.00          .6559        61.00
                             95.00          .6421        61.00
                             97.00          .6289        61.00
                             99.00          .6162        61.00
                            101.00          .6040        61.00
Minimum Fixed               103.00          .5922        61.00
Exchange Ratio
  [Right Pointing
  Arrow]                    104.76          .5823        61.00
                            107.00          .5823        62.31
                            109.00          .5823        63.47
                            111.00          .5823        64.64
                            113.00          .5823        65.80
Maximum                     115.00          .5823        66.96
Centocor Stock              117.00          .5823        68.13
Value
  [Right Pointing
  Arrow]                    118.81          .5823        69.18
                            119.00          .5813        69.18
                            121.00          .5717        69.18
                            123.00          .5624        69.18
                            125.00          .5534        69.18

     On September 2, 1999, the last practicable trading day before the date of this proxy statement/prospectus, Johnson & Johnson common stock closed at $100.00 per share. If this were the average closing price of Johnson & Johnson common stock during the 20 day valuation period, the exchange ratio would be equal to 0.6100. This means a Centocor shareholder who owns 150 shares of Centocor common stock would be entitled to receive 91.5 shares of Johnson & Johnson common stock, which based on a value of Johnson & Johnson common stock equal to the average closing price, would result in a value of $61.00 per share of Centocor common stock. Since cash will be paid instead of fractional shares of Johnson & Johnson common stock, that Centocor shareholder would receive 91 shares of Johnson & Johnson common stock and a check in an amount equal to the fractional share multiplied by the closing price of Johnson & Johnson common stock on the closing date.

     The market value of Johnson & Johnson common stock on the day the merger is completed may vary from the average closing price of Johnson & Johnson common stock used to calculate the exchange ratio. As a result, the market value of the shares of Johnson & Johnson common stock you receive in the merger may be more or less than the value attributed to your shares of Centocor common stock in calculating the exchange ratio.

     We will issue a press release before the special meeting disclosing the exchange ratio once it has been calculated. In addition, you may obtain the exchange ratio by calling either of the telephone numbers listed on page 1 beginning on the trading day before the special meeting.

OWNERSHIP OF JOHNSON & JOHNSON FOLLOWING THE MERGER

     Based on the number of outstanding shares of Centocor common stock on the record date and the closing price of Johnson & Johnson common stock on September 2, 1999, we anticipate that Centocor shareholders will receive approximately 52,292,777 shares of Johnson & Johnson common stock in the merger. Based on that number and on the number of outstanding shares of Johnson & Johnson common stock on August 31, 1999, Centocor shareholders will own approximately 3.9% of the outstanding shares of Johnson & Johnson common stock following the merger.

DISSENTERS' RIGHTS (PAGE 32)

     Under Pennsylvania law, Centocor shareholders have no dissenters' rights in connection with the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 31)

     The merger is intended to qualify as a reorganization within the meaning of the Internal Revenue Code of 1986. It is a condition to Centocor's obligation to complete the merger that Centocor receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code. Assuming the merger qualifies as a reorganization within the meaning of the Internal Revenue Code, holders of Centocor common stock will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of their Centocor common stock for Johnson & Johnson common stock in the merger, except for cash received instead of fractional shares of Johnson & Johnson common stock.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

CENTOCOR BOARD OF DIRECTORS RECOMMENDATION TO SHAREHOLDERS (PAGE 22)

     The Centocor board of directors believes that the terms of the merger and the merger agreement are fair to and in the best interests of Centocor and its shareholders and other constituents and unanimously recommends that the shareholders vote "FOR" the adoption of the merger agreement.

     To review the background and reasons for the merger, as well as certain risks related to the merger, see pages 17, 20 and 12.

OPINION OF FINANCIAL ADVISOR TO CENTOCOR (PAGE 22)

     In deciding to approve the merger, the Centocor board considered the opinion of Morgan Stanley & Co. Incorporated, its financial advisor, that, as of July 20, 1999, and based upon and subject to the various considerations in its letter, the consideration to be received in the merger by the holders of Centocor common stock was fair from a financial point of view to such holders. The opinion was provided for the information and assistance of the Centocor board in connection with the merger and is not a recommendation as to how any holder of Centocor common stock should vote with respect to the merger. The full text of the written opinion of Morgan Stanley, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex 3. You are urged to read the opinion carefully and in its entirety.

INTERESTS OF CENTOCOR DIRECTORS AND MANAGEMENT IN THE MERGER (PAGE 27)

     In considering the recommendation of the Centocor board of directors in favor of the merger, Centocor shareholders should be aware that members of the Centocor board and executive officers of Centocor have interests in the merger that are different from, or in addition to, those of a shareholder. Such interests include the continuance of rights of indemnification and the accelerated vesting of certain stock option rights.

                         THE SPECIAL MEETING (PAGE 13)

     The special meeting of Centocor shareholders will be held at the Desmond Hotel and Conference Center, One Liberty Boulevard, Malvern, PA 19355, at 10:00 a.m., local time, on October 6, 1999. At the special meeting, Centocor shareholders will be asked to adopt the merger agreement.

RECORD DATE; VOTING POWER (PAGE 13)

     Centocor shareholders are entitled to vote at the special meeting if they owned shares of Centocor common stock as of the close of business on September 2, 1999, the record date.

     On the record date, there were 71,012,953 shares of Centocor common stock entitled to vote at the special meeting. Shareholders will have one vote at the special meeting for each share of Centocor common stock that they owned on the record date.

VOTES REQUIRED (PAGE 13)

     The affirmative vote of a majority of the votes cast by all shareholders of Centocor entitled to vote at the special meeting is required to adopt the merger agreement.

VOTING BY CENTOCOR DIRECTORS AND EXECUTIVE OFFICERS (PAGE 13)

     On the record date, directors and executive officers of Centocor owned and were entitled to vote 707,051 shares of Centocor common stock, or approximately 1% of the shares of Centocor common stock outstanding on that date. The directors and executive officers of Centocor have indicated that they intend to vote the Centocor common stock owned by them "FOR" adoption of the merger agreement.

                              THE MERGER (PAGE 17)

     The merger agreement is attached as Annex 1 to this proxy statement/prospectus. Centocor encourages you to read the merger agreement because it is the principal document governing the merger.

CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 35)

     Johnson & Johnson and Centocor will complete the merger only if several conditions are satisfied or, in some cases, waived, including the following:

     - the merger agreement has been adopted by the affirmative vote of a majority of votes cast by all shareholders of Centocor entitled to vote at the special meeting

     - the shares of Johnson & Johnson common stock to be issued to Centocor shareholders upon completion of the merger have been approved for listing on the New York Stock Exchange

     - the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or been terminated

     - no law or court order exists that prevents the completion of the merger or is reasonably likely to have a material adverse effect on Centocor or Johnson & Johnson

     - Johnson & Johnson and Centocor have received letters from PricewaterhouseCoopers LLP and KPMG LLP stating that those firms agree with Johnson & Johnson management's and Centocor management's conclusions, respectively, that as of the date the merger is completed, no conditions exist that would preclude accounting for the merger as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable Securities and Exchange Commission rules and regulations if the merger is completed in accordance with the merger agreement

     - the representations and warranties in the merger agreement are true, except for all inaccuracies that, when taken together, do not have a material adverse effect on Centocor or Johnson & Johnson

     - all covenants and agreements in the merger agreement have been satisfied in all material respects

     In addition, Johnson & Johnson will complete the merger only if certain additional conditions are satisfied or waived, including that there is no pending or imminently threatened litigation by any governmental entity seeking to restrain the completion of the merger or to prevent Johnson & Johnson from effectively controlling Centocor in any material respect

TERMINATION OF THE MERGER AGREEMENT (PAGE 38)

     1. Johnson & Johnson, Admiral Merger Corp. and Centocor can jointly agree to terminate the merger agreement at any time without completing the merger.

     2. Johnson & Johnson or Centocor can terminate the merger agreement if:

     - the merger has not been completed by April 20, 2000

     - a law, court order or other legal action that prohibits the completion of the merger becomes final and cannot be appealed

     - the holders of Centocor common stock do not adopt the merger agreement at the special meeting

     - the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement that results in a failure of a condition to the merger and has not cured the breach within 30 days after receipt of notice of such breach

     3. Johnson & Johnson can terminate the merger agreement if the Centocor board of directors:

     - withdraws or modifies its approval or recommendation of the merger in a manner adverse to Johnson & Johnson

     - approves or recommends a proposal of a third party to acquire assets of Centocor that represent 30% or more of Centocor's net revenues, net income or assets or to acquire 30% or more of any class of Centocor capital stock or a merger or similar transaction involving Centocor or any of its subsidiaries

     - approves or recommends that Centocor shareholders tender their shares into any tender offer or exchange offer that would result in any person beneficially owning 30% or more of any class of Centocor capital stock

     4. Centocor can terminate the merger agreement after January 20, 2000 in response to an unsolicited proposal to acquire more than 50% of the Centocor common stock or all or substantially all of its assets on terms that the Centocor board of directors determines, after receipt of advice from a financial advisor, to be more favorable to Centocor than the merger.

TERMINATION FEES (PAGE 39)

     Centocor must pay Johnson & Johnson a termination fee of $125,000,000 if:

     - (a) a proposal described in the second reason of paragraph 3 above under "-- Termination of the Merger Agreement" has been publicly disclosed, (b) the merger agreement is terminated by Centocor or Johnson & Johnson for the first or third reason described in paragraph 2 above under "-- Termination of the Merger Agreement," and (c) within 12 months of the termination of the merger agreement, Centocor enters into an acquisition agreement or consummates any such proposal

     - Centocor terminates the merger agreement for the reason described in paragraph 4 above under "-- Termination of the Merger Agreement"

     - Johnson & Johnson terminates the merger agreement for any reason described in paragraph 3 above under "-- Termination of the Merger Agreement"

THE STOCK OPTION AGREEMENT (PAGE 43)

     Centocor has granted an option to Johnson & Johnson to purchase 11,099,963 shares of Centocor common stock if any of the events occur that entitle Johnson & Johnson to receive the termination fee under the merger agreement. The stock option agreement limits Johnson & Johnson's total profit under the stock option and any termination fee it actually receives under the merger agreement to $150,000,000.

REGULATORY MATTERS (PAGE 32)

     United States antitrust laws prohibit Johnson & Johnson and Centocor from completing the merger until they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Johnson & Johnson and Centocor each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on August 10, 1999. On August 25, 1999, the Federal Trade Commission granted Johnson & Johnson's and Centocor's requests for early termination of the waiting period.

     Johnson & Johnson and Centocor must also obtain regulatory approvals from national merger control authorities in certain European countries where the merger meets the requirements of national law. Johnson & Johnson and Centocor have determined that pre-closing notifications for approval are required in Germany and Italy. Johnson & Johnson and Centocor have filed the necessary notification documents with the applicable national merger control authorities in Germany and will file with the applicable authorities in Italy shortly. It is expected that these approvals will be obtained in a timely manner.

ACCOUNTING TREATMENT (PAGE 29)

     Johnson & Johnson and Centocor expect the merger to qualify as a pooling of interests transaction, which means that Johnson & Johnson and Centocor will be treated as if they had always been combined for accounting and financial reporting purposes.

EXPENSES (PAGE 41)

     Each of Johnson & Johnson and Centocor will bear all expenses it incurs in connection with the merger, except that they will share equally the costs of filing with the Securities and Exchange Commission the registration statement of which this proxy statement/prospectus is a part, printing and mailing this proxy statement/prospectus and the filing fees incurred in connection with obtaining antitrust approval for the merger in the United States and abroad.

                            THE COMPANIES (PAGE 15)

Centocor, Inc.
200 Great Valley Parkway
Malvern, PA 19355-1307
(610) 651-6000

     Centocor is a biopharmaceutical company that creates, acquires and markets therapies that yield long-term benefits for patients and the health care community. Its products, developed through monoclonal antibody and other technologies, help physicians deliver innovative treatments to improve human health and restore patients' quality of life.

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
(732) 524-0400

     Johnson & Johnson is engaged in the manufacture and sale of a broad range of products in the health care field in many countries of the world. Johnson & Johnson's primary interest, both historically and currently, has been in products related to health and well-being. Johnson & Johnson was organized in the State of New Jersey in 1887.

MARKET PRICES AND DIVIDEND INFORMATION (PAGE 46)

     Shares of Johnson & Johnson common stock are listed on the New York Stock Exchange. Shares of Centocor common stock are listed on The Nasdaq National Market. The following table presents:

     - the last reported sale price of one share of Johnson & Johnson common stock, as reported in The Wall Street Journal

     - the last reported sale price of one share of Centocor common stock, as reported on The Nasdaq National Market
     - the market value of one share of Centocor common stock on an equivalent per share basis in each case as if the merger had been completed on July 19, 1999, the last full trading day prior to the public announcement of the proposed merger, and on September 2, 1999, the last practicable trading day prior to the date of this proxy statement/prospectus. The equivalent price per share data for Centocor common stock has been determined by multiplying the last reported sale price of one share of Johnson & Johnson common stock on each of these dates by exchange ratios determined using the average per share closing price of Johnson & Johnson common stock over the 20 trading days ending with the second trading day immediately preceding the calculation date.

                                              EQUIVALENT
                                               PRICE OF
                       JOHNSON &               SHARE OF
                        JOHNSON    CENTOCOR    CENTOCOR
                        COMMON      COMMON      COMMON
DATE                     STOCK      STOCK       STOCK
----                   ---------   --------   ----------
July 19, 1999            $ 95 15/16    $52 3/8    $61
September 2, 1999        $100         $59 1/8    $61

     Johnson & Johnson declares and pays regular quarterly dividends. See "Comparative Stock Prices and Dividends." Centocor does not pay dividends.

COMPARATIVE PER SHARE INFORMATION

     The following table shows certain historical per share data of Johnson & Johnson and Centocor and also shows similar information reflecting the combination of the two companies, which is referred to as "pro forma" information. In presenting the comparative pro forma information, it is assumed that the companies have been combined for accounting and financial reporting purposes for all periods presented, as required by "pooling of interests" accounting.

     The comparative per share data is derived from, and should be read with, the historical financial statements of Johnson & Johnson and Centocor that are included in the documents described under "Where You Can Find More Information" on page 58.

     The Centocor "equivalent pro forma" data was calculated by multiplying the corresponding pro forma combined data by an exchange ratio of 0.6405, which would have been the exchange ratio had the special meeting been held on July 22, 1999. This data shows how each share of Centocor common stock would have participated in net income and book value of Johnson & Johnson if the companies had always been combined for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of Johnson & Johnson. Centocor has not declared or paid any cash dividends during any of the periods presented.

                                                                                 SIX MONTHS ENDED
                                                FISCAL YEAR ENDED           --------------------------
                                         -------------------------------     JUNE 28,        JULY 4,
                                         DEC. 29,    DEC. 28,    JAN. 3,       1998           1999
                                           1996        1997       1999      (UNAUDITED)    (UNAUDITED)
                                         --------    --------    -------    -----------    -----------
JOHNSON & JOHNSON -- HISTORICAL
  Net income per diluted share.........  $  2.12      $2.41      $ 2.23       $ 1.47         $ 1.66
  Unaudited book value per share(1)....     8.13       9.19       10.11         9.90          10.97
  Cash dividends per share.............    0.735       0.85        0.97         0.47           0.53
                                                                            SIX MONTHS ENDED JUNE 30,
                                         FISCAL YEAR ENDED DECEMBER 31,     --------------------------
                                         -------------------------------       1998           1999
                                           1996        1997       1998      (UNAUDITED)    (UNAUDITED)
                                         --------    --------    -------    -----------    -----------
CENTOCOR -- HISTORICAL
  Net (loss) income per diluted
     share.............................    (0.19)      0.16        2.59        (1.72)          0.27
  Unaudited book value per share(1)....     3.41       3.68        6.87         1.89           7.06
                                                                                 SIX MONTHS ENDED
                                                FISCAL YEAR ENDED           --------------------------
                                         -------------------------------     JUNE 28,        JULY 4,
                                         DEC. 29,    DEC. 28,    JAN. 3,       1998           1999
                                           1996        1997       1999      (UNAUDITED)    (UNAUDITED)
                                         --------    --------    -------    -----------    -----------
Unaudited pro forma combined net income
  per diluted share:
  Per Johnson & Johnson share..........     2.05       2.34        2.28         1.34           1.62
  Equivalent per Centocor share........     1.31       1.50        1.46         0.86           1.04
                                                                                 SIX MONTHS ENDED
                                                FISCAL YEAR ENDED           --------------------------
                                         -------------------------------     JUNE 28,        JULY 4,
                                         DEC. 29,    DEC. 28,    JAN. 3,       1998           1999
                                           1996        1997       1999      (UNAUDITED)    (UNAUDITED)
                                         --------    --------    -------    -----------    -----------
Unaudited pro forma combined book value
  per share:
  Per Johnson & Johnson share(1).......     8.04       9.08       10.13         9.67          10.97
  Equivalent per Centocor share(1).....     5.15       5.82        6.49         6.19           7.03

---------------
(1) Historical book value per share is computed by dividing shareowners' equity or shareholders' equity by the number of common shares outstanding at the end of each period. Johnson & Johnson pro forma combined book value per share is computed by dividing pro forma shareowners' equity by the pro forma number of shares of Johnson & Johnson common stock that would have been outstanding had the merger been completed as of each balance sheet date.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JOHNSON & JOHNSON

     The following selected financial information of Johnson & Johnson as of and for the five fiscal years ended January 3, 1999 has been derived from Johnson & Johnson's audited financial statements contained in its Annual Reports on Form 10-K for the years then ended and is qualified in its entirety by such documents. The financial statements for those periods were audited by PricewaterhouseCoopers LLP, independent certified public accountants. The summary financial information for Johnson & Johnson as of and for the six months ended July 4, 1999 and June 28, 1998 has been derived from the unaudited consolidated financial statements contained in the Quarterly Report on Form 10-Q for the period ended July 4, 1999 and is qualified in its entirety by such document and, in the opinion of Johnson & Johnson's management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the six months ended July 4, 1999 are not necessarily indicative of results for the full fiscal year ending January 2, 2000. This information should be read in conjunction with management's discussion and analysis of results of operations and financial condition of Johnson & Johnson and the consolidated financial statements and notes thereto of Johnson & Johnson incorporated by reference into this proxy statement/prospectus.

                                                                                          SIX MONTHS ENDED
                                             FISCAL YEAR ENDED                       --------------------------
                           ------------------------------------------------------     JUNE 28,        JULY 4,
                           JAN. 1,    DEC. 31,    DEC. 29,    DEC. 28,    JAN. 3,       1998           1999
                            1995        1995        1996        1997      1999(1)    (UNAUDITED)    (UNAUDITED)
                           -------    --------    --------    --------    -------    -----------    -----------
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
EARNINGS DATA
Sales....................  $15,734    $18,842     $21,620     $22,629     $23,657      $11,566        $13,492
Costs and expenses.......   13,053     15,525      17,587      18,053      19,388        8,761         10,273
Earnings before
  taxes(1)...............    2,681      3,317       4,033       4,576       4,269        2,805          3,219
Net earnings(1)..........    2,006      2,403       2,887       3,303       3,059        2,015          2,283
Earnings per diluted
  share(1)...............     1.55       1.82        2.12        2.41        2.23         1.47           1.66
Cash dividends per
  share..................    0.565       0.64       0.735        0.85        0.97         0.47           0.53

BALANCE SHEET DATA
Assets...................   15,668     17,873      20,010      21,453      26,211          N/A         27,126
Long-term debt...........    2,199      2,107       1,410       1,126       1,269          N/A          1,210
Shareowners' equity......    7,122      9,045      10,836      12,359      13,590          N/A         14,744

---------------
(1) Results for the year ended January 3, 1999 excluding pre-tax restructuring and in-process research and development charges of $613 and $164, respectively, are:

Earnings before taxes.......................................    $5,046
Net earnings................................................     3,669
Earnings per diluted share..................................      2.67

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CENTOCOR, INC.

     The following selected financial information of Centocor as of and for the five fiscal years ended December 31, 1998 has been derived from Centocor's audited financial statements contained in its Annual Reports on Form 10-K for the years then ended and is qualified in its entirety by such documents. The financial statements for those periods were audited by KPMG LLP, independent certified public accountants. The summary financial information for Centocor as of and for the six months ended June 30, 1999 and 1998 has been derived from the unaudited consolidated financial statements contained in the Quarterly Report on Form 10-Q for the period ended June 30, 1999 and is qualified in its entirety by such document and, in the opinion of Centocor's management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the six months ended June 30, 1999 are not necessarily indicative of results for the full fiscal year ending December 31, 1999. This information should be read in conjunction with management's discussion and analysis of financial condition and results of operations of Centocor and the consolidated financial statements and notes thereto of Centocor incorporated by reference into this proxy statement/prospectus.

                                                                                                SIX MONTHS
                                                                                               ENDED JUNE 30
                                                YEAR ENDED DECEMBER 31,                  -------------------------
                                 -----------------------------------------------------      1998          1999
                                   1994        1995       1996       1997       1998     (UNAUDITED)   (UNAUDITED)
                                 ---------   --------   --------   --------   --------   -----------   -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Statement of
  Operations Data:
Revenues:
  Sales........................  $  39,984   $ 65,001   $132,130   $196,354   $316,711    $ 126,385     $215,622
  Contracts:
    Related parties............      1,652         --         --         --         --           --           --
    Other......................     25,590     13,915      3,355      4,430     21,429       21,362        2,246
                                 ---------   --------   --------   --------   --------    ---------     --------
  Total revenues...............     67,226     78,916    135,485    200,784    338,140      147,747      217,868
Costs and expenses(1)..........    173,290    126,219    150,815    187,498    440,338      268,523      185,825
Other income (expenses)(2).....    (20,594)    (9,829)     1,862     (2,156)    16,104        1,349          (10)
                                 ---------   --------   --------   --------   --------    ---------     --------
Income (loss) before income tax
  provision and extraordinary
  item.........................   (126,658)   (57,132)   (13,468)    11,130    (86,094)    (119,427)      32,033
Net gain on extinguishment of
  debt.........................         --         --        705         --         --           --           --
                                 ---------   --------   --------   --------   --------    ---------     --------
Income (loss) before net income
  tax provision................   (126,658)   (57,132)   (12,763)    11,130    (86,094)    (119,427)      32,033
                                 ---------   --------   --------   --------   --------    ---------     --------
Income tax provision(3)........         --         --         --         --   (278,381)       1,600       12,813
                                 ---------   --------   --------   --------   --------    ---------     --------
Net income (loss)..............   (126,658)   (57,132)   (12,763)    11,130    192,287     (121,027)      19,220
                                 =========   ========   ========   ========   ========    =========     ========
Basic earnings (loss) per
  share........................      (2.55)     (0.98)     (0.19)      0.16       2.73        (1.72)        0.27
Diluted earnings (loss) per
  share(4).....................      (2.55)     (0.98)     (0.19)      0.16       2.59        (1.72)        0.27
Weighted average number of
  shares outstanding...........     49,597     58,207     66,475     69,809     70,437       70,284       70,901
Weighted average common and
  dilutive equivalent shares
  outstanding(4)...............     49,597     58,207     66,475     71,770     81,435       70,284       72,518

                                                                                                 JUNE 30,
                                                     DECEMBER 31,                        -------------------------
                                ------------------------------------------------------      1998          1999
                                  1994       1995       1996       1997        1998      (UNAUDITED)   (UNAUDITED)
                                --------   --------   --------   --------   ----------   -----------   -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Balance Sheet
  Data:
Total assets..................   305,915    260,284    341,121    405,104    1,082,089          N/A     1,102,547
Long-term debt................   231,640    231,640     54,765     54,765      460,000          N/A       460,000
Shareholders' equity
  (deficit)...................     5,278    (29,396)   235,910    257,835      486,219          N/A       500,779

No dividends have been declared or paid during any of the periods presented.
---------------
(1) Costs and expenses include the following: (a) charges for acquired research and development of $134,495 in the six months ended June 30, 1998 and the year ended December 31, 1998 and $36,966 in 1994, (b) restructuring charges of $5,967 in the six months ended June 30, 1998 and the year ended December 31, 1998 and $1,642 in 1995, (c) a royalty buyout of $17,098 in 1994, (d) a write-down of facilities and equipment of $7,870 in 1994, and (e) one-time transitional expenses of $4,943 in the six months ended June 30, 1998 and year ended December 31, 1998 related to the acquisition of RETAVASE.

(2) Other income (expenses) include: (a) a charge of $4,565 in 1997 relating to the loss on the sale of a facility and related business, (b) charges of $4,730 in the six months ended June 30, 1998 and year ended December 31, 1998 and $3,750 and $1,275 in 1995 and 1994, respectively, related to the settlement of certain litigation, (c) a gain on sale of diagnostics related assets of $18,620 in the year ended December 31, 1998 and (d) a gain on sale of investment of $6,931 in the six months ended June 30, 1998 and year ended December 31, 1998.

(3) Includes an income tax benefit of $282,317 for the year ended December 31, 1998 related to the reduction of the valuation allowance on Centocor's deferred tax assets in accordance with the provisions of Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

(4) For the diluted earnings per share calculation for the year ended December 31, 1998, net income is adjusted by interest expense (net of tax) on Centocor's 4 3/4% Convertible Debentures of $18,250. Centocor would not have interest expense on the 4 3/4% Convertible Debentures had they converted into 9,338 additional shares of Centocor common stock at the beginning of the period.

                      RISK FACTORS RELATING TO THE MERGER

     In addition to the other information included and incorporated by reference in this proxy statement/prospectus, Centocor shareholders should consider carefully the matters described below in determining whether to adopt the merger agreement.

     - ALTHOUGH THE EXCHANGE RATIO FOR JOHNSON & JOHNSON COMMON STOCK TO BE RECEIVED IN THE MERGER WILL BE ADJUSTED IN THE EVENT OF ANY CHANGE IN THE PRICE OF JOHNSON & JOHNSON COMMON STOCK BEFORE THE SPECIAL MEETING, IT WILL NOT BE ADJUSTED FOR CHANGES OCCURRING AFTER THE SPECIAL
       MEETING. Under the merger agreement, each share of Centocor common stock will be converted into the right to receive a fraction of a share of Johnson & Johnson common stock based on an exchange ratio to be calculated shortly before the special meeting of shareholders. Once the exchange ratio is determined, it will be a fixed number that will not be adjusted for any increase or decrease in the market price of Johnson & Johnson common stock and the value of the Johnson & Johnson common stock to be received by Centocor shareholders in the merger will fluctuate with changes in the Johnson & Johnson common stock price. The market value of Johnson & Johnson common stock on the day the merger is completed may vary from the average closing price of Johnson & Johnson common stock used to calculate the exchange ratio. These prices may vary because of changes in the business, operations or prospects of Johnson & Johnson or Centocor, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. As a result, the market value of the shares of Johnson & Johnson common stock you receive in the merger may be more or less than the value attributed to your shares of Centocor common stock in calculating the exchange ratio.

     - THE PRICE OF JOHNSON & JOHNSON COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF CENTOCOR COMMON STOCK. Upon completion of the merger, holders of Centocor common stock will become holders of Johnson & Johnson common stock. Johnson & Johnson's business differs from that of Centocor and Johnson & Johnson's results of operations, as well as the price of Johnson & Johnson common stock, may be affected by factors different from those affecting Centocor's results of operations and the price of Centocor common stock. For a discussion of Johnson & Johnson's and Centocor's businesses and certain factors to consider in connection with such businesses, see Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 3, 1999, and Centocor's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which are incorporated by reference in this proxy statement/prospectus.

                              THE SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to shareholders of Centocor as of the record date as part of the solicitation of proxies by the Centocor board of directors for use at the special meeting.

DATE, TIME AND PLACE

     We will hold the special meeting at the Desmond Hotel and Conference Center, One Liberty Boulevard, Malvern, PA 19355, at 10:00 a.m., local time, on Wednesday, October 6, 1999.

PURPOSE OF SPECIAL MEETING

     At the special meeting, we are asking holders of Centocor common stock to adopt the merger agreement. The Centocor board of directors has determined that the merger is fair to, and in the best interests of, Centocor, its shareholders and other constituents, has unanimously approved the merger agreement and the merger, and unanimously recommends that Centocor shareholders vote "FOR" adoption of the merger agreement.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     Only holders of record of Centocor common stock at the close of business on Thursday, September 2, 1999, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 71,012,953 shares of Centocor common stock were issued and outstanding and held by approximately 2,751 holders of record. A quorum is present at the special meeting if a majority of the shares of Centocor common stock issued and outstanding and entitled to vote on the record date are represented at the special meeting in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Centocor common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

VOTES REQUIRED

     The adoption of the merger agreement requires the affirmative vote of a majority of the votes cast by all shareholders of Centocor entitled to vote at the special meeting. If a Centocor shareholder abstains from voting or does not vote, either in person or by proxy, it will have no effect in determining whether the merger agreement will be adopted.

VOTING BY CENTOCOR DIRECTORS AND EXECUTIVE OFFICERS

     At the close of business on the record date, directors and executive officers of Centocor owned and were entitled to vote 707,051 shares of Centocor common stock, which represented approximately 1% of the shares of Centocor common stock outstanding on that date. Each Centocor director and executive officer has indicated his or her present intention to vote, or cause to be voted, the Centocor common stock owned by him or her "FOR" adoption of the merger agreement.

VOTING OF PROXIES

     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" adoption of the merger agreement.

     Shares of Centocor common stock represented at the special meeting but not voting, including shares of Centocor common stock for which proxies have been received but for which holders of shares have abstained and shares held in street name by brokers who have not received voting instructions from their beneficial owners, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     Only shares affirmatively voted for adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as votes in favor of that proposal. If a Centocor shareholder abstains from voting or does not vote, either in person or by proxy, it will have no effect in determining whether the merger agreement will be adopted. Brokers who hold shares of Centocor common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and will have no effect in determining whether the merger agreement will be adopted.

     The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment or postponement.

     Centocor does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, the Centocor board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person at the special meeting. A shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Centocor a properly executed revocation of proxy, by submitting a properly executed proxy to the Secretary of Centocor bearing a later date or by appearing at the special meeting and voting in person. Attendance at the special meeting will not itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

     Centocor will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Centocor and its subsidiaries may solicit proxies from shareholders by telephone or other electronic means or in person. Centocor will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. Centocor will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

     Georgeson & Company Inc. will assist in the solicitation of proxies by Centocor. Centocor will pay Georgeson & Company a fee of $8,500, plus reimbursement of certain out-of-pocket expenses, and will indemnify Georgeson & Company against any losses arising out of its proxy soliciting services on behalf of Centocor.

     SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of Centocor common stock certificates will be mailed to Centocor shareholders shortly after completion of the merger.

                                 THE COMPANIES

CENTOCOR

     Centocor is a biopharmaceutical company that creates, acquires and markets therapies that yield long-term benefits for patients and the health care community. Its products, developed through monoclonal antibody and other technologies, help physicians deliver innovative treatments to improve human health and restore patients' quality of life.

     Centocor has four therapeutic products approved for sale and several product candidates in various stages of development.

     ReoPro(R) (abciximab) is co-promoted in the United States by Centocor and Eli Lilly and Company. Eli Lilly distributes the product worldwide, except in Japan, where Fujisawa Pharmaceutical Company, Ltd. will distribute it if the necessary regulatory approvals are received. ReoPro is a therapeutic product approved for the reduction of acute ischemic cardiac complications in patients undergoing percutaneous coronary intervention ("PCI") such as angioplasty procedures, and for those patients with unstable angina who are refactory to conventional therapy and for whom PCI is planned within twenty-four hours.

     REMICADE(TM) (infliximab) is marketed in the United States by Centocor. REMICADE was cleared for marketing by the U.S. Food and Drug Administration in August 1998 for the treatment of moderately-to-severely active Crohn's disease for the reduction of signs and symptoms in patients who have an inadequate response to conventional therapy. It is also indicated as a treatment for patients with fistulizing Crohn's disease for reduction in the number of draining enterocutaneous fistula(s). Centocor has retained exclusive marketing rights for REMICADE in the United States. Following approval from global regulatory agencies, if achieved, Tanabe Seiyaku Company, Ltd. will market the product in Japan and parts of the Far East, while Schering-Plough Ltd. will market REMICADE in all other countries throughout the world. On August 17, 1999 REMICADE was approved for sale in the European Union as a treatment for severe, active Crohn's disease in patients who have not responded to standard therapies and as therapy for Crohn's disease fistulas in patients who have not improved through conventional treatment.

     RETAVASE(R) (reteplase) is marketed in the United States by Centocor. In March 1998, Centocor completed the acquisition of the United States and Canadian product rights for RETAVASE, a leading acute care cardiovascular drug, from Roche Healthcare Ltd. RETAVASE is a recombinant biologic cardiology care product administered for the treatment of acute myocardial infarction (heart attack) to improve blood flow to the heart. It is among the class of drugs known as "clot busters."

     PANOREX(R) (edrecolomab) is marketed by Glaxo Wellcome plc in Germany as an adjuvant therapy in the treatment of post-operative colorectal cancer. Following approval from global regulatory agencies, if achieved, Glaxo Wellcome will market the product in all other parts of the world.

     Centocor has approximately 1,450 full-time employees. To complement its own expertise in various fields, Centocor utilizes scientific consultants and other advisors, many of whom have formal consulting agreements with Centocor.

     Centocor was incorporated in Pennsylvania in 1979 and maintains its principal executive offices at 200 Great Valley Parkway, Malvern, Pennsylvania, 19355. Its telephone number is (610) 651-6000. The company also maintains facilities in Leiden, The Netherlands, and an office in Tokyo, Japan.

JOHNSON & JOHNSON

     Johnson & Johnson is engaged in the manufacture and sale of a broad range of products in the health care field in many countries of the world. Johnson & Johnson's primary interest, both historically and currently, has been in products related to health and well-being. Johnson & Johnson was organized in the State of New Jersey in 1887.

     Johnson & Johnson's worldwide business is divided into three segments: consumer, pharmaceutical and professional. The consumer segment's principal products are personal care and hygienic products, including oral and baby care products, first aid products, nonprescription drugs, sanitary protection products and adult skin and hair care products. These products are marketed principally to the general public and distributed both to wholesalers and directly to independent and chain retail outlets.

     The pharmaceutical segment's principal worldwide franchises are in the allergy, anti-infective, antifungal, antianemia, central nervous system, contraceptive, dermatology, gastrointestinal, and pain management fields. These products are distributed both directly and through wholesalers for use by health care professionals and the general public.

     The professional segment includes suture and mechanical wound closure products, minimally invasive surgical instruments, diagnostic products, cardiology products, disposable contact lenses, surgical instruments, orthopaedic joint replacements and products for wound management and infection prevention and other medical equipment and devices. These products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Distribution to these markets is done both directly and through surgical supply and other dealers.

     Johnson & Johnson further categorizes its sales and operating profit by major geographic areas of the world. The international business of Johnson & Johnson is conducted by subsidiaries manufacturing in 36 countries outside the United States and selling in over 175 countries throughout the world. The products sold in the international business include not only those which were developed in the United States but also those which were developed by subsidiaries abroad.

                                   THE MERGER

     The following discussion summarizes the material terms of the merger, the merger agreement and the stock option agreement. Shareholders should read carefully the merger agreement and the stock option agreement, which are attached as Annexes 1 and 2 to this proxy statement/prospectus.

BACKGROUND TO THE MERGER

     On February 25, 1999, Robert N. Wilson, Vice Chairman of Johnson & Johnson, met with David P. Holveck, Chief Executive Officer of Centocor, during which meeting they reviewed Centocor's business and preliminarily explored the benefits of a possible business combination.

     On March 3, 1999, at a regularly scheduled meeting of the Centocor board of directors, Mr. Holveck reported on his discussions with Mr. Wilson. It was determined that he should proceed with further discussions.

     On March 4, 1999, Mr. Holveck and Joseph C. Scodari, President and Chief Operating Officer of Centocor, met with representatives of Johnson & Johnson to discuss Centocor's business and the possibility of a business combination. Another meeting was scheduled for March 15, 1999.

     On March 9, 1999, the Centocor board of directors held a special meeting by telephone conference, which was also attended by members of Centocor's senior management. Messrs. Holveck and Scodari reported on the March 4, 1999 meeting. Hubert J. P. Schoemaker, Chairman of the Board, recommended formation of a special committee of the board, composed of non-management directors, to review corporate strategies and alternatives and consult with management with respect to a possible business combination with Johnson & Johnson. The board unanimously approved formation of a special committee and appointed Richard D. Spizzirri as Chairman, and Dr. Anthony B. Evnin and Ronald A. Matricaria as members. Management advised the board that Morgan Stanley & Co. Incorporated had been retained to advise Centocor with respect to a possible business combination. Morgan Stanley had been advising Centocor since August 1998 with respect to a number of matters, including long-term planning and enhancement of shareholder value. Management also informed the board that in addition to Centocor's regular outside counsel, the law firm of Harkins Cunningham, the law firm of Skadden, Arps, Slate, Meagher & Flom LLP had been retained.

     On March 15, 1999, representatives of Centocor and Johnson & Johnson met to discuss Centocor's business and to continue discussions regarding a possible business combination.

     On March 18, 1999, the Centocor board of directors held a special meeting by telephone conference, which was also attended by members of Centocor's senior management and representatives of its financial and legal advisors. Mr. Holveck reported on the discussions with representatives of Johnson & Johnson, and counsel advised the directors on their duties under the Pennsylvania business corporation law. The board authorized negotiation of a confidentiality agreement with Johnson & Johnson and Morgan Stanley discussed with the board of directors a preliminary financial analysis of a possible business combination with Johnson & Johnson.

     On March 19, 1999, Johnson & Johnson and Centocor entered into a confidentiality agreement containing customary terms and conditions, including an exclusivity provision through May 3, 1999. Subsequently, during the period from March 22, 1999 to May 2, 1999, representatives of Johnson & Johnson and Centocor met on a number of occasions to enable Johnson & Johnson to conduct due diligence with respect to a possible business combination.

     From April 7 through May 2, 1999, representatives of Johnson & Johnson and Centocor, as well as representatives of J.P. Morgan & Co., financial advisors to Johnson & Johnson, and Morgan Stanley, participated in several conferences to discuss the terms and conditions of a proposed merger, including the value to be attributed to each share of Centocor common stock in the merger. The Centocor board of directors met several times during this period to consider the developments arising from the discussions with Johnson & Johnson.

     On May 2, 1999, representatives of Johnson & Johnson, including Ralph S. Larsen, Chairman and Chief Executive Officer, and Mr. Wilson, and representatives of Centocor, including Dr. Evnin and Messrs. Holveck and Scodari, met to continue discussions about a proposed merger transaction, including discussions about the exchange ratio. Representatives of J.P. Morgan & Co. and Morgan Stanley participated in portions of the meetings. Representatives of Johnson & Johnson stated they would be prepared to make a proposal, subject to Johnson & Johnson's satisfaction with certain matters raised during its due diligence review and Johnson & Johnson board approval.

     On May 3, 1999, the Centocor board of directors held a special meeting by telephone conference, which was also attended by members of Centocor's senior management and representatives of its financial and legal advisors. The chairman of the special committee reported on recent developments in discussions with Johnson & Johnson, including the meetings held on May 2. The board authorized management to proceed to negotiate with Johnson & Johnson in order to determine whether a definitive agreement could be reached.

     On May 6, 1999, Johnson & Johnson communicated to Centocor its conclusion not to proceed with a merger transaction with Centocor at that time. The special committee of the Centocor board held a meeting that day by telephone conference, which was also attended by members of Centocor's senior management and representatives of its financial and legal advisors. Mr. Holveck and Dr. Evnin reported on discussions with Johnson & Johnson and informed the committee of Johnson & Johnson's decision.

     On May 17, 1999, the special committee held a meeting by telephone conference, which was also attended by members of Centocor's senior management and representatives of its financial and legal advisors. Mr. Holveck reported that a second pharmaceutical company had contacted him concerning a possible merger transaction with Centocor. The committee discussed possible negotiating positions and other relevant matters.

     On May 19, 1999, Messrs. Holveck and Scodari met with representatives of the second pharmaceutical company to discuss generally a possible transaction. On May 21, 1999, the special committee met and on June 1, 1999, Centocor entered into a confidentiality agreement for the purposes of facilitating due diligence with the second pharmaceutical company. Further information was then provided by Centocor and on June 8, 1999, Mr. Holveck received a telephone call from the chief executive officer of the second pharmaceutical company indicating a preliminary interest in a stock merger transaction with Centocor, subject to further due diligence. Later that day, the special committee met and concluded that the terms contemplated by that company were unacceptable. This decision was conveyed to the second pharmaceutical company. There were no further discussions.

     In several telephone calls to Mr. Holveck in late May and early June, Mr. Wilson indicated a continuing interest in completing due diligence and requested that Centocor make available appropriate management representatives. Further due diligence meetings ensued.

     While the due diligence was proceeding, Mr. Holveck spoke with Mr. Wilson on June 21, 1999 to inform him of several positive developments with respect to Centocor, including positive data from an ongoing clinical trial of one of Centocor's products.

     On June 22, 1999, Dr. Evnin spoke with Mr. Larsen, and on June 23, 1999 the special committee of the Centocor board of directors held a meeting by telephone conference, which was also attended by members of Centocor's senior management and a representative of Morgan Stanley. Mr. Scodari informed the committee of the positive data from the ongoing clinical trial of one of Centocor's products and Mr. Holveck and Dr. Evnin reported on their conversations with representatives of Johnson & Johnson. The special committee asked Dr. Evnin to contact Mr. Larsen regarding terms, including price, for a possible merger transaction.

     On July 9, 1999, Mr. Scodari and Dr. Harlan Weisman, Centocor's Vice President, Clinical Research, met with representatives of Johnson & Johnson to review the positive data which was recently obtained from a clinical trial of one of Centocor's products. Subsequently, Mr. Holveck spoke with Mr. Wilson and

Dr. Evnin talked several times with Mr. Larsen concerning the exchange ratio and other terms of a possible merger transaction, including an option agreement.

     On July 14 and July 15, 1999 there were extensive discussions between representatives of the parties and their respective financial and legal advisors with respect to a possible merger transaction and the special committee of the Centocor board of directors held two meetings. The discussions included price and other terms of a possible transaction, including issues concerning the grant of an option to Johnson & Johnson.

     Also on July 15, 1999, the Centocor board of directors held a special meeting by telephone conference, which was also attended by members of Centocor's senior management and representatives of its financial and legal advisors. The board was advised of the ongoing discussions with representatives of Johnson & Johnson and deliberations at the two meetings of the special committee. After discussion, the board authorized Mr. Holveck and Dr. Evnin to discuss a possible merger transaction with Johnson & Johnson at a price of $61.00 for each share of Centocor providing an agreement could be reached on various other terms. Legal counsel described the steps which would be taken to bring to the board a merger agreement for its consideration.

     On July 16, 1999, representatives of Cravath, Swaine & Moore distributed drafts of the merger agreement and stock option agreement to representatives of Centocor and its legal advisors.

     On July 17, 1999, the Centocor board of directors held a special meeting by a telephone conference, which was also attended by members of Centocor's senior management and representatives of its financial and legal advisors. In advance of the meeting the directors had been provided with valuation materials from Morgan Stanley. Mr. Holveck summarized the history of the negotiations to date and Mr. Scodari reviewed the business rationale for a transaction with Johnson & Johnson. A representative of Morgan Stanley described his firm's preliminary financial analysis with respect to the possible merger transaction with Johnson & Johnson. Outside counsel described to the board of directors the fiduciary duties applicable to directors under Pennsylvania law in considering a strategic merger transaction and, along with a representative of Morgan Stanley, described the terms of a proposed merger transaction, reviewed the proposed terms of the agreement and plan of merger and the stock option agreement and also reviewed matters upon which agreement had not been reached, including the stock option, the termination fee and the no solicitation provision.

     From July 17, 1999 through July 20, 1999 representatives of Johnson & Johnson and Centocor, together with their outside financial and legal advisors, held further discussions to negotiate the terms and conditions of the merger agreement and the stock option agreement, as well as various other legal, financial and regulatory issues. Several revised drafts of the merger agreement and the stock option agreement were distributed during this period.

     On July 20, 1999, the Centocor board of directors held a special meeting by telephone conference, which was also attended by members of senior management, representatives of Morgan Stanley, Harkins Cunningham, Skadden, Arps, Slate, Meagher & Flom LLP and KPMG LLP. In advance of the meeting each member of the Centocor board was provided with the current draft of the merger agreement and the stock option agreement, summaries of the agreements, and updated financial analyses and a Morgan Stanley fairness opinion. Legal counsel and representatives of Morgan Stanley and KPMG LLP reviewed the terms of the proposed merger and the stock option agreements, the board received reports on the due diligence conducted with respect to Johnson & Johnson and a representative of KPMG LLP reported on pooling of interests. Representatives of Morgan Stanley reviewed the financial materials provided to each member of the board of directors before the meeting and described its financial analysis of the proposed merger transaction with Johnson & Johnson, and then delivered an oral opinion that as of July 20, 1999, and subject to and based upon the various considerations in its opinion, the consideration to be received by the Centocor shareholders in the merger was fair to the Centocor shareholders from a financial point of view.

     Following discussions, including a discussion at an executive session at which only non-management directors and the financial and legal advisors were present, the Centocor board of directors concluded that the proposed merger at the exchange ratio and on the other terms set forth in the merger agreement was fair to and in the best interests of Centocor and unanimously approved the merger agreement, the stock option agreement and related documents.

     On July 20, 1999, the Johnson & Johnson board of directors met to consider the proposed merger and related transactions and, after deliberations, approved the merger agreement and the stock option agreement.

     The merger agreement and the stock option agreement were signed by the parties on the night of July 20, 1999. On the morning of July 21, 1999, before the commencement of trading, Johnson & Johnson and Centocor issued a joint press release announcing execution of the merger agreement.

REASONS FOR THE MERGER AND THE CENTOCOR BOARD OF DIRECTORS RECOMMENDATION

     REASONS FOR THE MERGER. In reaching its decision to approve the merger agreement and the merger, and to recommend adoption of the merger agreement by Centocor's shareholders, the Centocor board of directors consulted with its management team and advisors and considered the proposed merger agreement and the stock option agreement and the transactions contemplated by the merger agreement and the stock option agreement. The following discussion of the factors considered by the Centocor board of directors in making its decision is not intended to be exhaustive but includes all material factors considered by the Centocor board of directors.

     The Centocor board of directors considered the following factors as reasons that the merger will be beneficial to Centocor and its shareholders and other constituents:

     - Johnson & Johnson's position in the health care industry as a global leader in both pharmaceutical and medical device products

     - the potential for increased investment by Johnson & Johnson in Centocor research and development, which will enable Centocor to accelerate its clinical development program and to realize more fully the value of its product portfolio

     - the nature of the companies' product offerings and the clear opportunity for positive commercial synergy which should have a substantial positive impact on Centocor's ability to compete in the marketplace

     - Johnson & Johnson's intention to operate Centocor as a wholly owned subsidiary, retaining the Centocor name, organization and employee base

     - the continued expansion of Centocor, as a member of Johnson & Johnson's family of companies, as a center of excellence for monoclonal antibody research, development and manufacturing

     - the resources available to Centocor in relation to its competitors in the pharmaceutical and biotechnology industries and its ability to achieve its strategic goals in light of the substantial funding requirements for research and development, the significant expense associated with marketing products and the ongoing consolidation in the pharmaceutical and biotechnology industries

     - the terms and conditions of the merger agreement and the belief of the Centocor board that the parties will be able to satisfy the closing conditions

     - the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code

     - the analysis and presentation of the opinion of Morgan Stanley that, as of July 20, 1999, and based upon and subject to the various considerations in its opinion, the consideration to be received in the merger by the holders of Centocor common stock was fair from a financial point of view to such holders

     In the course of deliberations, the Centocor board of directors also considered a number of additional factors relevant to the merger, including:

     - Johnson & Johnson's requirement, as a condition to proceeding on the terms set forth in the merger agreement, that it receive the protections afforded by the stock option agreement and the termination fee and no solicitation provisions contained in the merger agreement and, with respect to those provisions, the Centocor board of directors weighed a number of factors including the following factors:

        - the attractiveness of the exchange ratio and the benefits of the merger

        - that the grant of the stock option would preclude the use of pooling of interests for accounting purposes by any interested third parties

        - the Centocor board of directors believed that third party interest was unlikely in view of (1) the fact that no higher offer or credible indication of interest had emerged in the approximately 13 weeks during which rumors of a transaction with Johnson & Johnson had been circulating in the market and press, (2) the most credible expression of interest from a third party did not provide value nearly as favorable as that expected to be provided to Centocor shareholders in the merger, (3) the value of $61.00 represented a premium of 23.2% over the closing price of the Centocor shares on July 20, 1999, 30.7% over the three month average closing price and 48.0% over the one year average closing price, (4) its belief that it was not possible to achieve a higher price from Johnson & Johnson or any other party, based on the negotiations with Johnson & Johnson, (5) the opinion of Morgan Stanley that, as of July 20, 1999, and based on and subject to the various considerations in its opinion, the consideration to be received in the merger by the Centocor shareholders was fair from a financial point of view to such holders, (6) its belief that the exchange ratio was fair, and (7) the presence of Johnson & Johnson, a large, well-capitalized merger partner.

        - the Centocor board of directors was advised and believed that the amount of the termination fee was within the parameters of fees agreed to in comparable transactions and that it was not designed to, and would not, preclude third party intervention

        - the Centocor board believed that under the merger agreement it would not be able to provide information to, or discuss or negotiate with, any third party expressing interest in or making a proposal with respect to an alternative transaction, for a period of at least six months

     - information relating to the business, assets, management, competitive position, operating performance, share trading performance and prospects of each of Centocor and Johnson & Johnson, including the prospects of Centocor if it were to continue as an independent company

     - current industry, market and economic conditions

     - the possibility of strategic alternatives to the merger for enhancing long-term shareholder value, including the possibility of other potential strategic transactions

     - the impact of the merger on Centocor's customers, suppliers and employees

     - the likelihood that the merger would be completed

     The Centocor board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the recognition that Johnson & Johnson common stock has traded at a high valuation, and the risk that such valuation might not be sustained in the future

     - the risk that, despite the efforts of Centocor and Johnson & Johnson, after the merger key personnel might leave Centocor

     - the risk that the potential benefits of the merger might not be fully realized

     The Centocor board of directors believed that certain of these risks were unlikely to occur, that Centocor could avoid or mitigate others, and that, overall, these risks were outweighed by the potential benefits of the merger.

     In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger and the stock option agreement, the Centocor board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Centocor board of directors may have given different weight to different factors.

     RECOMMENDATION OF THE CENTOCOR BOARD OF DIRECTORS. After careful consideration, the Centocor board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Centocor, its shareholders and other constituents and has approved the merger agreement and the merger and the stock option agreement. The Centocor board of directors unanimously recommends that the shareholders of Centocor vote "FOR" the adoption of the merger agreement.

OPINION OF MORGAN STANLEY & CO. INCORPORATED

     Pursuant to a letter agreement dated as of March 17, 1999, Morgan Stanley was engaged to provide financial advisory services and a financial fairness opinion in connection with the merger. Morgan Stanley was selected by Centocor to act as Centocor's financial advisor based on Morgan Stanley's qualifications, expertise, reputation and its knowledge of the business and affairs of Centocor. At the meeting of the board of directors of Centocor on July 20, 1999, Morgan Stanley rendered its oral opinion to the Centocor board of directors, subsequently confirmed in writing, that as of that date, and based upon and subject to the considerations set forth in the written opinion, the consideration to be received by the holders of Centocor common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

     THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED JULY 20, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX 3 TO THIS PROXY STATEMENT/PROSPECTUS. CENTOCOR STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE CENTOCOR BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF CENTOCOR COMMON STOCK PURSUANT TO THE MERGER AGREEMENT TO SUCH HOLDERS AS OF THE DATE OF THE OPINION. MORGAN STANLEY'S OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CENTOCOR COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of Centocor and Johnson & Johnson

     - reviewed certain internal financial statements and other financial and operating data concerning Centocor prepared by the management of Centocor

     - analyzed certain financial projections prepared by the management of Centocor

     - discussed the past and current operations and financial condition and the prospects of Centocor and Johnson & Johnson, with senior executives from Centocor and Johnson & Johnson, respectively

     - analyzed the pro forma impact of the merger on Johnson & Johnson's earnings per share

     - reviewed the reported prices and trading activity for Centocor common stock and Johnson & Johnson common stock

     - compared the financial performance of Centocor and Johnson & Johnson and the prices and trading activity of Centocor common stock and Johnson & Johnson common stock with that of certain other comparable publicly-traded companies and their securities

     - discussed with the management of Centocor the competitive environment, and the relative financial and operational stature of Centocor's competitors

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions

     - participated in discussions and negotiations among representatives of Centocor and Johnson & Johnson and their financial and legal advisors

     - reviewed the merger agreement and certain related documents

     - performed such other analyses as Morgan Stanley deemed appropriate

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections of Centocor, Morgan Stanley assumed that they were reasonably prepared by Centocor, reflecting the best currently available estimates and judgments of the future financial performance of Centocor, including the possible financial implications to Centocor of all available clinical trial data relating to Centocor's products. Morgan Stanley relied upon, without independent verification, the assessment by the management of Centocor that such products will receive all the necessary regulatory approvals for their production and sale and that they will attain certain product revenue levels. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Centocor, nor was it furnished with any such appraisals. In addition, Morgan Stanley assumed that the merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code, and will be consummated in accordance with the terms set forth in the draft merger agreement. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, July 20, 1999.

     The following is a summary of the material analyses performed by Morgan Stanley in connection with its opinion. Morgan Stanley presented certain analyses at a meeting of the Centocor board of directors on July 20, 1999 based on closing prices as of the dates specified in each analysis.

     These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     HISTORICAL AND COMPARATIVE STOCK PRICE PERFORMANCE. Morgan Stanley's analyses of Centocor common stock and Johnson & Johnson common stock performance consisted of a historical analysis of closing prices and trading volumes over periods from July 14, 1995 to July 14, 1999. In addition, Morgan Stanley reviewed the recent stock price performance of Centocor and Johnson & Johnson and compared such performance with that of comparable stock indexes for the four-year period of July 14, 1995 to July 14, 1999 as well as for the twelve-month period of July 14, 1998 to July 14, 1999. Morgan Stanley's analysis of Centocor consisted of a comparison of Centocor's historical common stock price performance with that of:

     - the Russell 2000

     - an index of selected comparable biotechnology companies consisting of Amgen Inc., Biogen, Inc., Genzyme General, MedImmune, Inc., Chiron Corporation, Biochem Pharma Inc., Immunex Corporation, and IDEC Pharmaceuticals Corporation

     - an index of selected pharmaceutical companies consisting of Johnson & Johnson, Merck & Co., Inc., Pfizer Inc., Bristol-Myers Squibb Company, Eli Lilly and Company, Schering-Plough Corporation, American Home Products Corporation, Abbott Laboratories, Warner-Lambert Company and Pharmacia & Upjohn, Inc.

     Morgan Stanley observed that Centocor, for the period of July 14, 1995 to July 14, 1999, outperformed all of the relevant indices, while for the twelve-month period of July 14, 1998 to July 14, 1999, Centocor outperformed the Russell 2000 and the pharmaceutical index but underperformed the comparable biotechnology index.

     Morgan Stanley's analysis of Johnson & Johnson consisted of a comparison of Johnson & Johnson's historical common stock price performance with that of:

     - the S&P 400

     - an index of selected comparable pharmaceutical companies consisting of Merck & Co., Inc., Pfizer Inc., Bristol-Myers Squibb Company, Eli Lilly and Company, Schering-Plough Corporation, American Home Products Corporation, Abbott Laboratories, Warner-Lambert Company and Pharmacia & Upjohn, Inc.

     Morgan Stanley observed that Johnson & Johnson, for the period of July 14, 1995 to July 14, 1999, outperformed the S&P 400 and underperformed the comparable pharmaceutical index, while for the twelve-month period of July 14, 1998 to July 14, 1999, Johnson & Johnson outperformed all of the relevant indices.

     PEER GROUP COMPARISON. As part of its analysis, Morgan Stanley compared certain publicly available financial information of Centocor with certain publicly available financial information of certain comparable biotechnology companies, as well as compared certain publicly available financial information of Johnson & Johnson with certain publicly available financial information of certain comparable pharmaceutical companies. The following are the companies included in the respective analyses:

  COMPARABLE BIOTECHNOLOGY COMPANIES       COMPARABLE PHARMACEUTICALS COMPANIES
  ----------------------------------       ------------------------------------
Amgen Inc.                                Merck & Co., Inc.
Biogen, Inc.                              Pfizer Inc.
Genzyme General                           Bristol-Myers Squibb Company
MedImmune, Inc.                           Eli Lilly and Company
Chiron Corporation                        Schering-Plough Corporation
Biochem Pharma Inc.                       American Home Products Corporation
IDEC Pharmaceuticals Corporation          Abbott Laboratories
                                          Warner-Lambert Company
                                          Amgen Inc.
                                          Pharmacia & Upjohn, Inc.
                                          Monsanto Company

     For this analysis Morgan Stanley examined a range of estimates based on consensus securities research analysts. The following table presents, as of July 16, 1999, the mean and median multiples of the comparable biotechnology companies and comparable pharmaceutical companies referred to above and the trading multiples of Centocor and Johnson & Johnson:

                                                                       2000E P/E/
                                                   PRICE/EARNINGS    PROJECTED NET
                                                   --------------        INCOME
                                                   2000E    2001E    FIVE-YEAR CAGR
                                                   -----    -----    --------------
Comparable Biotechnology Mean....................  37.0x    28.9x        1.4x
Comparable Biotechnology Median..................  35.3     30.1          1.3
Centocor.........................................  37.9     30.0          0.9

Comparable Pharmaceutical Mean...................  30.5x    26.0x         2.0x
Comparable Pharmaceutical Median.................  31.8     25.2          2.1
Johnson & Johnson................................  29.0     25.9          2.2

     No company utilized as a comparison in the peer group comparison analysis is identical to Centocor or Johnson & Johnson. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Centocor or Johnson & Johnson, such as the impact of competition on the business of Centocor, Johnson & Johnson or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Centocor, Johnson & Johnson or the industry or in the financial markets in general. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using peer group data.

     ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Using publicly available information, Morgan Stanley reviewed the terms of certain announced, pending and completed comparable pharmaceutical and biotechnology acquisition transactions; its review focused on, among other precedent transactions:

     - the acquisition of Alza Corporation by Abbott Laboratories

     - the acquisition of Agouron Pharmaceuticals, Inc. by Warner-Lambert
       Company

     Morgan Stanley compared the publicly available statistics for the transactions listed above to the relevant financial statistics for Centocor based on the value of Centocor implied by the closing share price for Centocor common stock on July 16, 1999. The following table presents the implied acquisition net income multiples of calendar year projected net income for 2000 and 2001, as well as the one trading day, average one month, average three month, average six month, and average one year implied premiums paid, compared to the respective acquisition net income multiples and premiums paid implied by the merger as if it occurred on July 16, 1999.

                                                       CENTOCOR/
                                                       JOHNSON &                         AGOURON/
                                                        JOHNSON        ALZA/ABBOTT    WARNER-LAMBERT
                                                       ---------       -----------    --------------
IMPLIED ACQUISITION P/E MULTIPLES:
  2000E..........................................        42.7x            28.7x            37.7x
  2001E..........................................        33.7             22.6             23.7

IMPLIED OFFER PRICE PREMIUM TO:
  As of July 16, 1999............................        12.4%            30.9%            12.9%
  One Month Average..............................        24.7             42.5              6.7
  Three Month Average............................        32.1             40.6             25.3
  Six Month Average..............................        42.3             24.1             56.8
  One Year Average...............................        48.5             21.6             64.8

     No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Centocor or Johnson & Johnson, such as the impact of competition on Centocor, Johnson & Johnson or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Centocor, Johnson & Johnson or the industry or in the financial markets in general. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable transaction data.

     DISCOUNTED CASH FLOW EQUITY VALUE. Morgan Stanley performed discounted cash flow analysis of Centocor to determine a range of present values for Centocor based on financial projections prepared by the management of Centocor. Unlevered free cash flow was calculated as the after-tax operating earnings of Centocor, excluding any interest income and interest expense, plus depreciation and amortization, plus deferred taxes, plus (or minus) net changes in non-cash working capital, minus capital expenditures. Morgan Stanley calculated terminal values by applying a range of multiples to net income in fiscal year 2008 from 25.0x to 30.0x. The unlevered free cash flows and terminal values were then discounted to present values as of June 30, 1999 using discount rates of 13.0% to 15.0%. Based on this analysis and the assumptions set forth above, Morgan Stanley calculated per share equity value estimates ranging from approximately $47.00 to approximately $62.00, excluding any potential operational benefits to be realized from the merger. Morgan Stanley noted that Centocor common stock closed at $54.25 on July 16, 1999 which fell within the Centocor discounted cash flow equity value range per share. In addition, Morgan Stanley noted that the implied offer price of $61.00 per share of Centocor common stock fell at the high end of the Centocor discounted cash flow equity value range per share.

     EXCHANGE RATIO ANALYSIS. Morgan Stanley analyzed the ratios of the closing prices of Centocor common stock divided by the corresponding prices of Johnson & Johnson common stock over various periods during the two year period ending July 16, 1999. The following table presents the range of implied exchange ratios over the periods covered.

                PERIOD ENDING JULY 16, 1999                   IMPLIED EXCHANGE RATIO
                ---------------------------                   ----------------------
As of July 16, 1999.........................................           .56x
One Month Average...........................................           .52x
Three Month Average.........................................           .48x
Six Month Average...........................................           .47x
One Year Average............................................           .48x
Two Year Average............................................           .55x

     PRO FORMA MERGER ANALYSIS. Morgan Stanley analyzed the pro forma impact of the merger on Johnson & Johnson's pro forma projected earnings per share for the calendar years 1999, 2000 and 2001. Such analysis was based on consensus earnings projections by securities research analysts for both companies as of July 16, 1999. Based on this analysis, Morgan Stanley observed that, assuming that the merger was accounted for as a pooling of interests business combination, the merger would result in earnings per share dilution, for Johnson & Johnson shareholders of 2.1%, 1.2% and 1.0% for calendar years 1999, 2000 and 2001, respectively, before taking into account any synergies or one-time charges. According to this analysis, the pre-tax revenue and cost synergies required for the combined entity to realize no earnings dilution in calendar years 1999, 2000 and 2001 is $150.9 million, $96.8 million and $89.2 million, respectively.

     In connection with the review of the merger by the Centocor board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Centocor or Johnson & Johnson.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Centocor or Johnson & Johnson. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness from a financial point of view of the consideration to be received by the holders of shares of Centocor's common stock pursuant to the merger agreement to such holders and were conducted in connection with the delivery of the Morgan Stanley opinion to the board of directors of Centocor. The analyses do not purport to be appraisals or to reflect the prices at which Centocor common stock or Johnson & Johnson common stock might actually trade.

     The consideration to be received by the holders of shares of Centocor's common stock pursuant to the merger agreement and other terms of the merger agreement were determined through arm's-length negotiations between Centocor and Johnson & Johnson and were approved by the Centocor board of directors. Morgan Stanley provided advice to Centocor during such negotiations; however, Morgan Stanley did not recommend any specific consideration to Centocor or that any specific consideration constituted the only appropriate consideration for the merger. Morgan Stanley did not negotiate with any party other than Johnson & Johnson. In addition, as described above, Morgan Stanley's opinion and presentation to the Centocor board of directors was one of many factors taken into consideration by the Centocor board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Centocor board of directors with respect to the value of Centocor or of whether the Centocor board of directors would have been willing to agree to a different consideration.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of Centocor or Johnson & Johnson. In the past, Morgan Stanley and its affiliates have provided financial advisory services for Centocor and have received fees for the rendering of these services.

     Pursuant to an engagement letter dated March 17, 1999, Morgan Stanley provided financial advisory services and a financial opinion in connection with the merger, and Centocor agreed to pay Morgan Stanley a customary fee in connection therewith. Centocor has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Centocor has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

INTERESTS OF CENTOCOR DIRECTORS AND MANAGEMENT IN THE MERGER

     INTERESTS OF CENTOCOR DIRECTORS AND MANAGEMENT IN THE MERGER. In considering the recommendation of the Centocor board of directors in favor or the merger, shareholders of Centocor should be aware that members of the Centocor board of directors and the executive officers of Centocor have interests in the merger that are different from, or in addition to, the interests of shareholders of Centocor. All such additional interests are described below, to the extent material, and except as described below such persons have, to the knowledge of Johnson & Johnson and Centocor, no material interest in the merger apart from those of shareholders generally. The Centocor board of directors was aware of, and considered the interests of, the directors and executive officers in approving the merger agreement and the merger.

     INDEMNIFICATION AND INSURANCE. The merger agreement provides that all rights of indemnification and exculpation from liabilities for acts and omissions occurring at or before the completion of the merger existing in favor of the current and former directors or officers of Centocor as provided in its amended and restated articles of incorporation, bylaws and existing indemnification agreements of Centocor shall be assumed by the surviving corporation in the merger and will continue in full force and effect in accordance with their terms. The merger agreement also provides that for six years after the completion of the merger, Johnson & Johnson will maintain Centocor's current directors' and officers' liability insurance for acts or omissions occurring at or before the completion of the merger covering those persons who were, as of the date of the merger agreement, covered by that policy, on terms no less favorable than those in effect on the date of the merger agreement. In satisfying this obligation, Johnson & Johnson is not required to pay annual premiums in an amount greater than 200% of the amount Centocor paid in its last full fiscal year.

     CHANGE IN CONTROL AGREEMENTS. Centocor has entered into change in control agreements with a number of its officers and key employees. Centocor has agreed to amend the change in control agreements to provide a severance benefit in an amount equal to the benefit provided under Johnson & Johnson's existing severance plan, subject to such employees' satisfaction of the eligibility conditions of that severance plan, and other compensation or benefits otherwise payable to each employee in accordance with the terms of such compensation or benefit plans, programs, policies or practices maintained by Johnson & Johnson.

     CENTOCOR EMPLOYEE BENEFITS. Johnson & Johnson has agreed that until the first anniversary of the completion of the merger, it will provide, or cause to be provided, pension and welfare benefits and certain fringe benefits to employees of Centocor that are not materially less favorable in the aggregate than those provided to those employees immediately prior to the effective time of the merger. Johnson & Johnson has agreed that continuing employees of Centocor will be credited with their service with Centocor for all purposes in certain employee benefit plans of Johnson & Johnson except that service will not be recognized under the Johnson & Johnson short-term disability, retiree medical and retiree life insurance benefits plans and service will be recognized for eligibility and vesting but not for accrual of pension benefits under Johnson & Johnson's defined benefit pension plan. Johnson & Johnson has agreed to honor in accordance with their terms all benefit plans applicable to any director, officer or employee of Centocor, including all employment, incentive and severance agreements and arrangements.

     CENTOCOR STOCK OPTION PLANS. Under the merger agreement, upon completion of the merger, Johnson & Johnson will assume each stock option plan of Centocor and all outstanding equity based awards. Each option to acquire shares of Centocor common stock under such plan will be converted into an option to acquire Johnson & Johnson common stock on the same terms and conditions. The number of shares of Johnson & Johnson common stock to be subject to any such option will be equal to the number of shares of Centocor common stock subject to such option multiplied by the exchange ratio and rounded down to the nearest whole share. The exercise price per share of Johnson & Johnson common stock under any such option will be equal to the aggregate exercise price for the shares of Centocor common stock subject to such Centocor option divided by the total number of shares of Johnson & Johnson common stock to be subject to such option. As of September 2, 1999, the number of shares of Centocor common stock reserved for issuance under such plans was approximately 6,470,728.

     Shareholder approval of the merger will result in a "control transaction" under such plans. As a result, certain options to acquire Centocor common stock granted to certain employees, including officers, of Centocor and to members of the board of directors of Centocor will become fully vested upon shareholder approval of the merger. Except as described in the preceding paragraph, the terms of the options to acquire shares of Johnson & Johnson common stock will be the same as the terms of the options to acquire Centocor common stock.

ACCOUNTING TREATMENT

     Completion of the merger is conditioned upon its being accounted for on a pooling of interests accounting basis and the receipt by Johnson & Johnson and Centocor of letters from PricewaterhouseCoopers LLP and KPMG LLP regarding those firms' concurrence with Johnson & Johnson management's and Centocor management's conclusions, respectively, that as of the date the merger is completed, no conditions exist that would preclude accounting for the merger as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable Securities and Exchange Commission rules and regulations, if the merger is completed in accordance with the merger agreement. See "The Merger Agreement and Stock Option Agreement -- The Merger Agreement -- Conditions to the Completion of the Merger" and "-- Termination." Under this accounting treatment, upon completion of the merger, the assets and liabilities of Centocor would be added to those of Johnson & Johnson at their recorded book values and the shareholders' equity accounts of Johnson & Johnson and Centocor would be combined on Johnson & Johnson's consolidated balance sheet. On a pooling of interests accounting basis, Johnson & Johnson will retroactively restate its financial statements issued after completion of the merger to reflect the consolidated combined financial position and results of operations of Johnson & Johnson and Centocor as if the merger had taken place as of the earliest period covered by such financial statements.

FORM OF THE MERGER

     Subject to the terms and conditions of the merger agreement and in accordance with Pennsylvania law, at the effective time of the merger, Admiral Merger Corp., a wholly owned subsidiary of Johnson & Johnson and a party to the merger agreement, will merge with and into Centocor. Centocor will survive the merger as a wholly owned Pennsylvania subsidiary of Johnson & Johnson, and will continue under the name "Centocor, Inc."

MERGER CONSIDERATION

     In the merger, holders of Centocor common stock will receive a fraction of a share of Johnson & Johnson common stock based on an exchange ratio for each share of Centocor common stock that they own. The exchange ratio is based on the average closing price of Johnson & Johnson common stock as reported in The Wall Street Journal during a valuation period of the 20 trading days ending with the second trading day before the special meeting of shareholders. The exchange ratio will be calculated as follows:

     - if the average closing price of Johnson & Johnson common stock as calculated above is between $73.07 and $118.81, then the exchange ratio will equal $61.00 divided by the average closing price, but will not be less than 0.5823 or greater than 0.7117

     - if the average closing price of Johnson & Johnson common stock is less than $73.07, then the exchange ratio will equal $52.00 divided by the average closing price

     - if the average closing price of Johnson & Johnson common stock is greater than $118.81, then the exchange ratio will equal $69.18 divided by the average closing price

     The actual value of the Johnson & Johnson common stock on the day the merger is completed may vary from the value of such stock based on the average closing price. As a result, the market value of the shares of Johnson & Johnson common stock you receive in the merger may be more or less than the value attributed to your shares of Centocor common stock in calculating the exchange ratio. In addition, if the average closing price of Johnson & Johnson common stock is between $73.07 and $85.71, the exchange ratio will be fixed and the value attributed to your shares of Centocor common stock will be between $52.00 and $61.00. Finally, if the average closing price of Johnson & Johnson common stock is between $104.76 and $118.81, the exchange ratio will be fixed and the value attributed to your shares of Centocor common stock will be between $61.00 and $69.18.

     Centocor shareholders will receive cash for any fractional shares of Johnson & Johnson common stock they would otherwise receive in the merger. This amount will be calculated by multiplying the fractional share interest to which they are entitled by the closing price of Johnson & Johnson common stock on the closing date of the merger as reported in The Wall Street Journal.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of Centocor common stock into the right to receive Johnson & Johnson common stock will occur automatically at the effective time of the merger. As soon as reasonably practicable after the completion of the merger, First Chicago Trust Company of New York, the exchange agent, will send a transmittal letter to each former Centocor shareholder. The transmittal letter will contain instructions for obtaining shares of Johnson & Johnson common stock in exchange for shares of Centocor common stock. CENTOCOR SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     After the effective time of the merger, each certificate that previously represented shares of Centocor common stock will no longer be outstanding, will automatically be canceled, will cease to exist and will represent only the right to receive the Johnson & Johnson common stock into which such shares were converted in the merger and the right to receive cash for any fractional shares of Johnson & Johnson common stock as described below.

     Until holders of certificates previously representing Centocor common stock have surrendered those certificates to the exchange agent for exchange, holders will not receive dividends or distributions on the Johnson & Johnson common stock into which such shares have been converted with a record date after the effective time of the merger, and will not receive cash for any fractional shares of Johnson & Johnson common stock. When holders surrender such certificates, they will receive any unpaid dividends and any cash for fractional shares of Johnson & Johnson common stock, in each case without interest.

     In the event of a transfer of ownership of Centocor common stock which is not registered in the records of Centocor's transfer agent, a certificate representing the proper number of shares of Johnson & Johnson common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if:

     - such certificate is properly endorsed or otherwise is in proper form for transfer and

     - the person requesting such issuance will (1) pay any transfer or other taxes resulting from the issuance of shares of Johnson & Johnson common stock to a person other than the registered holder of such certificate or
       (2) establish to Johnson & Johnson that such tax has been paid or is not applicable.

     All shares of Johnson & Johnson common stock issued upon surrender of shares of Centocor common stock, including any cash paid instead of any fractional shares of Johnson & Johnson common stock, will be issued in full satisfaction of all rights relating to such shares of Centocor common stock. Johnson & Johnson will remain obligated, however, to pay any dividends or make any other distributions declared or made by Centocor with a record date prior to the effective time of the merger and which remain unpaid at the effective time of the merger.

     No fractional shares of Johnson & Johnson common stock will be issued to any Centocor shareholder upon surrender of certificates previously representing Centocor common stock. Each Centocor shareholder who would otherwise have been entitled to receive a fraction of a share of Johnson & Johnson common stock will receive cash in an amount equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled by
(2) the closing price for a share of Johnson & Johnson common stock on the closing date as reported in The Wall Street Journal.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania or such later time as is agreed upon by Johnson & Johnson and Centocor and specified in the articles of merger. The filing of the articles of merger will occur as soon

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

as practicable, but no later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement unless another date is agreed to in writing by Johnson & Johnson and Centocor.

STOCK EXCHANGE LISTING OF JOHNSON & JOHNSON COMMON STOCK

     It is a condition to the completion of the merger that Johnson & Johnson common stock issuable to Centocor shareholders in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF CENTOCOR COMMON STOCK

     If the merger is completed, Centocor common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following general discussion summarizes the anticipated material United States federal income tax consequences of the merger to holders of Centocor common stock who exchange such stock for Johnson & Johnson common stock in the merger. This discussion addresses only such shareholders who hold their Centocor common stock as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction, or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed.

     HOLDERS OF CENTOCOR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

     No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. It is a condition to Centocor's obligation to complete the merger that Centocor receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Centocor, stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Johnson & Johnson, Admiral Merger Corp. and Centocor will each be a party to that reorganization within the meaning of
Section 368(b) of the Internal Revenue Code. Such opinion will be based on customary assumptions as well as customary representations and covenants made by Centocor and Johnson & Johnson. If any of these assumptions or representations is inaccurate or any of these covenants are not complied with, then the tax consequences of the merger could differ from those described below. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court and no assurance can be given that contrary positions will not be successfully asserted by the Internal Revenue Service or adopted by a court if the issues are litigated.

     Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, holders of Centocor common stock who exchange their Centocor common stock for Johnson & Johnson common stock in the merger will not recognize gain or loss for United States federal income tax purposes as a result of the merger, except with respect to cash, if any, that they receive instead of a fractional share of Johnson & Johnson common stock. Each shareholder's aggregate tax basis in the Johnson & Johnson common stock received in the merger will be the same as his or her aggregate tax basis in the Centocor common stock surrendered in the merger, decreased by the amount of any tax

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

basis allocable to any fractional share interest for which cash is received. The holding period of the Johnson & Johnson common stock received in the merger by a holder of Centocor common stock will include the holding period of Centocor common stock that he or she surrendered in the merger.

     A holder of Centocor common stock who receives cash instead of a fractional share of Johnson & Johnson common stock will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Johnson & Johnson common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any such capital gain will be subject to a maximum United States federal income tax rate of 20% if the individual has held his or her Centocor common stock for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

REGULATORY MATTERS

     UNITED STATES ANTITRUST. Under the Hart-Scott-Rodino Act and related rules, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. On August 10, 1999, Johnson & Johnson and Centocor each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. On August 25, 1999, the Federal Trade Commission granted Johnson & Johnson's and Centocor's requests for early termination of the waiting period. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Johnson & Johnson or Centocor. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     EUROPE. Johnson & Johnson and Centocor must also obtain approvals from national merger control authorities in certain European countries where the merger meets the requirements of national law. Johnson & Johnson and Centocor have determined that pre-closing notifications for approval are required in Germany and Italy. Johnson & Johnson and Centocor have filed the necessary notification documents with the applicable national merger control authorities in Germany and will file with the applicable authorities in Italy shortly. It is expected that these approvals will be obtained in a timely manner.

     GENERAL. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that:

     - Johnson & Johnson or Centocor will be able to satisfy or comply with such conditions

     - compliance or noncompliance will not have adverse consequences for Johnson & Johnson after completion of the merger

See "The Merger Agreement and Stock Option Agreement -- The Merger Agreement -- Conditions to the Completion of the Merger."

DISSENTERS' RIGHTS

     Under Pennsylvania law, holders of Centocor common stock are not entitled to dissenters' rights in connection with the merger because, on the record date, Centocor common stock was widely traded and was designated and quoted for trading on The Nasdaq National Market and will be converted into shares of Johnson & Johnson common stock, which at the effective time of the merger will be listed on the New York Stock Exchange.

CONTINUATION OF CENTOCOR EMPLOYEE BENEFITS

     Johnson & Johnson has agreed that, for at least one year following the effective time of the merger, it will provide, or cause to be provided, employee pension and welfare benefits and fringe benefits to

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

employees of Centocor that are not materially less favorable in the aggregate than the benefits provided to employees of Centocor immediately before the completion of the merger.

     Johnson & Johnson has agreed that:

     - with respect to any benefit plan for which Johnson & Johnson or its subsidiaries file a Form 5500 and with respect to Johnson & Johnson's vacation program, Johnson & Johnson will recognize continuing Centocor employees' service with Centocor and its subsidiaries prior to the completion of the merger, provided that:

       - Johnson & Johnson will not be required to recognize such service under its short-term disability, retiree medical and retiree life insurance benefit plans

       - under Johnson & Johnson's defined benefit pension plan, such service will be recognized for purposes of eligibility and vesting but not for benefit accrual purposes

       - the number of vacation days to which such employees would be entitled under the terms of the vacation programs of Centocor and its subsidiaries immediately prior to the completion of the merger will not be reduced by virtue of the merger

       - Johnson & Johnson and its subsidiaries are not required to provide any such benefit on or after the effective time of the merger

     - except with respect to certain actions required to be taken to cause the merger to be accounted for as a pooling of interests transaction, Johnson & Johnson and its subsidiaries will honor and cause the surviving corporation to honor in accordance with their terms all benefit plans maintained or contributed to by Centocor or its subsidiaries that are applicable with respect to any current or former director, officer or employee of Centocor or its subsidiaries, provided that Johnson & Johnson may amend or terminate any such benefit plan in accordance with its terms

     - with respect to any welfare plan in which employees of Centocor and its subsidiaries are eligible to participate after the completion of the merger, Johnson & Johnson and its subsidiaries will, and will cause the surviving corporation to, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of Centocor and its subsidiaries prior to the completion of the merger, and provide each such employee with credit for any co-payments and deductibles paid prior to the completion of the merger in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under such plan.

EFFECT ON AWARDS OUTSTANDING UNDER CENTOCOR STOCK PLANS

     Under the merger agreement, when the merger is completed, Johnson & Johnson will assume each stock option plan of Centocor. Each option to acquire shares of Centocor common stock under such plans will be converted into an option to acquire Johnson & Johnson common stock on the same terms and conditions, except that (1) the number of shares of Johnson & Johnson common stock subject to the option will equal the number of shares of Centocor common stock subject to the option multiplied by the exchange ratio and rounded down to the nearest whole share and (2) the exercise price will equal the aggregate exercise price for the shares of Centocor common stock divided by the total number of shares of Johnson & Johnson common stock to be subject to such option and rounded up to the nearest whole cent.

RESALE OF JOHNSON & JOHNSON COMMON STOCK

     Johnson & Johnson common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued in exchange for Centocor restricted stock, which Centocor may issue upon the conversion of its outstanding restricted convertible debentures prior to completion of the merger and except for shares issued to any Centocor shareholder who may be deemed to be an "affiliate" of Centocor or Johnson & Johnson for purposes of Rule 145 under the Securities Act or for purposes of qualifying the merger for pooling of interests accounting treatment. It is expected that each such affiliate will agree not to transfer any Johnson & Johnson common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. In addition, it is expected that each such affiliate will agree not to make any such disposition within 30 days prior to the completion of the merger, and, until after such time as financial results covering at least 30 days of combined operations of Johnson & Johnson and Centocor after the merger have been published. The merger agreement requires Centocor to use reasonable efforts to cause its affiliates to enter into such agreements, and Johnson & Johnson has agreed to use reasonable efforts to cause its affiliates to comply with the transfer restrictions referred to in the preceding sentence. In addition, it is a condition to the completion of the merger that certain specified persons enter into such agreements. This proxy statement/prospectus does not cover resales of Johnson & Johnson common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

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

                THE MERGER AGREEMENT AND STOCK OPTION AGREEMENT

     The following description summarizes the material provisions of the merger agreement and the stock option agreement. Shareholders should read carefully the merger agreement and the stock option agreement, which are attached as Annexes 1 and 2 to this proxy statement/prospectus.

THE MERGER AGREEMENT

     CONDITIONS TO THE COMPLETION OF THE MERGER. Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

     - the merger agreement has been adopted by the affirmative vote of a majority of votes cast by all holders of Centocor common stock entitled to vote at the special meeting

     - the shares of Johnson & Johnson common stock to be issued to Centocor shareholders upon completion of the merger have been approved for listing on the New York Stock Exchange

     - the waiting period applicable to the merger under the Hart-Scott-Rodino Act has expired or been terminated

     - no restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition being in effect that (1) would prevent the completion of the merger or (2) would be reasonably likely to have a material adverse effect on Johnson & Johnson or Centocor; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such legal restraint or prohibition and to appeal as promptly as possible any such legal restraint or prohibition that may be entered

     - the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, not being the subject of any stop order or proceedings seeking a stop order

     - Johnson & Johnson and Centocor each having received letters dated as of the date on which the merger is to be completed from PricewaterhouseCoopers LLP and KPMG LLP regarding such firms' concurrence with Johnson & Johnson management's and Centocor management's conclusions, respectively, that as of the date the merger is completed, no conditions exist that would preclude accounting for the merger as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable Securities and Exchange Commission rules and regulations if the merger is completed in accordance with the merger agreement

     Each party's obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of the other party set forth in the merger agreement that are qualified as to materiality being true and correct, and the representations and warranties of the other party that are not so qualified being true and correct in all material respects, in each case as of the date of the merger agreement and as of the date on which the merger is to be completed as though made on and as of the date on which the merger is to be completed, or, if such representations and warranties expressly relate to an earlier date, then as of that date, except where the failure of such representations and warranties to be so true and correct, without giving effect to any included limitation as to "materiality" or "material adverse effect," is not or does not have a material adverse effect on such party

     - the other party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the date on which the merger is to be completed

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

     In addition, Johnson & Johnson's obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

     - Johnson & Johnson having received from certain identified affiliates of Centocor an executed agreement pursuant to which those persons agree to restrictions on their ability to sell the shares of Johnson & Johnson common stock they will receive in the merger

     - there is no pending or imminently threatened suit, action or proceeding by any governmental entity, (1) challenging the acquisition by Johnson & Johnson of any shares of Centocor common stock, seeking to restrain or prohibit the consummation of the merger, or seeking to place limitations on the ownership of shares of Centocor common stock, or shares of common stock of the surviving corporation, by Johnson & Johnson or seeking to obtain from the Centocor or Johnson & Johnson any damages that are material in relation to Centocor, (2) seeking to prohibit or materially limit the ownership or operation by Centocor or its subsidiaries, Johnson & Johnson or its subsidiaries of any material portion of any business or of any assets of Centocor, Johnson & Johnson or any of Johnson & Johnson's subsidiaries, or to compel Centocor, Johnson & Johnson or any of Johnson & Johnson's subsidiaries to divest or hold separate any material portion of any business or of any assets of Centocor, Johnson & Johnson, or any of their respective subsidiaries, as a result of the merger or (3) seeking to prohibit Johnson & Johnson or any of its subsidiaries from effectively controlling in any material respect the business or operations of Centocor or its subsidiaries

     Finally, Centocor's obligation to complete the merger is subject to Centocor having received from Skadden, Arps, Slate, Meagher & Flom LLP, its tax counsel, an opinion stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Johnson & Johnson, Admiral Merger Corp. and Centocor will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

     The merger agreement provides that a "material adverse change" or "material adverse effect" means any change, effect, event, occurrence or state of facts, or any development that, insofar as can reasonably be foreseen, is reasonably likely to result in any change or effect, that is materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of Centocor and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence, state of facts or development:

     - relating to the economy in general

     - relating to the industry in which Centocor operates in general and not specifically relating to Centocor or

     - resulting from the effects of the pendency of the transactions contemplated by the merger agreement on current or prospective customers, suppliers, employees and business relationships of Centocor

     Centocor can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. Centocor cannot at this point determine whether it would resolicit proxies in the event that it decides to waive any of the items listed above, including among other things, the requirement that it receive letters that the merger will qualify for pooling of interests accounting treatment. This decision would depend upon the facts and circumstances leading to Centocor's decision to complete the merger and whether Centocor believes there has been a material change in the terms of the merger and its effect on Centocor, its shareholders and other constituencies. In making its determination, Centocor would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived, including the requirement that the merger be treated as pooling of interests for accounting purposes, was necessary in order to make the transaction fair to the shareholders from a financial point of view, the availability of alternative transactions and the prospects of Centocor as an independent entity. If Centocor determines that a waiver of a condition would materially change the terms of the merger, including the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, it will resolicit proxies.

     NO SOLICITATION. The merger agreement provides that Centocor will not, nor will it authorize or permit any of its subsidiaries, any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person:

     - solicit, initiate or encourage, including by way of furnishing information, or take any other action designed to facilitate, any inquiries or the making of any takeover proposal, as described below

     - participate in any discussions or negotiations regarding any takeover proposal provided, however, that if, at any time after January 20, 2000, the Centocor board of directors determines in good faith, after consultation with outside counsel, that failure to do so would result in a reasonable likelihood of a failure to discharge its fiduciary duties under applicable law, Centocor may, in response to a superior proposal, as described below, that was not solicited by it, subject to providing prior oral and written notice of its decision to do so to Johnson & Johnson:

     - furnish under a customary and reasonable confidentiality agreement information about Centocor and its subsidiaries to any person making a superior proposal

     - participate in discussions or negotiations regarding such superior proposal

     The merger agreement provides that:

     - the term "takeover proposal" means any bona fide inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues, net income or assets of Centocor and its subsidiaries, taken as a whole, or 30% or more of any class of equity securities of Centocor or any of its subsidiaries, any tender offer or exchange offer that if completed would result in any person beneficially owning 30% or more of any class of equity securities of Centocor or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Centocor or any of its subsidiaries

     - the term "superior proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Centocor common stock or all or substantially all the assets of Centocor, on terms that the Centocor board of directors determines in its good faith judgment, based on the advice of a financial advisor of nationally recognized reputation, to be more favorable to Centocor than the merger, after taking into account the interests of various constituencies including shareholders, for which financing, to the extent required, is then committed or which, in the good faith judgment of the Centocor board of directors, is reasonably capable of being obtained, and for which, in the good faith judgment of the Centocor board of directors, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained

     None of Centocor, the Centocor board of directors or any committee of the board will:

     - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Johnson & Johnson, the approval or recommendation by the Centocor board of directors or such committee of the merger or the merger agreement

     - at any time prior to January 20, 2000, without the prior written consent of Johnson & Johnson in its sole discretion:

       - cause Centocor to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal

       - approve or recommend, or propose publicly to approve or recommend, any takeover proposal

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

       - redeem the rights issued in connection with the rights agreement dated as of September 26, 1998 between Centocor and BankBoston, N.A., waive or amend any provisions of the rights agreement or take any action with respect to, or make any determination under, the rights agreement, in any such case to permit or facilitate the consummation of a takeover proposal

Notwithstanding the foregoing, at any time after January 20, 2000, in response to a superior proposal that was not solicited by Centocor and that did not otherwise result from a breach of the provisions of the merger agreement described above, the Centocor board of directors may terminate the merger agreement, but only at a time that is after the fifth business day following Johnson & Johnson's receipt of written notice advising Johnson & Johnson that the Centocor board of directors is prepared to accept a superior proposal. Centocor must pay a fee in the amount of $125,000,000 to Johnson & Johnson upon such termination. See "-- Termination" and "-- Termination Fees."

     The merger agreement does not prohibit Centocor from disclosing a takeover proposal or a superior proposal to Centocor's shareholders if, in the good faith judgment of the majority of the members of the Centocor board, after consultation with outside counsel, failure so to disclose would constitute a violation of the Federal securities laws or result in a reasonable likelihood that the board of directors would breach its fiduciary duty to Centocor under applicable law.

     TERMINATION. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by the shareholders of Centocor:

          1. by mutual written consent of Johnson & Johnson, Admiral Merger Corp. and Centocor

          2. by Johnson & Johnson or Centocor, if the merger has not been completed by April 20, 2000; provided, however, that this right to terminate the merger agreement will not be available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be completed by that date

          3. by Johnson & Johnson or Centocor, if any legal restraint or prohibition is in effect and has become final and cannot be appealed (1) preventing the completion of the merger or (2) which otherwise is reasonably likely to have a material adverse effect on Centocor or Johnson & Johnson, provided that the party seeking to exercise this right to terminate the merger agreement has used reasonable efforts to prevent the entry of and to remove such legal restraint or prohibition

          4. by Johnson & Johnson or Centocor, if the Centocor shareholders have not adopted the merger agreement at a Centocor shareholders' meeting

          5. by Johnson & Johnson or Centocor, if the other party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and has not been or cannot be cured within 30 calendar days

          6. by Johnson & Johnson, if the directors of Centocor have

             - withdrawn, modified or changed the approval or recommendation of the Centocor board of directors or any committee of the board of the merger or merger agreement in a manner adverse to Johnson & Johnson

             - approved or recommended a takeover proposal to the Centocor shareholders

             - approved or recommended that the Centocor shareholders tender their shares of Centocor common stock into any tender offer or exchange offer that is or is related to a takeover proposal

          7. by Centocor, after January 20, 2000 at any time prior to the date of the special meeting, in response to a superior proposal that was not solicited by Centocor and that did not otherwise result from a breach of the provisions of the merger agreement described above under "-- No Solicitation," if Centocor has complied with certain notice requirements and has paid the $125,000,000 termination fee

     TERMINATION FEES. Centocor must pay Johnson & Johnson a $125,000,000 termination fee if:

          1. a bona fide takeover proposal has been publicly disclosed or has been made directly to Centocor's shareholders or any person has announced an intention to make a bona fide takeover proposal and the merger agreement is thereafter terminated by either Johnson & Johnson or Centocor because of a failure:

        - to complete the merger by April 20, 2000

        - of the Centocor shareholders to adopt the merger agreement

          2. the merger agreement is terminated by Centocor pursuant to its right described in the seventh paragraph under "-- Termination"

          3. the merger agreement is terminated by Johnson & Johnson pursuant to its right described in the sixth paragraph under "-- Termination"

provided, however, that no termination fee will be payable as a result of a termination by Johnson & Johnson under paragraph 1 of this section unless and until, within 12 months after such termination, Centocor enters into any acquisition agreement with respect to, or consummates, any takeover proposal, in which case the termination fee will be payable upon the first to occur of these events.

     CONDUCT OF BUSINESS PENDING THE MERGER. Under the merger agreement, Centocor has agreed that, prior to the effective time of the merger, it will carry on its business in the ordinary course consistent with past practice and in compliance with applicable laws and regulations and will use reasonable efforts to preserve intact its current business organizations, to keep available the services of its current officers and employees and preserve its relationships with those persons having business dealings with it. In addition, Centocor has agreed that, among other things and subject to certain exceptions, neither it nor any of its subsidiaries may:

     - declare, set aside or pay any dividends or other distributions on any of its capital stock, other than dividends and distributions by a wholly owned subsidiary to its parent, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire any shares of capital stock of Centocor or its subsidiaries or any other of its securities or any rights, warrants or options to acquire any such securities

     - issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such securities, other than the issuance of shares of Centocor common stock upon the exercise of stock options currently outstanding and in accordance with their current terms or the issuance of shares of Centocor common stock pursuant to the option agreement between Johnson & Johnson and Centocor, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units

     - amend the articles of incorporation of Centocor, the by-laws of Centocor or other comparable charter or organizational documents

     - acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any entity or division, business or equity interest of any entity, or any assets which, individually, are in excess of $1,000,000, except for purchases of raw materials or supplies in the ordinary course of business consistent with past practice

     - sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, including securitizations, except sales of inventory in the ordinary course of business consistent with past practice

     - incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Centocor or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice

     - make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business or to or in any wholly owned subsidiary of Centocor

     - except for projects already approved, make or agree to make any new capital expenditures, including leases and in-licenses, or enter into any agreement or agreements providing for payments which, individually, are in excess of $1,000,000

     - pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements of Centocor included in the documents filed by Centocor with the Securities and Exchange Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, cancel any indebtedness, waive or assign any claims or rights of substantial value, or waive any benefits of, or agree to modify in any manner, any standstill or similar agreement to which Centocor or any of its subsidiaries is a party or, other than in the ordinary course of business, any confidentiality or similar agreements to which Centocor or any of its subsidiaries is a party

     - except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Centocor or any of its subsidiaries is a party or modify, amend or terminate a certain sales and distribution agreement between Eli Lilly and Company and Centocor or a certain distribution agreement between Schering-Plough Ltd. and Centocor

     - enter into any contracts, agreements, binding arrangements or understandings relating to the distribution, sale, license, marketing or manufacturing by third parties of Centocor's or its subsidiaries' products or products licensed by Centocor or its subsidiaries, other than under any such contracts, agreements, arrangements or understandings currently in place in accordance with their current terms

     - except as otherwise contemplated by the merger agreement or as required to comply with applicable law:

       - adopt, enter into, terminate or amend in any material respect any collective bargaining agreement or benefit plan or any other agreement, plan or policy involving Centocor or its subsidiaries, and one or more of its current or former directors, officers or employees

       - increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee, except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Centocor or its subsidiaries

       - pay any benefit or amount not required under any benefit plan or arrangement of Centocor or its subsidiaries as in effect on July 20, 1999

       - increase in any manner the severance or termination pay of any current or former director, officer or employee

       - enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director

       - grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan

       - amend or modify any stock option

       - take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan

       - take any action to accelerate the vesting of payment of any compensation or benefit under any benefit plan

       - materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined

     - except as otherwise contemplated by the merger agreement, enter into any agreement of a nature that would be required to be filed as an exhibit to the Annual Report on Form 10-K under the Exchange Act, other than contracts for the sale of Centocor's or its subsidiaries' products in the ordinary course of business

     - except as required by generally accepted accounting principles, make any change in accounting methods, principles or practices

     - transfer or license to any person or otherwise extend, amend or modify any rights to the intellectual property rights of Centocor and its subsidiaries

     - authorize any of, or commit or agree to take any of, the foregoing actions

     AMENDMENT; EXTENSION AND WAIVER.  Subject to applicable law:

     - the merger agreement may be amended by the parties in writing at any time, except that after the merger agreement has been adopted by the shareholders of Centocor, no amendment may be entered into which requires further approval by Centocor shareholders unless such further approval is obtained

     - at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of such party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and except as provided in the merger agreement, waive compliance by any other party with any agreements or conditions in the merger agreement

     EXPENSES. Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the stock option agreement will be paid by the party incurring such fees or expenses, except as otherwise provided in the merger agreement and the stock option agreement and except that Johnson & Johnson and Centocor will share equally the expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus and the registration statement of which it is a part and the filing fees for the premerger notification and report forms under the Hart-Scott-Rodino Act and any similar foreign antitrust laws.

     REPRESENTATIONS AND WARRANTIES. The merger agreement contains customary representations and warranties relating to, among other things:

     - corporate organization and similar corporate matters of Johnson & Johnson and Centocor

     - subsidiaries of Centocor

     - the capital structure of each of Johnson & Johnson and Centocor

     - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement, the stock option agreement and related matters of Johnson & Johnson and Centocor

     - documents filed by each of Johnson & Johnson and Centocor with the Securities and Exchange Commission, the accuracy of information contained in such documents and the absence of undisclosed liabilities of Centocor

     - the accuracy of information supplied by each of Johnson & Johnson and Centocor in connection with this proxy statement/prospectus and the registration statement of which it is a part

     - the absence of material changes or events concerning Centocor

     - compliance with applicable laws by Centocor

     - the absence of changes in benefit plans of Centocor

     - matters relating to the Employee Retirement Income Security Act for Centocor

     - the absence of excess parachute payments to any officer, director or employee of Centocor or its affiliates

     - title to Centocor's properties and Centocor's compliance with the terms of its leases

     - filing of tax returns and payment of taxes by Centocor

     - required shareholder vote of Centocor

     - the absence of a requirement of approval of the merger by holders of Johnson & Johnson common stock

     - satisfaction of certain state takeover statutes' requirements for Centocor

     - Johnson & Johnson's status under Pennsylvania's "interested shareholder" statute

     - the absence of actions by Johnson & Johnson or Centocor that would prevent using the pooling of interests method to account for the merger

     - the absence of actions by Johnson & Johnson that would prevent the merger from qualifying as a "reorganization" for federal tax purposes

     - the availability to Johnson & Johnson of certain distribution and manufacturing contracts to which Centocor is a party

     - the rights agreement between Centocor and BankBoston, N.A.

     - third party suppliers of products to Centocor

     - compliance by Centocor with applicable regulatory requirements

     - engagement and payment of fees of brokers, investment bankers, finders and financial advisors by each of Johnson & Johnson and Centocor

     - receipt of fairness opinions by Centocor from its financial advisors

     - intellectual property matters of Centocor

     - outstanding and pending material litigation of Centocor

     - certain contracts of Centocor

     - Johnson & Johnson common stock

     - interim operations of Admiral Merger Corp.

     AMENDMENTS TO THE CENTOCOR ARTICLES OF INCORPORATION. The merger agreement provides that the articles of incorporation of Centocor, as in effect immediately prior to the completion of the merger, will be the articles of incorporation of the surviving corporation until changed or amended. For a summary of certain provisions of the Centocor articles of incorporation and the associated rights of Centocor shareholders, see "Comparison of Rights of Common Shareholders of Johnson & Johnson and Centocor."

     AMENDMENTS TO THE CENTOCOR BYLAWS. The merger agreement provides that the bylaws of Admiral Merger Corp., as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation following the merger until changed or amended. For a summary of certain provisions of the Centocor bylaws and the associated rights of Centocor shareholders, see "Comparison of Rights of Common Shareholders of Johnson & Johnson and Centocor."

THE STOCK OPTION AGREEMENT

     GENERAL. Immediately following the execution and delivery of the merger agreement, Johnson & Johnson and Centocor entered into a stock option agreement under which Centocor granted Johnson & Johnson an option to purchase up to 11,099,963 shares of Centocor common stock at a price per share of $61.00.

     EXERCISE OF THE OPTION. Except as described below, the option is exercisable at any time after the occurrence of any event unconditionally entitling Johnson & Johnson to receive the termination fee under the merger agreement. The right to purchase shares under the stock option agreement will expire upon the earliest to occur of:

     - the completion of the merger

     - 12 months after the first occurrence of any event unconditionally entitling Johnson & Johnson to receive the termination fee

     - termination of the merger agreement prior to the occurrence of any event unconditionally entitling Johnson & Johnson to receive the termination fee, unless Johnson & Johnson has the right to receive a termination fee following such termination upon the occurrence of certain events, in which case the option will not terminate until the later of (1) 12 months following the time such termination fee becomes unconditionally payable and (2) the expiration of the period during which Johnson & Johnson has such right to receive a termination fee

Any purchase of shares upon the exercise of the option is subject to compliance with the Hart-Scott-Rodino Act and the obtaining or making of any governmental or regulatory consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would make the issuance of shares subject to the option illegal. In the event that any such governmental or regulatory action has not yet been obtained or made at the time the option is exercisable, which prohibits the exercise of the entire option, the option may be exercised for a lesser amount of shares than may be then acquired without such governmental or regulatory action. If Johnson & Johnson receives official notice that such governmental or regulatory action will not be issued or granted or it is not granted within six months after a partial exercise in accordance with the preceding sentence, then Johnson & Johnson may exercise its right to receive cash for any remaining shares subject to the option.

     ADJUSTMENTS TO NUMBER AND TYPE OF SHARES. The number and type of securities subject to the option and the purchase price will be adjusted for any change in Centocor common stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, such that Johnson & Johnson will receive, upon exercise of the option, the number and type of securities that Johnson & Johnson would have received if the option had been exercised immediately prior to the occurrence of such event, or the record date of such event. The number of shares of Centocor common stock subject to the option will also be adjusted in the event Centocor issues additional shares of common stock or the number of outstanding shares of Centocor common stock is reduced, such that the number of shares of Centocor common stock subject to the option represents the same percentage of the aggregate number of shares of Centocor common stock then outstanding, without giving effect to shares subject to or issued under the option. In the event that Johnson & Johnson, its subsidiaries or any of their retirement or pension plans owns any shares of Centocor common stock that, when aggregated with the number of shares of Centocor common stock subject to the option, would exceed 19.9% of the number of shares of Centocor common stock then issued and outstanding, then the number of shares of Centocor common stock subject to the option will be adjusted so that, when aggregated with the shares of Centocor common stock owned by Johnson & Johnson, its subsidiaries or any of their retirement or pension plans, it equals 19.9% of the number of shares of Centocor common stock then issued and outstanding.

     If Centocor agrees to consolidate with or merge into any person other than Johnson & Johnson or one of its subsidiaries, to permit any person other than Johnson & Johnson or one of its subsidiaries to merge into Centocor, or to sell or otherwise transfer all or substantially all of its assets to any person other than Johnson & Johnson or one of its subsidiaries, then such agreement will provide that the option will, upon the completion of such transaction, be converted into or exchanged for an option to acquire the number and class of shares or other securities or property Johnson & Johnson would have received for Centocor common stock if the option had been exercised immediately prior to such consolidation, merger, sale or transfer, or the record date of such event.

     CASH PAYMENT FOR THE OPTION. Instead of purchasing shares of Centocor common stock under the option, Johnson & Johnson may, at any time after Centocor consummates a takeover proposal and prior to the termination of the option, exercise its right to have Centocor pay to Johnson & Johnson an amount of Centocor common stock equal to the number of shares of Centocor common stock subject to the option multiplied by the difference between:

     - the average closing price on The Nasdaq National Market of shares of Centocor common stock for the 10 trading days commencing on the 12th trading day immediately preceding the date upon which Johnson & Johnson provided to Centocor written notice that Johnson & Johnson wished to exercise the option and

     - the exercise price of the option

     In addition, the stock option agreement provides that in no event will Johnson & Johnson's total profit from the option plus any termination fee paid to Johnson & Johnson under the merger agreement exceed $150,000,000 in the aggregate and, if Johnson & Johnson's total profit from the option would otherwise exceed such amount, Johnson & Johnson is required to:

     - reduce the number of shares of Centocor common stock subject to the option

     - deliver to Centocor for cancelation shares of Centocor common stock previously purchased by Johnson & Johnson

     - pay cash to Centocor

     - deliver the undertaking required by Subchapter H of the Pennsylvania Business Corporation Law

     - any combination of the foregoing, so that Johnson & Johnson's total profit from the option plus the termination fee so paid to Johnson & Johnson does not exceed $150,000,000 after taking into account the foregoing actions

     REGISTRATION RIGHTS AND LISTING. Johnson & Johnson has certain rights to require registration by Centocor of any shares purchased under the option under the securities laws if necessary for Johnson & Johnson to be able to sell such shares and to require the listing of such shares on The Nasdaq National Market or other national securities exchange.

     ASSIGNABILITY. The stock option agreement may not be assigned or delegated by Johnson & Johnson or Centocor without the prior written consent of the other. The shares subject to the option may not be sold, assigned, transferred or otherwise disposed of except in an underwritten public offering or to a purchaser or transferee who would not, to the knowledge of Johnson & Johnson, immediately after such sale, assignment, transfer or disposal, beneficially own more than 4.9% of the outstanding voting power of Centocor; provided, however, that Johnson & Johnson will be permitted to sell any such shares if the sale is made in connection with a tender or exchange offer that has been approved or recommended by a majority of the Centocor board of directors.

     EFFECT OF STOCK OPTION AGREEMENT. The stock option agreement is intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement. Consequently, certain aspects of the stock option agreement may discourage persons who might now or prior to the effective time of the merger be interested in acquiring all of or a significant interest in Centocor from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Centocor common stock than that implicit in the exchange ratio contemplated by the merger agreement or a higher price per share for Centocor common stock than the market price.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     Johnson & Johnson common stock is listed for trading on the New York Stock Exchange under the trading symbol "JNJ" and Centocor common stock is quoted on The Nasdaq National Market under the trading symbol "CNTO." The following table sets forth, for the periods indicated, dividends and the high and low sales prices per share of Johnson & Johnson common stock and of Centocor common stock as reported in The Wall Street Journal. Johnson & Johnson's per share data has been restated to account for Johnson & Johnson's two-for-one stock split effective on May 21, 1996. For current price information, stockholders are urged to consult publicly available sources.

                                                 JOHNSON & JOHNSON                CENTOCOR
                                                    COMMON STOCK                COMMON STOCK
                                              ------------------------    ------------------------
                                                             DIVIDENDS                   DIVIDENDS
CALENDAR PERIOD                               HIGH    LOW    DECLARED     HIGH    LOW    DECLARED
---------------                               ----    ---    ---------    ----    ---    ---------
1996
  First Quarter.............................  $50 1/4 $41 5/8 $0.16500    $40     $27 5/8   $ N/A
  Second Quarter............................   50 3/4  42 7/8  0.19000     40 7/8  28        N/A
  Third Quarter.............................   53 3/8  44 1/8  0.19000     37 7/8  23        N/A
  Fourth Quarter............................   54      47 1/8  0.19000     37 3/8  25 1/2     N/A
1997
  First Quarter.............................   62 3/4  48 5/8  0.19000     41 1/4  27 1/2     N/A
  Second Quarter............................   66 7/8  51 1/8  0.22000     38 1/4  23 3/8     N/A
  Third Quarter.............................   65 7/8  55 1/8  0.22000     51 1/4  29 3/4     N/A
  Fourth Quarter............................   67 5/16  52 5/8  0.22000    53 3/4  27 1/4     N/A
1998
  First Quarter.............................   76 1/2  63 3/8  0.22000     47      28 11/16     N/A
  Second Quarter............................   77 7/8  67     0.25000      46 3/8  34 1/4     N/A
  Third Quarter.............................   80 3/4  68 1/4  0.25000     43 5/8  31 1/4     N/A
  Fourth Quarter............................   89 3/4  72 5/8  0.25000     52 11/16  34 1/8     N/A
1999
  First Quarter.............................   94 5/16  77    0.25000      45 5/8  35 7/16     N/A
  Second Quarter............................  103      87 13/16  0.28000   52 3/8  33 1/2     N/A
  Third Quarter (through September 2,
     1999)..................................  105 7/8  90 5/16  0.28000    60 3/4  45 1/2     N/A

     The following table sets forth the high and low sales prices per share of Johnson & Johnson common stock and of Centocor common stock as reported in The Wall Street Journal on July 20, 1999, the last trading day before the public announcement of the merger agreement, and on September 2, 1999, the last practicable trading day before the date of this proxy statement/prospectus:

                                                            JOHNSON & JOHNSON        CENTOCOR
                                                               COMMON STOCK        COMMON STOCK
                                                            ------------------    --------------
                                                             HIGH        LOW      HIGH      LOW
                                                            -------    -------    -----    -----
July 20, 1999.............................................   $  96 3/4  $  95 3/8 $  52 1/4 $  49 7/16
September 2, 1999.........................................   $ 100 5/16  $  99 9/16 $  59 7/8 $  58 13/16

                 DESCRIPTION OF JOHNSON & JOHNSON CAPITAL STOCK

     The following summary of the capital stock of Johnson & Johnson is subject in all respects to applicable New Jersey law, the Johnson & Johnson restated certificate of incorporation, as amended, and the Johnson & Johnson bylaws. See "Comparison of Rights of Common Shareholders of Johnson & Johnson and Centocor" and "Where You Can Find More Information."

     The total authorized shares of capital stock of Johnson & Johnson consist of (1) 2,160,000,000 shares of common stock, $1.00 par value per share, and (2) 2,000,000 shares of preferred stock, without par value. At the close of business on August 31, 1999, approximately 1,344,980,152 shares of Johnson & Johnson common stock were issued and outstanding and no shares of Johnson & Johnson preferred stock were issued and outstanding.

     The Johnson & Johnson board is authorized to provide for the issuance from time to time of Johnson & Johnson preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of capital stock of Johnson & Johnson, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to that series and the redemption price or prices and the other terms of redemption, if any, applicable to that series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Johnson & Johnson preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Johnson & Johnson common stock or for other corporate purposes.

                  COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS
                       OF JOHNSON & JOHNSON AND CENTOCOR

     Johnson & Johnson is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act (NJBCA). Centocor is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law (PBCL). Centocor shareholders, whose rights are currently governed by the Centocor amended and restated articles of incorporation, the Centocor bylaws and the PBCL, will, upon completion of the merger, become shareholders of Johnson & Johnson and their rights will be governed by the Johnson & Johnson restated certificate of incorporation, as amended, the Johnson & Johnson bylaws and the NJBCA.

     The following description summarizes the material differences which may affect the rights of stockholders of Johnson & Johnson and Centocor but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of the NJBCA, the PBCL, the Johnson & Johnson restated certificate of incorporation, the Johnson & Johnson bylaws, the Centocor amended and restated articles of incorporation and the Centocor bylaws.

CAPITALIZATION

     JOHNSON & JOHNSON. Johnson & Johnson's authorized capital stock is described above under "Description of Johnson & Johnson Capital Stock."

     CENTOCOR. The total authorized shares of capital stock of Centocor consist of (1) 100,000,000 shares of common stock, $.01 par value per share, and (2) 10,000,000 shares of Preferred Stock, $.01 par value per share, 2,000,000 of which have been designated as Series A Preferred Stock, $.01 par value per share. At the close of business on September 2, 1999, approximately 71,012,953 shares of Centocor common stock were issued and outstanding and no shares of Centocor preferred stock were issued and outstanding.

     Under the Centocor amended and restated articles of incorporation, as amended, the Centocor board is authorized to make divisions of authorized shares of the capital stock of the Company into classes and into series within any class and to make determinations of the designation and the number of shares of any class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series, including the power to increase the number of shares of any class or series to a number not greater than the aggregate number of shares of all classes and series that Centocor is authorized to issue and to decrease the number of shares of any class or series to a number not less than that then outstanding. The issuance of preferred stock or new classes or series of common stock, while promoting flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting rights of holders of Centocor common stock and, under certain circumstances, make it more difficult for a third party to gain control of Centocor or remove members of the Centocor board.

     Except as described below under the caption "Rights Plan," the holders of Centocor common stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to Centocor common stock. Upon the liquidation, dissolution or winding up of Centocor, the holders of shares of Centocor common stock are entitled to receive all assets available for distribution to shareholders, subject to the rights of any holders of shares of Centocor preferred stock that may be then outstanding. The holders of Centocor common stock are not subject to further calls or assessments by the company. All outstanding shares of Centocor common stock are validly issued, fully paid and nonassessable.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

     JOHNSON & JOHNSON. The Johnson & Johnson restated certificate of incorporation, as amended, and the Johnson & Johnson bylaws provide that the total number of Johnson & Johnson directors will be not less than nine or more than 18 as determined by the Johnson & Johnson board from time to time. Johnson & Johnson currently has 14 directors. All directors are elected at each annual meeting of shareholders to serve until the next annual meeting. The Johnson & Johnson bylaws do not provide for cumulative voting in the election of directors. The Johnson & Johnson bylaws provide that vacancies on the Johnson & Johnson board will be filled by appointment made by a majority vote of the remaining directors. The Johnson & Johnson restated certificate of incorporation, as amended, and the Johnson & Johnson bylaws provide that directors may be removed, with cause, by a majority vote of the shareholders.

     CENTOCOR. The Centocor bylaws provide that the total number of Centocor directors will be not less than five or more than eleven as determined by the Centocor board from time to time. Centocor currently has ten directors. All directors are elected at each annual meeting of shareholders to serve until the next annual meeting. The Centocor bylaws provide for cumulative voting, which means that in each election of directors, every shareholder entitled to vote has the right to multiply the number of votes to which he or she is entitled by the number of directors to be elected in the same election by the holders of the class or classes of shares of which such shareholder's shares are a part, and may cast all of the votes so accumulated for one candidate or may distribute them among any two or more candidates. The candidates receiving the highest number of votes from each class or group of classes, if any, entitled to elect directors separately, up to the number of directors to be elected by the class or group of classes, shall be elected. The Centocor bylaws provide that vacancies on the Centocor board will be filled by appointment made by a majority vote of the remaining directors. The PBCL provides that directors of Centocor may be removed without cause, by a majority vote of the shareholders entitled to vote thereon.

AMENDMENTS TO CHARTER DOCUMENTS

     JOHNSON & JOHNSON. Under the NJBCA, a proposed amendment to a corporation's certificate of incorporation requires approval by its board of directors and an affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on the amendment, unless a specific provision of the NJBCA or the corporation's certificate of incorporation provides otherwise. The Johnson & Johnson restated certificate of incorporation, as amended, provides that if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class is required. The Johnson & Johnson restated certificate of incorporation, as amended, also provides that the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding

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

shares of voting stock, voting together as a single class, and the affirmative vote of a majority of the combined votes entitled to be cast by "disinterested stockholders" voting together as a single class is required to amend, repeal or adopt provisions inconsistent with Article Eight of the Johnson & Johnson restated certificate of incorporation, as amended, which relates to business combinations with interested parties, unless the amendment, repeal or adoption is unanimously recommended by the Johnson & Johnson board if none of its directors are affiliates or associates of any interested shareholder.

     CENTOCOR. The PBCL provides that amendments to the articles of incorporation of publicly owned companies may only be proposed by its board of directors. Except for certain amendments which do not require shareholder approval and unless a greater vote is required by its articles of incorporation, amendments of the articles of incorporation of a Pennsylvania corporation requires approval by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of capital stock is entitled to vote as a class, the affirmative vote of a majority of the votes cast by that class.

AMENDMENTS TO BYLAWS

     JOHNSON & JOHNSON. Pursuant to NJBCA, the Johnson & Johnson restated certificate of incorporation and the Johnson & Johnson bylaws, the Johnson & Johnson bylaws generally may be amended or repealed in whole or in part by the shareholders at a regular or special meeting of the shareholders or by the Johnson & Johnson board at a regular or special meeting of the board, if notice of the proposed amendment is contained in the notice of such meeting, except that a bylaw adopted or amended by the Johnson & Johnson board may be superseded by shareholder action and that shareholder action may preempt any further action by the Johnson & Johnson board with respect to that bylaw provision.

     CENTOCOR. The Centocor bylaws may be amended or repealed, and new bylaws adopted, by the shareholders at any regular or special meeting duly convened or, except for a bylaw on a subject expressly committed to the shareholders by the PBCL, by the Centocor board at any regular or special meeting duly convened, subject always to the power of the shareholders to change such action by the board. In the case of a meeting of shareholders, written notice must be given to each shareholder that a purpose of the meeting is to consider the amendment or repeal of the Centocor bylaws or the adoption of new bylaws.

ACTION BY WRITTEN CONSENT

     JOHNSON & JOHNSON. The NJBCA, the Johnson & Johnson restated certificate of incorporation, as amended, and the Johnson & Johnson bylaws are silent regarding the ability of shareholders to act by written consent with respect to actions required or permitted to be taken by the Johnson & Johnson shareholders at a duly called annual or special meeting.

     CENTOCOR. The Centocor amended and restated articles of incorporation, as amended, and the Centocor bylaws are silent regarding the ability of shareholders to act by written consent with respect to actions required or permitted to be taken by the Centocor shareholders at a duly called annual or special meeting. Under the PBCL, unless otherwise restricted by the corporation's bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the shareholders who would be entitled to vote at a meeting for such purpose are filed with Centocor's secretary.

NOTICE OF CERTAIN SHAREHOLDER ACTIONS

  JOHNSON & JOHNSON. The Johnson & Johnson restated certificate of incorporation, as amended, the Johnson & Johnson bylaws and the NJBCA do not contain any provision relating to notice of shareholder actions.

     CENTOCOR. The Centocor bylaws provide that for business to be properly brought before any meeting of the shareholders, a shareholder must deliver notice, and such notice must be received by the secretary

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

of Centocor not less than 90 days nor more than 120 days in advance of the anniversary of the previous year's annual meeting, provided that if the date of the annual meeting has been changed by more than 30 days from such anniversary date, notice by the shareholder to be timely must be received no later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date was made.

SPECIAL SHAREHOLDER MEETINGS

     JOHNSON & JOHNSON. Under the Johnson & Johnson bylaws, a special meeting of the stockholders may be called at any time by the Chairman of the Board, a Vice-Chairman of the Board, the Chairman of the Executive Committee, a Vice-Chairman of the Executive Committee, the President or by a majority of board of directors, and may be held on the business day and place stated in the notice of the meeting.

     In addition, the NJBCA provides that holders of not less than 10% of all shares entitled to vote at a meeting may apply to the Superior Court to request that a special meeting of the shareholders be called for good cause shown. At such a meeting, the shareholders present in person or by proxy will constitute a quorum for the transaction of business described in such order.

     Pursuant to the NJBCA, any action required or permitted to be taken at a meeting of the Johnson & Johnson shareholders generally may be taken without a meeting if all the shareholders entitled to vote thereon consent thereto in writing.

     CENTOCOR. Pursuant to the Centocor bylaws, special meetings of the shareholders, for any purpose or purposes, may be called at any time by the Chief Executive Officer or by the board of directors, upon written request delivered to the Secretary of Centocor. The Centocor board, by written request, is required to call a special meeting of shareholders for the purpose of considering the voting rights to be accorded to "control shares" if the "acquiring person" (as those terms are defined in Section 2562 of the PBCL) of such shares complies with the requirements of Section 2565 of the PBCL. In addition, an "interested shareholder" (as defined in Section 2553 of the PBCL) may call a special meeting for the purpose of approving a business combination under either subsection (3) or (4) of Section 2555 of the PBCL.

     Any request for a special meeting of shareholders will state the purpose or purposes of the proposed meeting and, upon receipt of any such request, Centocor's Secretary will give notice of the meeting. The meeting must be scheduled no more than 60 days, or such lesser time as is required by Section 2565 of the PBCL, after receipt of the request, and the business to be transacted at any special meeting is limited to the business stated in the notice.

SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS

     JOHNSON & JOHNSON. Under the NJBCA, a shareholder who has been a shareholder for at least six months or who holds, or is authorized in writing by holders of, at least five percent of the outstanding shares of any class or series of stock of a corporation upon at least five days' written demand has the right for any proper purpose to inspect in person or by agent or attorney the minutes of the proceedings of the corporation's shareholders and its record of shareholders. Irrespective of the period such shareholder has held his or her stock or the amount of stock such shareholder holds, a court may, upon proof of proper purpose, compel production for examination by the shareholder of the books and records of account, minutes and record of shareholders of Johnson & Johnson.

     CENTOCOR. Pursuant to the PBCL, every shareholder has a right, upon written verified demand stating the purpose thereof, to examine, in person or by agent or attorney, the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors, and to make copies of extracts therefrom. The shareholder's purpose for requesting access must be reasonably related to the interest of the person as a shareholder. Shareholders do not have the right to inspect documents which do not fall within the narrow categories listed in the PBCL. The scope of records to which a shareholder might otherwise have access may be further limited by considerations of privacy, privilege and confidentiality.

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

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     JOHNSON & JOHNSON. Under the NJBCA, a corporation may indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been a director or officer, other than a proceeding by or in the right of the corporation, if:

     - the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and

     - with respect to any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The Johnson & Johnson restated certificate of incorporation, as amended, provides that, to the full extent permitted under the NJBCA, no director or officer of Johnson & Johnson will be personally liable to Johnson & Johnson or its shareholders for damages for breach of any duty owed to Johnson & Johnson or its shareholders.

     The Johnson & Johnson bylaws provide that to the full extent permitted under the NJBCA, Johnson & Johnson will indemnify any person who was or is involved in any manner in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative, or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of Johnson & Johnson or, while serving as a director or officer of Johnson & Johnson, is or was at the request of Johnson & Johnson also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such proceeding.

     Johnson & Johnson enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf.

     CENTOCOR. As permitted by the PBCL, the Centocor bylaws provide for the indemnification of each director and officer with regard to any actual or alleged act or omission made in his or her official capacity, if:

     - the director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Centocor and

     - with respect to any criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful.

     The Centocor bylaws also permit Centocor to indemnify its employees or agents for money damages and expenses relating to their service on the behalf of the company, provided they meet the applicable standards of conduct set forth in the bylaws.

     The Centocor board has determined to provide liability insurance for each director and officer for certain losses arising from claims or charges made against him or her while acting in his or her capacity as a director or officer of Centocor.

DIVIDENDS

     JOHNSON & JOHNSON. The Johnson & Johnson restated certificate of incorporation, as amended, provides that the Johnson & Johnson board may from time to time declare dividends on its outstanding shares in accordance with the NJBCA.

     CENTOCOR. The Centocor bylaws provide that the Centocor board may from time to time declare dividends on its outstanding shares in accordance with the PBCL.

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

CONVERSION

     JOHNSON & JOHNSON. Holders of Johnson & Johnson common stock have no rights to convert their shares into any other securities.

     CENTOCOR. Holders of Centocor common stock have no rights to convert their shares into any other securities.

RIGHTS PLAN

     JOHNSON & JOHNSON. Johnson & Johnson does not have a rights plan. The NJBCA, however, endorses share rights or options issued by New Jersey corporations that, among other things, include conditions precluding holders of a specified percentage of outstanding shares of a corporation from exercising such share rights or options or which invalidate the share rights or options beneficially owned by such holders and their transferees.

     CENTOCOR. Pursuant to a rights agreement between Centocor and BankBoston, as rights agent, dated September 26, 1998, each share of Centocor common stock outstanding as of that date also evidences one preferred share purchase right. Each preferred share purchase right entitles shareholders of record to purchase from Centocor one one-hundredth of a share of Series A Preferred Stock at a cash purchase price of $140. If any person, entity or group acquires a 20% or greater position in Centocor, each preferred share purchase right then outstanding becomes the right to buy that number of shares of Centocor common stock which at the time of the 20% acquisition has a market value of twice the exercise price. The acquirer who triggers the preferred share purchase rights is excluded from exercising or transferring his or her preferred share purchase rights. If another company merges or otherwise combines with Centocor, or Centocor sells 50% or more of its assets or earning power, each preferred share purchase right then outstanding will become a right to buy that number of shares of common stock of such other company that at the time of such transaction has a market value of two times the exercise price of the preferred share purchase rights. The preferred share purchase rights are not exercisable or transferable apart from the related share of Centocor common stock until the earlier of 10 days following the public announcement of a 20% acquisition, or 10 days following the commencement or announcement of an intention to make a 20% acquisition. The preferred share purchase rights remain outstanding until the earlier of September 26, 2008 or the redemption of the rights plan created by the shareholder rights agreement. The Centocor board may redeem the preferred share purchase rights at a price of $0.001 per preferred share purchase right at any time before the tenth day after a 20% acquisition.

     The preferred share purchase rights have certain anti-takeover effects. They will cause substantial dilution to a person or group that attempts to acquire Centocor on terms not approved by the Centocor board. The preferred share purchase rights should not interfere with any merger or other business combination approved by the Centocor board because the preferred share purchase rights may be redeemed, or the rights plan may be amended, before a person or group acquires beneficial ownership of 20% or more of the Centocor common stock. The rights plan has been amended to make it inapplicable to the merger.

VOTING RIGHTS; REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS.

     JOHNSON & JOHNSON. Each holder of Johnson & Johnson common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

     Merger or Consolidation. Under the NJBCA, the consummation of a merger or consolidation of a New Jersey corporation organized prior to January 1, 1969, such as Johnson & Johnson, requires the approval of such corporation's board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon; provided that no such approval and vote are required if such corporation is the surviving corporation and

     - such corporation's certificate of incorporation is not amended

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

     - the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after and

     - the number of voting shares and participation shares outstanding after the merger will not exceed by 40% the total number of voting or participating shares of the surviving corporation before the merger

Similarly, a sale of all or substantially all of such corporation's assets other than in the ordinary course of business, or a voluntary dissolution of such corporation, requires the approval of such corporation's board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of such corporation entitled to vote thereon.

     Business Combinations. Under the NJBCA, no New Jersey corporation may engage in any "business combination" with any interested shareholder (generally, a 10% or greater shareholder) for a period of five years following such interested shareholder's stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition.

     Under the NJBCA, "business combination" includes:

     - any merger or consolidation of a resident domestic corporation or one of its subsidiaries:

        - with an interested shareholder or

        - with any corporation which is, or would be after such merger or consolidation, an affiliate or associate of an interested shareholder

     - any transfer or other disposition to or with an interested shareholder or any affiliate or associate of an interested shareholder of at least 10% of (1) the assets, (2) the outstanding shares or (3) the earning power or income on a consolidated basis, of such resident domestic corporation and

     - other specified self-dealing transactions between such resident domestic corporation and an interested shareholder or any affiliate or associate thereof

     In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested shareholder of such corporation other than:

     - a business combination approved by the board of directors of such corporation prior to the stock acquisition

     - a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose or

     - a business combination in which the interested shareholder meets certain fair price criteria

     In addition to the requirement under the NJBCA regarding business combinations with an interested shareholder, the Johnson & Johnson restated certificate of incorporation prohibits Johnson & Johnson from engaging in any "business combination" with any interested shareholder (generally, a 10% or greater shareholder) without (1) the affirmative vote of at least 80% of the holders of Johnson & Johnson voting stock, voting together as a single class, and (2) the affirmative vote of a majority of the combined votes entitled to be cast by "disinterested shareholders" (as defined in the Johnson & Johnson restated certificate of incorporation), voting together as a single class; provided that any business combination will require only the approval required under the NJBCA if, among other things, such business combination has been approved at any time by a majority of the "continuing directors" (as defined in the Johnson & Johnson restated certificate of incorporation) and certain fair price requirements are met.

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

     The Johnson & Johnson restated certificate of incorporation defines "business combination" to include:

     - any merger or consolidation of Johnson & Johnson

        - with an interested shareholder, or

        - with any other corporation which is, or after such merger or consolidation would be, an affiliate or associate of an interested shareholder

     - any transfer or other disposition to or with any interested shareholder or any affiliate or associate of an interested shareholder of any assets or securities of Johnson & Johnson or any of its subsidiaries having an aggregate fair market value of 5% of the total assets of Johnson & Johnson and its subsidiaries

     - the adoption of a plan of liquidation of Johnson & Johnson proposed by an interested shareholder or any affiliate or associate of an interested shareholder and

     - any transaction which increases the capital stock beneficially owned by an interested shareholder or any affiliate or associate of an interested shareholder

     CENTOCOR. Each holder of Centocor common stock is entitled to one vote for each share held of record and may cumulate votes for the election of directors.

     Except as provided in the Centocor bylaws with respect to the election of directors, the Centocor bylaws provide that any matter brought before a duly organized meeting for a vote of the shareholders will be decided by a majority of the votes cast at such meeting by the shareholders present in person or by proxy and entitled to vote thereon, unless the matter is one for which a different vote is required by express provision of the PBCL, the Centocor amended and restated articles of incorporation, as amended, or a Centocor bylaw adopted by the shareholders. Any provision in the Centocor bylaws requiring a vote other than a majority of the votes cast for the taking of any action by the shareholders cannot be amended or repealed by any lesser number or percentage of votes. There currently are no provisions in the Centocor amended and restated articles of incorporation, as amended, or the Centocor bylaws which require a different vote.

     The above described voting requirements do not apply if the transaction is a "business combination" with an "interested shareholder" as such terms are defined under the PBCL, subjecting the transaction to a vote of shareholders in the manner prescribed by the PBCL (see below).

     Under the PBCL, there are several anti-takeover provisions that apply to corporations such as Centocor. These corporations may opt out of any or all of the following provisions of the PBCL through a provision in its articles of incorporation or in some cases, by a timely bylaw amendment, but Centocor has not done so.

     Control Share Cash-Out. Under the PBCL, when a person or group of persons acting together acquire at least 20% of the votes that all shareholders would be entitled to cast in an election of the corporation's directors, every other holder of voting shares may require such person or group to purchase such shareholder's shares for "fair value." Fair value is defined as not less than the highest price per share paid by the control person at any time during the 90-day period ending on the date of the control transaction plus any value paid for the acquisition of control that may not be reflected in such price.

     Business Combination Moratorium. The PBCL provides for a five-year moratorium on "business combinations" with a registered corporation by an interested shareholder after the date such person first becomes an interested shareholder. An interested shareholder is defined under the PBCL and generally means someone who owns more than 20% of the stock entitled to vote on the election of directors.

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

Following the expiration of the five-year moratorium, a business combination with that interested shareholder must either:

          - be approved by a majority of the shares not held by the interested shareholder or

          - be approved by a majority of the shares including those shares held by the interested shareholder and meet certain fair price criteria

"Business combinations" include:

          - mergers or consolidations of a registered corporation:

             - with an interested shareholder or

             - with, involving or resulting in any other corporation which is, or after such merger or consolidation would be, an affiliate or associate of such interested shareholder

          - a transfer or other disposition to or with an interested shareholder or any affiliate or associate of an interested shareholder of at least 10% of (1) the assets, (2) all the outstanding shares or (3) the net income on a consolidated basis, of such registered corporation and

          - other specified self-dealing transactions between such registered corporation and an interested shareholder or any affiliate or associate thereof

     The five-year moratorium does not apply to:

          - business combinations with persons who became interested shareholders with the approval of the board, excluding the vote of directors affiliated with the interested shareholder

          - business combinations that were approved by the board prior to the date on which the shareholder became an interested shareholder

          - business combinations approved by all of the holders of the outstanding common shares and

          - business combinations approved by a majority of holders of voting shares, not including any voting shares beneficially owned by the interested shareholder of any affiliate or associate of the interested shareholder, at a meeting called for such purpose no earlier than three months after the date the interested shareholder became the beneficial owner of 80% of the voting shares, provided that

           - the interested shareholder continues to beneficially own 80% of the voting shares at the time of such meeting and

           - certain fair price criteria are met

     Loss of Voting Rights and Redemption. The PBCL provides that "control shares" of registered corporations lose their voting rights until such rights are restored by the affirmative vote of a majority of both the disinterested shares, and all voting shares. Disinterested shares are generally those shares held for a certain period of time by persons other than (1) the acquiror of the control shares, (2) executive officers and directors of the corporation and (3) certain employee stock plans.

     "Control shares" include:

          - voting shares whose acquisition would result in a control-share acquisition;

          - voting shares over which beneficial ownership was acquired by a person within 180 days of the date such person makes a "control-share acquisition" or

          - voting shares over which beneficial ownership was acquired with the intention of making a "control-share acquisition"

A "control share acquisition" is the acquisition of voting power by a person or group that when added to all other voting power of such person or group leads to a total voting power from 20% but less than 33 1/3%,

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

from 33 1/3% but less than 50%, or greater than 50% or more of the outstanding voting shares of a corporation. The PBCL contains exceptions for certain acquiring persons. For example, the definition of control shares does not include shares acquired without an intention to change or influence control of the corporation. A board of directors is required to call a special meeting, at an acquiror's request and expense, to consider the voting rights of control shares within 50 days after such acquiror files certain prescribed information with the corporation, and in the absence of such a request will submit the matter of voting rights at the next meeting of shareholders, provided the acquiror has filed the prescribed information and the issue has not become moot.

     Unless prohibited by the articles of incorporation as in effect prior to the acquisition, the corporation may redeem the control shares, at the average of the high and low sales price on the date the corporation provides notice of redemption to the acquiror, at any time within 24 months after the date of:

          - the consummation of a control share acquisition if the acquiring person does not, within 30 days after consummation, request that the issue of voting rights be presented to the shareholders and

          - the date of the shareholder vote, if voting rights are not accorded or are accorded and subsequently lapse

     Disgorgement of Profits. The PBCL provides that a registered corporation may recover any profits realized from a disposition of shares of a registered corporation that occurs within 18 months after the shareholder has acquired or expressed the intent to acquire 20% or more of the voting power or otherwise disclosed an intention to acquire control of the corporation. This provision only applies if:

          - such shares were acquired within two years before or 18 months after the acquiror's making such an acquisition or expressing or disclosing such an intent or

          - such profit is realized within 18 months after the acquiror's making such an acquisition or expressing or disclosing such an intent

Among other exceptions, this provision does not apply to transactions that have received approval by both directors and shareholders prior to such acquisition or, as to dispositions, prior to such disposition if the shares are beneficially owned by a person or group in actual control of the corporation.

     Severance Compensation. The PBCL provides for mandatory severance compensation for employees whose employment by a registered corporation is terminated (defined as being laid off for at least six months or being involuntarily terminated) other than for willful misconduct:

     - within 90 days before an approval of voting rights for control shares, if such termination was pursuant to an agreement with the acquiring person or

     - within 24 months after an approval of voting rights for control shares

     Eligible employees are entitled to a one-time, lump-sum payment from the employer equal to the weekly compensation of the employee multiplied by the number of completed years of service, up to 26, less any payments made to the employee by the employer due to termination of employment. To be eligible, an employee must have been an employee of the corporation within ninety days prior to the control share approval and must have been employed, primarily in the Commonwealth of Pennsylvania, for a period lasting at least two years.

     Labor Contracts. The PBCL provides that no business combination transaction following an approval of voting rights for control shares may result in the termination or impairment of the provisions of any covered labor contract. A "covered labor contract" is one relating to persons employed in Pennsylvania negotiated by a collective bargaining representative with respect to a business operation owned by the corporation or its subsidiary at the time of an approval of voting rights for control shares. This provision does not apply to a business combination transaction occurring more than five years after the approval of voting rights for control shares. An affected employee or collective bargaining agent may, in addition to other remedies, bring suit to recover wages and benefits and to enjoin violation of this provision.

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

FIDUCIARY DUTY

     JOHNSON & JOHNSON. Under the NJBCA, the director of a New Jersey corporation, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be is in the best interest of the corporation may consider any of the following (in addition to the effects of any action on stockholders):

     - the effects of the action on the corporation's employees, suppliers, creditors and customers

     - the effects of the action on the community in which the corporation operates and

     - the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation

     If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no obligation to facilitate, remove any obstacles to, or refrain from impeding such proposal or offer.

     CENTOCOR. The fiduciary duty standards applicable to the Centocor board under the PBCL:

     - explicitly give the Centocor board the authority to weigh, in addition to consideration of employees, suppliers, customers and creditors of the corporation, the communities in which the corporation is located and other pertinent factors, the short-term and long-term interests of the corporation and the possibility that they may be best served by the independence of the corporation, and the resources, intent and past and potential conduct of the prospective acquiror

     - relieve the Centocor board from any duty to regard the shareholder interest as dominant or controlling

     - explicitly give the Centocor board the discretion to refuse to redeem a stockholder rights plan or to refuse to take certain specified actions with respect to potential acquisitions of control of the corporation

     - declare actions by directors with respect to a takeover bid to be subject to the same standard of conduct for directors that is applicable to all other conduct and

     - establish a rebuttable presumption that actions with respect to a takeover bid by the "disinterested directors" (a term defined to include all directors except those associated with the prospective acquiror) are lawful

                                 LEGAL MATTERS

     The legality of Johnson & Johnson common stock offered by this proxy statement/prospectus will be passed upon for Johnson & Johnson by Joseph S. Orban, Esq., Associate General Counsel of Johnson & Johnson. Mr. Orban is paid a salary by Johnson & Johnson, is a participant in various employee benefit plans offered to employees of Johnson & Johnson generally and owns and has options to purchase shares of Johnson & Johnson common stock. Cravath, Swaine & Moore, New York, New York, from time to time acts as counsel for Johnson & Johnson and its subsidiaries.

     Certain United States federal income tax consequences of the merger will be passed upon for Centocor by its special counsel Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Harkins Cunningham, Philadelphia, Pennsylvania, from time to time acts as counsel for Centocor and its subsidiaries.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule as of January 3, 1999 and December 28, 1997 and for each of the three fiscal years in the period ended January 3, 1999 of Johnson & Johnson and subsidiaries incorporated in this proxy statement/prospectus by reference to the Johnson & Johnson Annual Report on Form 10-K for the fiscal year ended January 3, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements and financial statement schedule of Centocor, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 included in the Centocor Annual Report on Form 10-K for the fiscal year ended December 31, 1998 have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Centocor board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

                          FUTURE SHAREHOLDER PROPOSALS

     Due to the contemplated consummation of the merger, Centocor does not currently expect to hold a 2000 annual meeting of shareholders because Centocor will be a wholly owned subsidiary of Johnson & Johnson. In the event the merger is not consummated, Centocor must receive any proposal which a shareholder wishes to submit to the 2000 annual meeting of shareholders not less than 120 days prior to April 1, 2000, if the proposal is to be considered by the Centocor board for inclusion in the proxy material for that meeting. Also, in the case of shareholder proposals which are not included in the proxy statement, the Securities and Exchange Commission's rules specify that certain requirements contained in the Centocor bylaws must be followed. The Centocor bylaws require any shareholder wishing to make a nomination for directors, or wishing to introduce a proposal or other business, at the 2000 annual meeting to give Centocor advance written notice thereof not less than 90 days nor more than 120 days prior to May 14, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     Johnson & Johnson and Centocor file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Johnson & Johnson and Centocor file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

  Public Reference Room        New York Regional Office      Chicago Regional Office
  450 Fifth Street, N.W.         7 World Trade Center            Citicorp Center
        Room 1024                     Suite 1300             500 West Madison Street
  Washington, D.C. 20549          New York, NY 10048                Suite 1400
                                                              Chicago, IL 60661-2511

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Johnson & Johnson may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information pertaining to Centocor may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

     Johnson & Johnson filed a registration statement on Form S-4 on September 7, 1999 to register with the Securities and Exchange Commission the Johnson & Johnson common stock to be issued to Centocor shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Johnson & Johnson in addition to being a proxy statement of Centocor. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Johnson & Johnson's registration statement or the exhibits to the registration statement.

     The Securities and Exchange Commission allows Johnson & Johnson and Centocor to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/ prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that Johnson & Johnson and Centocor have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Johnson & Johnson and Centocor that is not included in or delivered with this proxy statement/prospectus.

JOHNSON & JOHNSON FILINGS                      PERIOD
(FILE NO. 001-03215)
Annual Report on Form 10-K...................  Fiscal Year ended January 3, 1999, as amended by Amendment thereto filed on Form 10-K/A on
                                               June 22, 1999
Quarterly Reports on Form 10-Q...............  Quarters ended April 4, 1999 and July 4, 1999
CENTOCOR FILINGS                               PERIOD
(FILE NO. 000-11103)
Annual Report on Form 10-K...................  Fiscal Year ended December 31, 1998
Quarterly Reports on Form 10-Q...............  Quarters ended March 31, 1999 and June 30,
                                               1999
Annual Report of Employee Stock Purchase
  Savings and Similar Plans on Form 11-K.....  Fiscal Year ended December 31, 1998
Current Reports on Form 8-K..................  Filed July 28, 1999
The description of Centocor common stock set
  forth in the Centocor Registration
  Statement on Form 8-A......................  Filed under Section 12 of the Exchange Act on
                                               April 28, 1983, as amended, and October 11,
                                               1988

     Johnson & Johnson and Centocor also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Johnson & Johnson has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Johnson & Johnson and Centocor has supplied all such information relating to Centocor.

     Centocor shareholders should not send in their Centocor certificates until they receive the transmittal materials from the exchange agent. Centocor shareholders of record who have further questions about their share certificates or the exchange of their Centocor common stock for Johnson & Johnson common stock should call the exchange agent.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

              Johnson & Johnson                               Centocor, Inc.
         One Johnson & Johnson Plaza                     200 Great Valley Parkway
           New Brunswick, NJ 08933                        Malvern, PA 19355-1307
   Attention: Corporate Secretary's Office                Attention: Jason Rubin
          Telephone: (732) 524-2455                      Telephone: (610) 651-6042

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated September 7, 1999. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Johnson & Johnson common stock in the merger creates any implication to the contrary.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Johnson & Johnson and Centocor and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Johnson & Johnson and Centocor, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Johnson & Johnson (with regard to matters relating to Johnson & Johnson) and Centocor (with regard to matters relating to Centocor) and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

     - competitive factors, including technological advances achieved and patents attained by competitors and generic competition as patents on Johnson & Johnson's and Centocor's products expire

     - government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing

     Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended January 3, 1999 of Johnson & Johnson, including any amendments, and the Annual Report on Form 10-K for the year ended December 31, 1998 of Centocor, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/ prospectus. Neither Johnson & Johnson nor Centocor undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

     The foregoing list sets forth some, but not all, of the factors that could impact upon Johnson & Johnson's and Centocor's ability to achieve results described in any forward-looking statements. Investors are cautioned not to place undue reliance on such statements that speak only as of the date made. Investors also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Investors should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's and Centocor's projections. Johnson & Johnson and Centocor undertake no obligation to update any forward-looking statements as a result of future events or developments.

                                                                         ANNEX 1

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JULY 20, 1999

                                     AMONG

                               JOHNSON & JOHNSON,

                              ADMIRAL MERGER CORP.

                                      AND

                                 CENTOCOR, INC.

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
                                    ARTICLE I
                                   THE MERGER

SECTION 1.01.  The Merger..................................................    1
SECTION 1.02.  Closing.....................................................    1
SECTION 1.03.  Effective Time..............................................    1
SECTION 1.04.  Effects of the Merger.......................................    2
SECTION 1.05.  Articles of Incorporation and Bylaws........................    2
SECTION 1.06.  Directors...................................................    2
SECTION 1.07.  Officers....................................................    2

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.  Effect on Capital Stock.....................................    2
SECTION 2.02.  Exchange of Certificates....................................    3

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

SECTION
  3.01.......  Representations and Warranties of the Company...............    5
SECTION
  3.02.......  Representations and Warranties of Parent and Sub............   15

                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01.  Conduct of Business.........................................   17
SECTION 4.02.  No Solicitation.............................................   20

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

SECTION 5.01.  Preparation of the Form S-4 and the Proxy Statement;
               Shareholders Meeting........................................   21
SECTION 5.02.  Letters of the Company's Accountants........................   22
SECTION 5.03.  Letters of Parent's Accountants.............................   22
SECTION 5.04.  Access to Information; Confidentiality......................   22
SECTION 5.05.  Reasonable Efforts..........................................   23
SECTION 5.06.  Stock Options...............................................   23
SECTION 5.07.  Indemnification, Exculpation and Insurance..................   24
SECTION 5.08.  Fees and Expenses...........................................   25
SECTION 5.09.  Public Announcements........................................   25
SECTION 5.10.  Affiliates..................................................   26
SECTION 5.11.  Stock Exchange Listing......................................   26
SECTION 5.12.  Pooling of Interests........................................   26
SECTION 5.13.  Tax Treatment...............................................   26
SECTION 5.14.  Shareholder Litigation......................................   26
SECTION 5.15.  Rights Agreement............................................   26
SECTION 5.16.  Convertible Debentures......................................   27
SECTION 5.17.  Employee Matters............................................   27

                                                                             PAGE
                                                                             ----
                                   ARTICLE VI
                              CONDITIONS PRECEDENT

SECTION 6.01.  Conditions to Each Party's Obligation to Effect the
               Merger......................................................   28
SECTION
  6.02.......  Conditions to Obligations of Parent
               and Sub.....................................................   28
SECTION 6.03.  Conditions to Obligation of the Company.....................   29
SECTION 6.04.  Frustration of Closing Conditions...........................   30

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.  Termination.................................................   30
SECTION 7.02.  Effect of Termination.......................................   31
SECTION 7.03.  Amendment...................................................   31
SECTION 7.04.  Extension; Waiver...........................................   31
SECTION 7.05.  Procedure for Termination, Amendment, Extension or Waiver...   31

                                  ARTICLE VIII
                               GENERAL PROVISIONS

SECTION 8.01.  Nonsurvival of Representations and Warranties...............   31
SECTION 8.02.  Notices.....................................................   31
SECTION 8.03.  Definitions.................................................   32
SECTION 8.04.  Interpretation..............................................   33
SECTION 8.05.  Counterparts................................................   33
SECTION 8.06.  Entire Agreement; No Third-Party Beneficiaries..............   34
SECTION 8.07.  Governing Law...............................................   34
SECTION 8.08.  Assignment..................................................   34
SECTION 8.09.  Enforcement.................................................   34
SECTION 8.10.  Severability................................................   34
Annex I        Index of Defined Terms
Exhibit A      Form of Affiliate Letter
Exhibit B      Form of Tax Representation Letter of Centocor
Exhibit C      Form of Tax Representation Letter of Johnson & Johnson

     AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 20, 1999, among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), ADMIRAL MERGER CORP., a Pennsylvania corporation and a newly formed, direct, wholly owned subsidiary of Parent ("Sub"), and CENTOCOR, INC., a Pennsylvania corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved this Agreement and the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), other than Company Common Stock owned by Parent, Sub or the Company, will be converted into the right to receive common stock, par value $1.00 per share, of Parent ("Parent Common Stock");

     WHEREAS, immediately following the execution and delivery of this Agreement, Parent and the Company will enter into a stock option agreement (the "Option Agreement"), pursuant to which the Company will grant Parent the option to purchase shares of Company Common Stock, upon the terms and subject to the conditions set forth therein;

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement constitutes a plan of reorganization; and

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the PBCL.

     SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, N.Y. 10019, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the PBCL and shall make all other filings or recordings required under the PBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania, or at such other time as Parent and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Chapter 19 of the PBCL.

     SECTION 1.05. Articles of Incorporation and Bylaws. (a) The Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the "Merger Consideration"). The "Exchange Ratio" means the quotient obtained by dividing $61.00 by the Average Closing Price and rounding to the nearest 1/10,000; provided, that, except as set forth in the following proviso, the Exchange Ratio shall not be less than 0.5823 or greater than 0.7117; and provided, further, that in the event that the Average Closing Price (i) is less than $73.07, then the Exchange Ratio shall mean the quotient obtained by dividing $52.00 by the Average Closing Price and rounding to the nearest 1/10,000 or (ii) is greater than $118.81, then the Exchange Ratio shall mean the quotient obtained by dividing $69.18 by the Average Closing Price and rounding to the nearest 1/10,000. The "Average Closing Price" shall be an amount equal to the average per share closing price of Parent Common Stock, as reported on the NYSE Composite Transaction Tape for the 20 trading days ending with the second trading day immediately preceding the Shareholders Meeting. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or similar transaction.

     SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent shall deposit with First Chicago Trust Company of New York or such other bank or trust company of similar size as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.01 in exchange for outstanding shares of Company Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to Sections 2.02(c) or 2.02(e).

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

          (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fractional part of a share of Parent Common Stock multiplied by the per share closing price of Parent Common Stock on the Closing Date, as such price is reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

     (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of the Company. Except as disclosed in the Filed SEC Documents or as set forth on the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate is not reasonably likely to have a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of its Amended and Restated Articles of Incorporation (the "Amended and Restated Articles of Incorporation") and Bylaws (the "Bylaws"), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof.

          (b) Subsidiaries. Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 lists all the Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

          (c) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). At the close of business on June 30, 1999, (i) 70,966,331 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 7,977,199 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Plans (of which 5,534,761 shares of Company Common Stock are subject to outstanding Stock Options (no more than 2,173,250 of such shares include limited stock appreciation rights)), (iv) 9,338,015 shares of Company Common Stock were reserved for issuance upon conversion of the Company's 4 3/4% Convertible Subordinated Debentures due 2005 (the "Convertible Debentures"), (v) no shares of Preferred Stock were issued or outstanding, (vi) 2,000,000 shares of Series A Preferred Stock were reserved for issuance in connection with the Rights issued pursuant to the Rights Agreement and (vii) 618,492 shares of Company Common Stock were reserved for issuance under the Company's 1983 Restricted Common Stock Award Plan. Except as set forth above in this Section 3.01(c), at the close of business on June 30, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.01(c) and pursuant to the Option Agreement, there are no outstanding stock appreciation rights or rights to receive shares of

     Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above in this Section 3.01(c) or on the Company Disclosure Letter or as disclosed in the Filed SEC Documents, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above in this Section 3.01(c) or resulting from the issuance of shares of Company Common Stock pursuant to Stock Options outstanding as of the date hereof or the Option Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, and no obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities. Except as set forth in this Section 3.01(c) or on the Company Disclosure Schedule or as disclosed in the Filed SEC Documents, there are no outstanding (A) securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (B) warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, and no obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Company Subsidiary or (C) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Company Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

          (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Shareholder Approval, to consummate the transactions contemplated by this Agreement. The Company has all requisite corporate power and authority to enter into the Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Option Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Option Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Option Agreement or to consummate the transactions contemplated hereby and thereby, subject, in the case of the Merger, to receipt of the Shareholder Approval. This Agreement and the Option Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. Except as disclosed on the Company Disclosure Schedule, the execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreement and compliance with the provisions of this Agreement and the Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") in or upon any of the properties or assets of the Company under, (i) the Amended and Restated Articles of Incorporation or Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or the Option Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust laws and regulations, (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the adoption by the Company's shareholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreement and the transactions contemplated by this Agreement or the Option Agreement, (3) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (4) such filings with and approvals of The Nasdaq National Market (the "Nasdaq") to permit the shares of Company Common Stock that are to be issued pursuant to the Option Agreement to be traded on Nasdaq and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate is not reasonably likely to have a Material Adverse Effect.

          (e) SEC Documents. The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 1998 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as set forth on the Company Disclosure Schedule, (ii) as set forth in the most recent financial statements included in the Filed SEC Documents or (iii) for liabilities incurred in connection with this Agreement or the Option Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

          (f) Information Supplied. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the Option Agreement and except as disclosed in the SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), since the date of the most recent Filed SEC Document, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and except as otherwise provided in the Company Disclosure Schedule, there has not been (i) any Material Adverse Change, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (w) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent Filed SEC Document,
     (x) any granting by the Company or any of its Subsidiaries to any such current or former director, executive officer or other key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent Filed SEC Document, (y) any entry by the Company or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee or (z) any amendment to, or modification of, any Stock Option,
     (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (vii) any tax election that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company or any of its tax attributes or any settlement or compromise of any material income tax liability.

          (h) Litigation. Except as disclosed in the Filed SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that individually or in the aggregate is reasonably likely to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries that individually or in the aggregate is reasonably likely to have a Material Adverse Effect.

          (i) Contracts. Except as disclosed in the Filed SEC Documents, there are no contracts or agreements that are of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has entered into any material contract, agreement obligation, commitment, arrangement or understanding with any Affiliate of the Company that is currently in effect other than agreements that are disclosed in the Filed SEC Documents. Except as set forth on the Company Disclosure Schedule or as disclosed in the Filed SEC Documents, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any agreement or covenant not to compete or by any agreement or covenant restricting in any material respect the development, marketing or distribution of the Company's or its Subsidiaries' products or services.

          (j) Compliance with Laws. (i) Each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity (collectively, "Legal Provisions") applicable to its business or operations, except for instances of possible noncompliance that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that individually or in the aggregate is not reasonably likely to have a Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. The Merger, in and of itself, would not cause the revocation or cancelation of any such Permit that individually or in the aggregate is reasonably likely to have a Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any Person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties, is pending or, to the Knowledge of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

          (ii) Except for those matters disclosed in the Filed SEC Documents or those matters that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect: (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws; (B) during the period of ownership or operation by the Company or its Subsidiaries of any of its currently or previously owned, leased or operated properties, there have been no Releases or threatened Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site; (C) prior to the period of ownership or operation by the Company or its Subsidiaries of any of its currently or previously owned, leased or operated properties, to the

     Knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported or disposed of at or from, such properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site; and (D) neither the Company nor its Subsidiaries have received any written notice of, or entered into or assumed by contract or operation of law any indemnification obligation, order, settlement or decree relating to: (1) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws, (2) the response to or remediation of Hazardous Material at or arising from any of the Company's or its Subsidiaries' properties or any other properties or (3) payment for any response action relating to or remediation of Hazardous Material at or arising from any of the Company's or its Subsidiaries' properties or any other properties. The term "Environmental Laws" means any Federal, state or local, domestic or foreign, statute, law (including common law), ordinance, rule, regulation, Permit, consent, approval, license, judgment, order, decree or injunction relating to pollution or the protection of the environment or to human health or safety, including the Release (as defined in 42 U.S.C. sec. 9601(22)), threat of Release, generation, treatment, handling, storage, transport, disposal of or exposure to any Hazardous Materials. The term "Hazardous Material" means any pollutant, contaminant, hazardous, radioactive or toxic substance, material or waste (including petroleum, crude oil and any by-products and fractions thereof, asbestos, asbestos-containing material, medical or infectious waste) subject to regulation under any Environmental Law.

          (k) Absence of Changes in Benefit Plans; Labor Relations. Except as set forth on the Company Disclosure Schedule or as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former officer, director or employee of the Company or any of its Subsidiaries (collectively, the "Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plans, or any change in the manner in which contributions to any Pension Plans are made or the basis on which such contributions are determined. Except as disclosed in the Filed SEC Documents, there exist no currently binding employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or its Subsidiaries and any current or former officer, director or employee of the Company or its Subsidiaries. There are no collective bargaining or other labor union agreements to which the Company or its Subsidiaries is a party or by which it is bound. Since January 1, 1998, neither the Company nor any of its Subsidiaries have encountered any labor union organizing activity, nor had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

          (l) ERISA Compliance. (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company, its Subsidiaries or any Person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or
     (o) of the Code (a "Commonly Controlled Entity") for the benefit of any current or former officers, directors or employees of the Company and its Subsidiaries (including any such plans maintained for current or former foreign employees). The Company has made available to Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan maintained or contributed to by the Company or any of its Subsidiaries has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Benefit Plans maintained or contributed to by the Company or any of its Subsidiaries are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws, including laws of foreign jurisdictions.

          (ii) All Pension Plans maintained or contributed to by the Company or any of its Subsidiaries intended to be tax-qualified have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs. All Pension Plans maintained or contributed to by the Company or any of its Subsidiaries required to have been approved by any foreign Governmental Entity have been so approved and no such approval has been revoked nor has any event occurred since the date of its most recent approval or application therefor that would materially affect its approval or materially increase its costs.

          (iii) Neither the Company nor any Commonly Controlled Entity has (1) maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA or (2) has any unsatisfied liability under Title IV of ERISA.

          (iv) With respect to any Benefit Plan maintained or contributed to by the Company or any of its Subsidiaries that is an employee welfare benefit plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company on or at any time after the Effective Time.

          (v) Section 3.01(l)(v) of the Company Disclosure Schedule lists all Stock Options outstanding as of June 30, 1999, showing for each such option: (1) the number of shares of Company Common Stock issuable, (2) the number of vested shares, (3) the date of expiration and (4) the exercise price.

          (vi) Section 3.01(l)(vi) of the Company Disclosure Schedule lists all benefit or compensation plans, programs or policies which provide for any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan maintained or contributed to by the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement or the Option Agreement.

          (m) Taxes. The Company and each of its Subsidiaries have timely filed all tax returns and reports required to be filed by it and have timely paid all taxes required to be paid by it, and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to pay or to have extensions granted that remain in effect individually or in the aggregate are not reasonably likely to have a Material Adverse Effect, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all material taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any material taxes have been proposed, asserted or assessed against the Company or its Subsidiaries, and no requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of the Company and each of its Subsidiaries consolidated in such returns have not been examined by the IRS. All assessments for taxes due with respect to any concluded litigation have been fully paid or have been adequately reserved on the Company's financial statements in accordance with GAAP. Neither the Company nor any of its Affiliates has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Benefit Plans and other Company employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any material amounts paid or payable by the Company or any of its Subsidiaries under any such plan or arrangement and, to the Knowledge of the Company, no fact or circumstance exists that is reasonably likely to cause such disallowance to apply to any such amounts. Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. As used in this Agreement, "taxes" shall include all Federal, state and local, domestic and foreign, income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto.

          (n) No Excess Parachute Payments. No amount that could be received by (whether in cash or property or the vesting of property), or benefit provided to, any officer, director or employee of the Company or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). No such Person is entitled to receive any additional payment from the Company, the Surviving Corporation or any other Person (a "Parachute Gross Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such Person. The Board of Directors of the Company has not granted to any officer, director or employee of the Company or any of its Subsidiaries any right to receive any Parachute Gross Up Payment. Section 3.01(n) of the Company Disclosure Schedule sets forth the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each disqualified individual (defined as set forth above) whose Stock Options will vest pursuant to their terms in connection with this Agreement or the Merger.

          (o) Title to Properties. (i) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not materially interfere with the ability of the Company and its Subsidiaries to conduct their respective businesses as currently conducted.

          (ii) Each of the Company and its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that individually or in the aggregate is not reasonably likely to have a Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

          (p) Intellectual Property. Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use (without any obligation to make any fixed or contingent payments, including royalty payments) all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of the Company and its Subsidiaries taken as a whole. Section 3.01(p) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of patents, trademarks and applications therefor owned by or licensed to the Company or any of its Subsidiaries, including all patents, trademarks and applications therefor that are material to the conduct of the business of the Company and its Subsidiaries taken as a whole. Except as set forth on the Company Disclosure Schedule, no claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property Right which would be reasonably expected to have a Material Adverse Effect. To the Knowledge of the Company, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right which would be reasonably expected to have a Material Adverse Effect. Except as previously disclosed in the Filed SEC Documents or in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has licensed, or otherwise granted, to any third party any rights in or to any Intellectual Property Rights which would reasonably be expected to have a Material Adverse Effect.

          (q) Voting Requirements. The affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Company Common Stock entitled to vote thereon at the Shareholders Meeting or any adjournment or postponement thereof to adopt this Agreement (the "Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

          (r) State Takeover Statutes. The Board of Directors of the Company has approved the terms of this Agreement and the Option Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreement, and such approval represents all the action necessary to render inapplicable to this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement, the provisions of Subchapters D (Section 2538), E, F, G, H, I and J of Chapter 25 of the PBCL to the extent, if any, such Subchapters would otherwise be applicable to this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Option Agreement, the Merger or the other transactions contemplated by this Agreement or the Option Agreement.

          (s) Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co., Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

          (t) Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co., Inc. dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock, a signed copy of which opinion has been or will promptly be delivered to Parent.

          (u) Accounting Matters. Neither the Company nor any of its Affiliates has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

          (v) Distribution and Manufacturing Agreements. The Company has made available to Parent all material contracts or agreements to which the Company or any of its Subsidiaries is a party relating to the distribution, sale, license, marketing or manufacturing by third parties of the Company's or its Subsidiaries' products or products licensed by the Company or its Subsidiaries. The Company has made available to Parent true and correct copies of all such contracts and agreements.

          (w) Rights Agreement. The Company has taken all actions necessary to cause the Rights Agreement dated as of September 26, 1998, between the Company and BankBoston, N.A., as rights agent (the "Rights Agreement") to be amended to (i) render the Rights Agreement inapplicable to this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement, (ii) ensure that (y) none of Parent, Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement solely by virtue of the execution of this Agreement and the Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Option Agreement and (z) a Distribution Date, a Triggering Event or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur solely by reason of the execution of this Agreement and the Option Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement and the Option Agreement and (iii) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

          (x) Supply. To the Knowledge of the Company, there are no circumstances or facts concerning third party suppliers of active ingredients, bulk product and finished product to the Company or any of its Subsidiaries that would have a Material Adverse Effect.

          (y) Regulatory Compliance. (i) As to each product subject to the jurisdiction of the U.S. Food and Drug Administration ("FDA") under the Federal Food, Drug and Cosmetic Act and the regulations thereunder ("FDCA") (each such product, a "Pharmaceutical Product") that is manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries, such Pharmaceutical Product is being manufactured, tested, distributed and/or marketed in substantial compliance with all applicable requirements under FDCA and similar Legal Provisions, including those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except where the failure to be in compliance is not reasonably likely to have a Material Adverse Effect. Except as disclosed in the Filed SEC Documents or in the Company Disclosure Schedule, neither the Company nor its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any of the Company's or its Subsidiaries' products or (B) otherwise alleging any violation of any Legal Provision by the Company or its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

          (ii) No Pharmaceutical Products have been recalled, withdrawn, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) since January 1, 1998. No proceedings in the United States and outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Pharmaceutical Product are pending against the Company or any of its Subsidiaries, nor have any such proceedings been pending at any time since January 1, 1998 which would reasonably be expected to have a Material Adverse Effect.

          (iii) As to each biological or drug of the Company or its Subsidiaries for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in substantial compliance with 21 U.S.C. sec.sec. 355 or 21 C.F.R. Parts 312, 314, or 430 et seq., respectively, and similar Legal Provisions and all terms and conditions of such applications, except where the failure to be in compliance is not reasonably likely to have a Material Adverse Effect. As to each such drug, the Company and any relevant Subsidiary, and the officers, employees or agents of the Company or such Subsidiary have included in the application for such drug, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) or any similar Legal Provision and the list described in 21 U.S.C. sec. 335a(k)(2) or any similar Legal Provision, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter, except in the case where the failure of such application to be true and accurate would not reasonably be expected to have a Material Adverse Effect. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and all similar Legal Provisions.

          (iv) Each article of any biological or drug manufactured and/or distributed by the Company or any of its Subsidiaries is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar Legal Provisions) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar Legal Provisions), and is not a product that is in violation of 21 U.S.C.
     sec. 355 (or similar Legal Provisions), except where such failure in compliance with the foregoing would not reasonably be expected to have a Material Adverse Effect.

          (v) Neither the Company, nor any Subsidiary, nor any officer, employee or agent of either the Company or any Subsidiary has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any Subsidiary, nor any officer, employee or agent of either the Company or any Subsidiary, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. sec. 335a(b) or any similar Legal Provision.

          (vi) Except as disclosed in the Filed SEC Documents, neither the Company nor any Subsidiary has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or any Subsidiary, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of the Company or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.

     SECTION 3.02. Representations and Warranties of Parent and Sub. Except as set forth on the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate is not reasonably likely to have a material adverse effect on Parent. Parent has made available to the Company complete and correct copies of its Restated Certificate of Incorporation and Bylaws and the Articles of Incorporation and Bylaws of Sub, in each case as amended to the date hereof.

          (b) Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement (and, in the case of Parent, the Option Agreement), and to consummate the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement). The execution and delivery of this Agreement (and, in the case of Parent, the Option Agreement) and the consummation of the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement) have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement (and, in the case of Parent, the Option Agreement) or to consummate the transactions contemplated hereby (or, in the case of Parent, those contemplated by the Option Agreement). This Agreement (and, in the case of Parent, the Option Agreement) has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitute legal, valid and binding obligations of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreement and compliance with the provisions of this Agreement and the Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under (i) the Restated Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Sub, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license applicable to Parent or Sub or their respective properties or assets or
     (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate are not reasonably likely to have a material adverse effect on Parent. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filings with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub (and, in the case of Parent, the Option Agreement) or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement), except for (1) the filing of a premerger notification and report form under the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulations,
     (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under
     Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement or the Option Agreement and the transactions contemplated by this Agreement or the Option Agreement, (3) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and appropriate documents with the relevant authorities of other states in whic h the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (4) filings with the NYSE and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate, is not reasonably likely to have a material adverse effect on Parent.

          (c) Parent SEC Documents. Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since December 30, 1997 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

          (e) Accounting Matters. Neither Parent nor any of its Affiliates has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

          (f) Tax Matters. Neither Parent, Sub nor any Affiliate of Parent has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (g) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (h) Parent Shareholder Approval. This Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock pursuant to Article II hereof, does not require the approval of the holders of Parent Common Stock.

          (i) Parent Common Stock. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement shall be when issued duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (j) PBCL Section 258. Other than by reason of this Agreement or the transactions contemplated hereby, neither Parent nor Sub is an "interested shareholder" (as defined in Section 258 of the PBCL) of the Company.

          (k) Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan & Co. Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisors or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date hereof and in accordance with their terms on the date hereof or (y) the issuance of shares of Company Common Stock pursuant to the Option Agreement), or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units;

          (iii) amend its Amended and Restated Articles of Incorporation or Bylaws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person or (y) any assets which, individually, are in excess of $1,000,000, except for purchases of raw materials or supplies in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), except sales of inventory in the ordinary course of business consistent with past practice;

          (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (y) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business or to or in any direct or indirect wholly owned Subsidiary of the Company;

          (vii) except for projects already approved, make or agree to make any new capital expenditure or expenditures (including leases and in-licenses), or enter into any agreement or agreements providing for payments which, individually, are in excess of $1,000,000;

          (viii) (w) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (x) cancel any indebtedness, (y) waive or assign any claims or rights of substantial value or (z) waive any benefits of, or agree to modify in any respect (A) any standstill or similar agreements to which the Company or any of its Subsidiaries is a party or (B) other than in the ordinary course of business, any confidentiality or similar agreements to which the Company or any of its Subsidiaries is a party;

          (ix) (A) except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is a party or (B) modify, amend or terminate the Sales and Distribution Agreement between the Company and Eli Lilly and Company dated July 15, 1992, as amended, or the Distribution Agreement by and between the Company and Schering-Plough, Ltd. dated as of April 3, 1998;

          (x) enter into any contracts, agreements, binding arrangements or understandings relating to the distribution, sale, license, marketing or manufacturing by third parties of the Company's or its Subsidiaries' products or products licensed by the Company or its Subsidiaries, other than pursuant to any such contracts, agreements, arrangements or understandings currently in place (that have been

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

     disclosed in writing to Parent prior to the date hereof) in accordance with their terms as of the date hereof;

          (xi) except as otherwise contemplated by this Agreement or as required to comply with applicable law, (A) adopt, enter into, terminate or amend in any material respect (I) any collective bargaining agreement or Benefit Plan or (II) any other agreement, plan or policy involving the Company or its Subsidiaries, and one or more of its current or former directors, officers or employees, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of the Company or its Subsidiaries), (C) pay any benefit or amount not required under any Benefit Plan or any other benefit plan or arrangement of the Company or its Subsidiaries as in effect on the date of this Agreement, (D) increase in any manner the severance or termination pay of any current or former director, officer or employee, (E) enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, "phantom" stock, stock appreciation rights, "phantom" stock rights stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder), (G) amend or modify any Stock Option, (H) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan, (I) take any action to accelerate the vesting of payment of any compensation or benefit under any Benefit Plan or (J) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan or change the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined;

          (xii) except as otherwise contemplated by this Agreement, enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act, other than contracts for the sale of the Company's or its Subsidiaries' products in the ordinary course of business;

          (xiii) except as required by GAAP, make any change in accounting methods, principles or practices;

          (xiv) transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company and its Subsidiaries; or

          (xv) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement or the Option Agreement that are qualified by materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in
Article VI not being satisfied.

     (c) Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement or the Option Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation of warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, by Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Option Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or the Option Agreement.

     (d) Certain Tax Matters.  From the date hereof until the Effective Time,
(i) the Company and its Subsidiaries will file all material tax returns and reports ("Post-Signing Returns") required to be filed by it (after taking into account any extensions); (ii) the Company and its Subsidiaries will timely pay all material taxes due and payable with respect to such Post-Signing Returns that are so filed; (iii) the Company and its Subsidiaries will make provision for all material taxes payable by the Company or such Subsidiary for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company will promptly notify Parent of any action, suit, proceeding, claim or audit (collectively, "Actions") pending against or with respect to the Company or its Subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision which is reasonably likely to have a Material Adverse Effect on the Company's tax liabilities or tax attributes and will not settle or compromise any such Action without Parent's prior written consent; and (v) the Company and its Subsidiaries will not make any material tax election without Parent's prior written consent.

     SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by it or its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any action designed to facilitate, any inquiries or the making of a proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time after 6 months from the date hereof, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would result in a reasonable likelihood of a failure to discharge its fiduciary duties under applicable law, the Company may, in response to a Superior Proposal that was unsolicited or that did not otherwise result from a breach of this Section 4.02(a), and subject to providing prompt written notice of its decision to take such action to Parent (the "Company Notice") and compliance with Section 4.02(c), (x) furnish information with respect to the Company to the Person making the Superior Proposal pursuant to a customary and reasonable confidentiality agreement and (y) participate in discussions or negotiations regarding such Superior Proposal.

     (b) Neither the Company, nor the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger. Neither the Company, nor the Board of Directors of the Company nor any committee thereof shall at any time prior to the date that is 6 months after the date hereof, without the prior written consent of Parent in its sole discretion, (i) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) (x) redeem the Rights, (y) waive or amend any provisions of the Rights Agreement or
(z) take any action with respect to, or make any determination under, the Rights Agreement, in any such case to permit or facilitate the consummation of a Takeover Proposal. Notwithstanding the foregoing, at any time after 6 months from the date hereof, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of Section 4.02(a), the Board of Directors of the Company may (subject to this sentence and the definition of the term "Superior Proposal") terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only at a time that is after 6 months from the date hereof and is after the fifth Business Day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.02, the Company promptly shall advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making any such request, Takeover Proposal or inquiry. The Company will keep Parent informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

     (d) Nothing contained in this Section 4.02 shall prohibit the Company from
(x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the Company's shareholders if, in the good faith judgment of the majority of the members of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would constitute a violation of the Federal securities laws or result in a reasonable likelihood that the Board of Directors of the Company would breach its fiduciary duty to the Company under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal (it being understood that disclosure by the Company of its receipt of a Takeover Proposal or its determination that a Takeover Proposal is a Superior Proposal shall not constitute a withdrawal or modification of such position or an approval or recommendation of such Takeover Proposal).

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Preparation of the Form S-4 and the Proxy Statement; Shareholders Meeting. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, or the Proxy Statement will be made by the Company, without providing the other party the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

     (b) The Company will, as soon as reasonably practicable, establish a record date following the date of this Agreement for, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Shareholder Approval. The Company will, through its Board of Directors, recommend to its shareholders adoption of this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first and second sentences of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

     SECTION 5.02. Letters of the Company's Accountants. (a) The Company shall use its reasonable efforts to cause to be delivered to Parent two letters from KPMG LLP, the Company's independent public accountants, one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within two Business Days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) The Company shall use its reasonable efforts to cause to be delivered to Parent a letter from KPMG LLP, addressed to Parent and the Company, dated as of the Closing Date, stating that (i) KPMG LLP concurs with the Company management's conclusion that, subject to customary qualifications, the Company meets the requirements to be a party to a pooling of interests transaction for financial reporting purposes under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and (ii) the basis for such a concurrence is KPMG LLP's belief that the criteria for such accounting treatment have been met.

     SECTION 5.03. Letters of Parent's Accountants. (a) Parent shall use its reasonable efforts to cause to be delivered to the Company two letters from PricewaterhouseCoopers LLP, Parent's independent public accountants, one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within two Business Days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) Parent shall use its reasonable efforts to cause to be delivered to the Company a letter from PricewaterhouseCoopers LLP, addressed to the Company and Parent, dated as of the Closing Date, stating that (i) PricewaterhouseCoopers LLP concurs with Parent's management's conclusion that, subject to customary qualifications, the Merger qualifies for pooling of interests treatment for financial reporting purposes under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and (ii) the basis for such a concurrence is PricewaterhouseCoopers LLP's belief that the criteria for such accounting treatment have been met.

     SECTION 5.04. Access to Information; Confidentiality. (a) Subject to the Confidentiality Agreement dated as of March 19, 1999, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), the Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of United States Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information received from the Company, directly or indirectly, in accordance with the Confidentiality Agreement.

     (b) Subject to the Confidentiality Agreement, Parent agrees to provide to the Company, from time to time prior to the date on which Shareholder Approval is obtained, such information as the Company shall reasonably request to evaluate Parent and its business, financial condition, operations and prospects. Except as provided by law, the Company will hold, and will cause its officers and employees to hold, any nonpublic information received from Parent, directly or indirectly, in accordance with the Confidentiality Agreement.

     SECTION 5.05. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Option Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity,
(iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Option Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Option Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Option Agreement, the Merger or any of the other transactions contemplated by this Agreement and the Option Agreement and
(2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Option Agreement, the Merger or any other transactions contemplated by this Agreement or the Option Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Option Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Option Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries.

     SECTION 5.06. Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding options to purchase shares of Company Common Stock (the "Stock Options") granted under any plan or arrangement providing for the grant of options to purchase shares of Company Common Stock to current or former officers, directors, employees or consultants of the Company or its Subsidiaries (the "Company Stock Plans"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Stock Option by the Exchange Ratio, at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Stock

     Option (each, as so adjusted, an "Adjusted Option"); provided that such exercise price shall be rounded up to the nearest whole cent; and

          (ii) make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

     (b) The adjustments provided herein with respect to any Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

     (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Stock Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time. Prior to the Effective Time, Parent shall take all necessary actions (including, if required to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law or rule of the NYSE, obtaining the approval of its shareholders at the next regularly scheduled annual meeting of Parent following the Effective Time) for the assumption of the Company Stock Plans, including the reservation, issuance and listing of Parent Common Stock in a number at least equal to the number of shares of Parent Common Stock that will be subject to the Adjusted Options.

     (d) As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options or any unsettled awards granted under the Company Stock Plans after the Effective Time, may remain outstanding.

     (e) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Stock Options and that such Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger).

     (f) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the United States Federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

     (g) Except as otherwise contemplated by this Section 5.06 and except to the extent required under the respective terms of the Stock Options, all restrictions or limitations on transfer and vesting with respect to Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above.

     SECTION 5.07. Indemnification, Exculpation and Insurance. (a) Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Amended and Restated Articles of Incorporation, the Bylaws or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

     (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.07. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in Section 5.07(a) or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

     (c) For six years after the Effective Time, Parent shall maintain in effect the Company's current officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company's officers' and directors' liability insurance policy (a copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such directors and officers; provided, however, that in satisfying its obligation under this Section 5.07(c) Parent shall not be obligated to pay premiums in excess of 200% of the amount per annum paid by the Company in its last full fiscal year; and provided further that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

     (d) The provisions of this Section 5.07 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

     SECTION 5.08. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of (i) the costs and expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Form S-4 and (ii) the filing fees for the premerger notification and report forms under the HSR Act and any similar foreign antitrust laws.

     (b) In the event that (1) a bona fide Takeover Proposal shall have been publicly disclosed or has been made directly to the Company's shareholders or any Person has announced an intention (whether or not conditional) to make a bona fide Takeover Proposal and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) or 7.01(b)(iii) or
(2) this Agreement is terminated (x) by the Company pursuant to Section 7.01(f) or (y) by Parent pursuant to Section 7.01(e), then the Company shall promptly, but in no event later than the date of such termination, pay Parent a fee equal to $125 million (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to a termination by Parent pursuant to clause (1) of this paragraph (b) unless and until within 12 months after such termination the Company enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal, in which event the Termination Fee shall be payable upon the first to occur of such events. The Company acknowledges that the agreements contained in this Section 5.08(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.

     (c) The Company acknowledges and agrees that in the event of a breach of
Section 4.02, the payment of the Termination Fee shall not constitute the exclusive remedies available to Parent and Sub, and that Parent and Sub shall be entitled to the remedies set forth in Section 8.09, including injunction and specific performance, and all other remedies available at law or in equity to which Parent or Sub are entitled.

     SECTION 5.09. Public Announcements. Parent and the Company will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Option Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Option Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.10. Affiliates. (a) As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all Persons who are at the time this Agreement is submitted for adoption by the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. The Company shall use its reasonable efforts to cause each such Person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

     (b) Parent shall use reasonable efforts to cause all Persons who are, in Parent's reasonable judgment, "affiliates" of Parent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit A hereto.

     SECTION 5.11. Stock Exchange Listing. To the extent Parent does not issue treasury shares in the Merger which are already listed, Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Company shall use its reasonable efforts to cause the shares of Company Common Stock to be issued pursuant to the Option Agreement to be approved for quotation on Nasdaq, as promptly as practicable after the date hereof, and in any event prior to the earlier of (x) the Closing Date or (y) termination of this Agreement under circumstances where the Option issued pursuant to the Option Agreement is or may become exercisable by Parent.

     SECTION 5.12. Pooling of Interests. Each of the Company and Parent will use reasonable efforts to cause the Merger to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of the Company's and Parent's independent public accountants, and by the SEC, respectively (including the amendment of the Company Stock Plans set forth on Section 5.12(a) of the Company Disclosure Schedule to eliminate, subject to consummation of the Merger, any limited stock appreciation rights outstanding thereunder and the amendment of employee severance agreements of the Company or any of its Subsidiaries as set forth on Section 5.12(b) of the Company Disclosure Schedule), and each of the Company and Parent agrees that it will voluntarily take no action that would cause such accounting treatment not to be obtained.

     SECTION 5.13. Tax Treatment. Each of Parent and the Company shall use reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 6.03(c), including by executing the letters of representation referred to therein.

     SECTION 5.14. Shareholder Litigation. The Company shall give Parent the opportunity to participate, on an advisory basis, in the defense of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement or the Option Agreement.

     SECTION 5.15. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(w)) requested in writing by Parent in order to render the rights (the "Rights") issued pursuant to the Rights Agreement to purchase Series A Preferred Stock of the Company, inapplicable to the Merger and the other transactions contemplated by this Agreement and the Option Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement and the Option Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, (a) amend the Rights Agreement or

(b) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal.

     SECTION 5.16. Convertible Debentures. (a) The Company shall deliver, or shall cause to be delivered, in accordance with the terms of the Indenture dated as of February 20, 1998 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee"), relating to the Convertible Debentures, to the Trustee and to each Debentureholder (as defined in the Indenture) as promptly as possible after the date hereof but in no event less than 15 days prior to the Effective Time, the notice required by Section
15.10 of the Indenture.

     (b) The Company shall, as promptly as possible after the Effective Time, execute a supplemental indenture to the Indenture, that shall give effect to the provisions of Sections 3.5(e) and 15.6 of the Indenture. The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Debentureholder within 20 days after the execution thereof in accordance with the terms of Section 15.6 of the Indenture.

     (c) The Company shall take all such further actions as may be necessary to comply with all of the terms and conditions of the Indenture.

     SECTION 5.17. Employee Matters. (a) For a period of no less than one year after the Effective Time, Parent shall provide, or cause to be provided, employee pension and welfare benefits and fringe benefits set forth on Section 5.17(a) of the Company Disclosure Schedule to employees of the Company or its Subsidiaries that are not materially less favorable in the aggregate than the benefits provided to such employees by the Company and its Subsidiaries immediately before the Effective Time.

     (b) Neither the Company nor its Subsidiaries shall take any action on or prior to the Effective Time in relation to any contract or understanding with any European-based employees that could result in any liability for redundancy or unfair dismissal as of the Effective Time.

     (c) The Company and its Subsidiaries shall comply with all obligations to notify and consult with recognized employee representatives in connection with the transactions contemplated by this Agreement.

     (d) Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by Section 5.06 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement or the transactions contemplated hereby by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     (e) With respect to any benefit plan for which Parent or its Subsidiaries file a Form 5500 and with respect to Parent's vacation program, Parent shall, and shall cause the Surviving Corporation to, recognize such employee's service with the Company and its Subsidiaries prior to the Effective Time for purposes of such plan; provided; however, (i) Parent shall not be required to recognize such service under its short-term disability, retiree medical and retiree life insurance benefit plans, (ii) under Parent's defined benefit pension plan, such service shall be recognized for purposes of eligibility and vesting but not for benefit accrual purposes, (iii) no provision hereunder shall be construed to reduce the annual number of vacation days (as determined under the terms of the vacation program of the Company and its Subsidiaries immediately prior to the Effective Time) which such employee would be eligible to receive on or after the Effective Time, and (iv) no provision hereunder shall be construed to require Parent or any of its Subsidiaries to provide any such benefit on or after the Effective Time.

     (f) Except as otherwise provided in Section 5.12, Parent and Sub agree to honor and to cause the Surviving Corporation to honor, in accordance with their terms, and to make required payments when due under, all Benefit Plans maintained or contributed to by the Company or any of its Subsidiaries (including employment, incentive and severance agreements and arrangements), that are applicable with respect to any director, officer or employee or former director, officer or employee of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not preclude Parent or the Surviving Corporation from amending or terminating any such Benefit Plan in accordance with its terms. Parent acknowledges that consummation of the Merger shall constitute a "Change in Control" for purposes of each Benefit Plan in which such concept is relevant, but only to the extent disclosed on Section 5.17(f) of the Company Disclosure Schedule.

     (g) With respect to any welfare plan in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and its Subsidiaries prior to the Effective Time, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

     (h) It is Parent's intention that within 30 days after the date of this Agreement, Parent shall deliver to up to ten employees of the Company or its Subsidiaries (as designated by the chief executive officer of the Company as soon as practicable following the date of this Agreement), a summary description of base salary and other compensation terms for each such employee following the Effective Time.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01.  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. The Shareholder Approval shall have been obtained.

          (b) NYSE Listing. The shares of Parent Company Stock issuable to the Company's shareholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect
     (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a Material Adverse Effect or to have a material adverse effect on Parent; provided, however, that each of the parties that have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) Pooling Letters. Parent and the Company shall have received letters from KPMG LLP and PricewaterhouseCoopers LLP, dated as of the Closing Date, in each case, addressed to Parent and the Company, stating in substance the matters to be stated by KPMG LLP and PricewaterhouseCoopers LLP, pursuant to Sections 5.02(b) and 5.03(b), respectively.

     SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date; provided, that if any such representations and warranties shall not be true and correct (for this purpose excluding any qualification or limitation as to materiality or Material Adverse Effect), then the condition contained in this Section 6.02(a) shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Letters from Company Affiliates. Parent shall have received from each Person named in the letter referred to in Section 5.10(a) an executed copy of an agreement substantially in the form of Exhibit A hereto.

          (d) No Governmental Litigation. There shall not be pending or imminently threatened any suit, action or proceeding by any Governmental Entity, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company or its Subsidiaries, Parent or any of Parent's Subsidiaries of any material portion of any business or of any assets of the Company, Parent or any of Parent's Subsidiaries, or to compel the Company, Parent or any of Parent's Subsidiaries to divest or hold separate any material portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries.

     SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date; provided, that if any such representations and warranties shall not be true and correct (for this purpose excluding any qualification or limitation as to materiality or material adverse effect), then the condition contained in this Section 6.03(a) shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a material adverse effect on Parent. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (c) Tax Opinion. The Company shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, on the Closing Date, an opinion dated as of the Closing Date and stating that the Merger will be treated for United States Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of the Company and Parent in substantially the same form as Exhibits B and C, respectively.

     SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Option Agreement, as required by and subject to Section 5.05.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Shareholder Approval:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

             (i) if the Merger shall not have been consummated by the date that is 9 months after the date hereof for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

             (ii) if any Restraint having any of the effects set forth in
        Section 6.01(d) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable efforts to prevent the entry of and to remove such Restraint; or

             (iii) if the Shareholder Approval shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

          (c) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b), and
     (B) is incapable of being cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company;

          (d) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b), and
     (B) is incapable of being cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent;

          (e) by Parent, if the directors of the Company shall have (i) withdrawn, modified or changed the approval or recommendation of the Board of Directors of the Company or any committee thereof of this Agreement or the Merger in a manner adverse to Parent or Sub, (ii) approved or recommended to the shareholders of the Company a Takeover Proposal or (iii) approved or recommended that the shareholders of the Company tender their shares of Company Common Stock into any tender offer or exchange offer that is a Takeover Proposal or is related thereto (it being understood that disclosure by the Company of its receipt of a Takeover Proposal or its determination that a Takeover Proposal constitutes a Superior Proposal as permitted under Section 4.02(d) shall not constitute grounds for termination of this Agreement by Parent pursuant to this
     Section 7.01(e)); or

          (f) after six months from the date hereof, by the Company in accordance with Section 4.02(b).

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(s), Section 4.02(a), second and third sentences of
Section 4.02(b), the last sentence of Section 5.04, Section 5.08, this Section
7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after the Shareholder Approval; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by the shareholders of the Company or the approval of the shareholders of Parent without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.05.  Procedure for Termination, Amendment, Extension or
Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to
Section 7.04 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent or Sub, to:

        Johnson & Johnson
        One Johnson & Johnson Plaza
        New Brunswick, NJ 08933
        Telecopy No.: (732) 524-2788
        Attention: Joseph Orban

        with a copy to:

        Cravath, Swaine & Moore
        Worldwide Plaza
        825 Eighth Avenue
        New York, NY 10019
        Telecopy No.: (212) 474-3700
        Attention: Robert A. Kindler
                   Robert I. Townsend, III

     if to the Company, to:

        Centocor, Inc.
        200 Great Valley Parkway
        Malvern, PA 19355-1307
        Telecopy No.: (610) 651-6895
        Attention: Dominic Caruso

        with a copy to:

        Harkins Cunningham
        2800 One Commerce Square
        2005 Market Street
        Philadelphia, PA 19103
        Telecopy No.: (215) 851-6710
        Attention: John G. Harkins, Jr.

     SECTION 8.03.  Definitions.  For purposes of this Agreement:

          (a) an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

          (b) "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York;

          (c) "Knowledge" of any Person that is not an individual means, with respect to any matter in question, the Knowledge of such person's executive officers and other officers having primary responsibility for such matter, in each case obtained in the conduct of their duties in the ordinary course without special inquiry;

          (d) "Material Adverse Change" or "Material Adverse Effect" means any change, effect, event, occurrence or state of facts (or any development that, insofar as can reasonably be foreseen, is reasonably likely to result in any change or effect) that is materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence, state of facts or development (i) relating to the economy in general, (ii) relating to the industry in which the Company operates in general and not specifically relating to the Company or (iii) resulting from the effects of the pendency of the transactions contemplated hereby on current or prospective customers, suppliers, employees and business relationships of the Company, including the rights of certain parties identified in Section 8.03(d) of the Company Disclosure Schedule;

          (e) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (f) a "Subsidiary" of any Person means, with respect to such Person, a "significant subsidiary" as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act;

          (g) "Superior Proposal" means any bona fide proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company, (ii) that is otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after receipt of advice from a financial advisor of nationally recognized reputation) to be more favorable to the Company than the Merger after taking into account all constituencies (including shareholders), the terms of this Agreement and pertinent factors permitted under the PBCL, (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party and (iv) for which, in the good faith judgment of the Board of Directors of the Company, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained; and

          (h) "Takeover Proposal" means any bona fide inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business or assets that constitute 30% or more of the net revenues, net income or the assets of the Company or its Subsidiaries, taken as a whole, or 30% or more of any class of equity securities of the Company or its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 30% or more of any class of equity securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Option Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Option Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II, Section 5.06 and Section 5.07, are not intended to confer upon any Person other than the parties any rights or remedies.

     SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that the laws of the respective states of incorporation of each of the parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its Board of Directors.

     SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the Commonwealth of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the Commonwealth of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the Commonwealth of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

     SECTION 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          JOHNSON & JOHNSON,

                                          by /s/ R. N. WILSON
                                            ------------------------------------
                                             Name: R.N. Wilson
                                             Title:  Vice Chairman

                                          ADMIRAL MERGER CORP.,

                                          by /s/ J. S. ORBAN
                                            ------------------------------------
                                             Name: J.S. Orban
                                             Title:  Vice President

                                          CENTOCOR, INC.,

                                          by /s/ DAVID P. HOLVECK
                                            ------------------------------------
                                             Name: David P. Holveck
                                             Title:  Chief Executive Officer

                                    ANNEX I

                            TO THE MERGER AGREEMENT

                             INDEX OF DEFINED TERMS

TERM                                    PAGE
----                                    ----
Acquisition Agreement.................   20
Actions...............................   20
Adjusted Option.......................   24
Affiliate.............................   32
Agreement.............................    1
Amended and Restated Articles of
  Incorporation.......................    5
Articles of Merger....................    1
Average Closing Price.................    2
Benefit Plans.........................   10
Business Day..........................   32
Bylaws................................    5
Certificates..........................    3
Closing...............................    1
Closing Date..........................    1
Code..................................    1
Commonly Controlled Entity............   10
Company...............................    1
Company Common Stock..................    1
Company Disclosure Schedule...........    5
Company Notice........................   20
Company Stock Plans...................   23
Confidentiality Agreement.............   22
Convertible Debentures................    5
Effective Time........................    1
Environmental Laws....................   10
ERISA.................................   10
Exchange Act..........................    7
Exchange Agent........................    3
Exchange Fund.........................    3
Exchange Ratio........................    2
FDA...................................   14
FDCA..................................   14
Filed SEC Documents...................    8
Form S-4..............................    8
GAAP..................................    7
Governmental Entity...................    7
Hazardous Material....................   10
HSR Act...............................    7
Indenture.............................   27
Intellectual Property Rights..........   12
IRS...................................   10

TERM                                    PAGE
----                                    ----
Knowledge.............................   32
Legal Provisions......................    9
Liens.................................    6
Material Adverse Change...............   32
Material Adverse Effect...............   32
Merger................................    1
Merger Consideration..................    2
Nasdaq................................    7
NYSE..................................    4
Option Agreement......................    1
Parachute Gross Up Payment............   12
Parent................................    1
Parent Common Stock...................    1
Parent Disclosure Schedule............   15
Parent SEC Documents..................   16
PBCL..................................    1
Pension Plans.........................   10
Permits...............................    9
Person................................   33
Pharmaceutical Product................   14
Post-Signing Returns..................   20
Preferred Stock.......................    5
Proxy Statement.......................    7
Restraints............................   28
Rights................................   26
Rights Agreement......................   14
SEC...................................    7
SEC Documents.........................    7
Securities Act........................    7
Shareholder Approval..................   13
Shareholders Meeting..................   22
Stock Options.........................   23
Sub...................................    1
Subsidiary............................   33
Superior Proposal.....................   33
Surviving Corporation.................    1
Takeover Proposal.....................   33
taxes.................................   12
Termination Fee.......................   25
Trustee...............................   27

                                                                         ANNEX 2

     STOCK OPTION AGREEMENT dated as of July 20, 1999 (the "Agreement"), by and between CENTOCOR, INC., a Pennsylvania corporation ("Issuer"), and JOHNSON & JOHNSON, a New Jersey corporation ("Grantee").

                                    RECITALS

     A. Grantee, Admiral Merger Corp., a wholly owned subsidiary of Grantee ("Sub"), and Issuer have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Sub with and into Issuer, with Issuer as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Grantee; and

     B. As a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 11,099,963 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $.01 per share ("Issuer Common Stock"), of Issuer at a purchase price of $61.00 per Option Share (the "Purchase Price").

     2. Exercise of Option. (a) Grantee may exercise the Option, with respect to any or all of the Option Shares at any time or times, subject to the provisions of Section 2(c), after the occurrence of any event as a result of which the Grantee is entitled to receive the Termination Fee pursuant to Section 5.08(b) of the Merger Agreement (a "Purchase Event"); provided, however, that
(i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 12 months after the first occurrence of a Purchase Event, and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless, in the case of clause (C), Grantee has the right to receive a Termination Fee following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) 12 months following the time such Termination Fee becomes payable and (y) the expiration of the period in which the Grantee has such right to receive a Termination Fee, and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares to Grantee illegal (the "Regulatory Approvals"). Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

     (b) In the event that Grantee is entitled to and wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect which Exercise Notice also specifies the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 6(c), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and a date (an "Option Closing Date"), subject to the following sentence, not earlier than three Business Days nor later than 20 Business Days from the Notice Date for the closing of such purchase (an "Option Closing"). Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with the first sentence of
Section 2(a).

     (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Issuer agrees to use its reasonable efforts to assist Grantee in seeking the Regulatory Approvals.

     In the event (i) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or (ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 6(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

     3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

     (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all Liens. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued any securities similar to rights under a shareholder rights plan, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any such shareholder rights plan then in effect.

     (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF JULY 20, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF ADMIRAL, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all Liens, including without limitation any preemptive rights of any shareholder of Issuer.

     5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

     6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)) or if the number of outstanding shares of Issuer Common Stock is reduced, the number of shares of Issuer Common Stock subject to the Option will be adjusted so that, after such issuance, it equals the same percentage of the aggregate number of shares of Issuer Common Stock issued and outstanding after giving effect to such issuance as immediately prior to such issuance, in each case without giving effect to any shares subject to or issued pursuant to the Option. In the event that Grantee, its Subsidiaries or any of their respective pension or retirement plans (including, if applicable, the related trust) owns on the date hereof or acquires after the date hereof any shares of Issuer Common Stock ("Owned Issuer Common Stock") that, when aggregated with the number of shares of Issuer Common Stock subject to the Option, would exceed 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, then the number of shares of Issuer Common Stock subject to the Option will be adjusted so that, when aggregated with the shares of Owned Issuer Common Stock, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding.

     (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any Person, other than Grantee or one of its Subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other Person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments.

     (c) If, at any time during the period commencing at the time the Company consummates any Takeover Proposal and ending on the termination of the Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this
Section 6(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price, for the 10 trading days commencing on the 12th trading day immediately preceding the Notice Date, per share of Issuer Common Stock as reported on The Nasdaq National Market (or, if not listed on The Nasdaq National Market, as reported on any other national securities exchange or national securities quotation system on which the Issuer Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source) (the "Closing Price") and
(ii) the Purchase Price. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

     7. Profit Limitations. (a) Notwithstanding any other provision of this Agreement, in no event shall the Total Option Profit (as hereinafter defined) exceed in the aggregate $150,000,000 minus any Termination Fee actually received by Grantee pursuant to the terms of the Merger Agreement (such amount, the "Profit Limit") and, if any payment to be made to Grantee otherwise would cause such aggregate amount to be exceeded, the Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, (iv) deliver the undertaking described in Section 7(f) or (v) any combination thereof, so that the Total Option Profit shall not exceed the Profit Limit after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares of Issuer Common Stock as would, as of the date of exercise, result in a Notional Total Option Profit (as hereinafter defined) which would exceed in the aggregate the Profit Limit and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall on or prior to the date of exercise either (i) reduce the number of shares of Issuer Common Stock subject to such exercise, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, (iv) deliver the undertaking described in Section 7(f) or (v) any combination thereof, so that the Notional Total Option Profit shall not exceed the Profit Limit after taking into account the foregoing actions, provided that this paragraph (b) shall not be construed as to restrict any exercise of the Option that is not prohibited hereby on any subsequent date.

     (c) As used herein and subject to Section 7(f), the term "Total Option Profit" shall mean the aggregate amount (before taxes) of the following: (i) any amount received by Grantee pursuant to the Cash-Out Right and (ii)(x) the net consideration, if any, received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, valuing any non-cash consideration at its fair market value (as defined below), less (y) the Exercise Price and any cash paid by Grantee to Issuer pursuant to Section 7(a)(iii) or Section 7(b)(iii), as the case may be.

     (d) As used herein and subject to Section 7(f), the term "Notional Total Option Profit" with respect to any number of shares of Issuer Common Stock as to which Grantee may propose to exercise the Option shall be the aggregate of (i) the Total Option Profit determined under paragraph (c) above with respect to prior exercises and (ii) Total Option Profit with respect to such number of shares of Issuer Common Stock as to which Grantee proposes to exercise and all other Option Shares held by Grantee and its affiliates as of such date, assuming that all such shares were sold for cash at the closing market price for Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions or underwriting discounts).

     (e) As used herein, the "fair market value" of any non-cash consideration consisting of:

          (i) securities listed on a national securities exchange or traded on NASDAQ shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ for the five trading days after the date of determination; and

          (ii) consideration which is other than cash or securities of the form specified in clause (i) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within five business days of the event requiring selection of such banking firm, provided that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third nationally recognized independent investment banking firm, which third firm shall make such determination.

     (f) Total Option Profit and Notional Option Profit shall be reduced by any amount that is subject to recapture by Issuer pursuant to Subchapter H of the Pennsylvania Business Corporation Law if Grantee pays such amount or such obligation has matured and Grantee acknowledges its liability. In addition, if in connection with an exercise, Grantee elects, at its sole discretion, to undertake to return to Issuer any profit realized by Grantee with respect to any Option Shares covered by such exercise, if any, when realized (whether or not subject to Subchapter H at the time of realization), then in all calculations of Total Option Profit and Notional Total Option Profit, the Total Option Profit and Notional Total Option Profit related to such Option Shares shall be zero. Any undertaking delivered pursuant to the preceding sentence shall also include an undertaking by Grantee to dispose of the related Option Shares within nine months after the earliest of (i) the date of exercise or (ii) the later of (x) the first anniversary of the termination of the Merger Agreement and (y) the first anniversary of the date on which the Purchase Event occurred, or, if not legally permitted to do so within such period, at such time as it is so legally permitted, and to treat as part of the profits realized any dividends or other distributions received with respect to such Option Shares.

     8. Registration Rights. Issuer will, if requested by Grantee at any time and from time to time within three years of the exercise of the Option, as promptly as practicable (but in no event later than 90 days after receipt of such request) prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer will use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee agrees to use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 4.9% of the then-outstanding voting power of Issuer. Issuer will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 60 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, will be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 8, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer will include only the shares requested to be included therein by Grantee that may be included therein without adversely affecting the success of the offering. In connection with any registration pursuant to this Section 8, Issuer and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

     9. Transfers. The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except (i) in an underwritten public offering as provided in Section 8 or (ii) to any purchaser or transferee who would not, to the knowledge of Grantee after reasonable inquiry immediately following such sale, assignment, transfer or disposal, beneficially own more than 4.9% of the then-outstanding voting power of the Issuer; provided, however, that Grantee shall be permitted to sell any Option Shares if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Board of Directors of Issuer (which majority shall include a majority of directors who were directors as of the date hereof).

     10. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on The Nasdaq National Market (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on The Nasdaq National Market (or any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

     11. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

     12. Miscellaneous. (a) Expenses. Except as otherwise provided in this Agreement or in the Merger Agreement, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

     (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

     (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) except as provided in Section 8.06 of the Merger Agreement, are not intended to confer upon any Person other than the parties any rights or remedies.

     (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; provided, however, that the laws of the respective states of incorporation of each of the parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its Board of Directors.

     (f) Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be sent in the manner and to the addresses set forth in the Merger Agreement.

     (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other, except that Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder. Any assignment or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 12(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (i) Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the Commonwealth of Pennsylvania or in any state court located in the Commonwealth of Pennsylvania, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the Commonwealth of Pennsylvania or any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the Commonwealth of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

     (j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          CENTOCOR, INC.,

                                          By: /s/ DAVID P. HOLVECK
                                            ------------------------------------
                                              Name: David P. Holveck
                                              Title:  Chief Executive Officer

                                          JOHNSON & JOHNSON,

                                          By: /s/ R. N. WILSON
                                            ------------------------------------
                                              Name: R.N. Wilson
                                              Title:  Vice Chairman

                                                                         ANNEX 3

                                                                   July 20, 1999
Board of Directors
Centocor, Inc.
200 Great Valley Parkway
Malvern, PA 19355-1307

Members of the Board:

     We understand that Centocor, Inc. ("Centocor" or the "Company"), Johnson & Johnson ("JNJ") and Admiral Merger Corp., a Pennsylvania corporation and a newly formed, direct, wholly owned subsidiary of JNJ ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of a draft dated July 18, 1999 (the "Merger Agreement"), which provides, among other things, for the merger of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of JNJ and each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), other than the Company Common Stock owned by JNJ, Acquisition Sub, or the Company, will be converted into the right to receive common stock, par value $1.00 per share, of JNJ (the "JNJ Common Stock"), determined pursuant to the formula set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have, among other things:

     (i) reviewed certain publicly available financial statements and other information of the Company and JNJ;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     (iii) analyzed certain financial projections prepared by the management of the Company;

     (iv) discussed the past and current operations and financial condition and the prospects of the Company and JNJ, with senior executives of the Company and JNJ, respectively;

     (v) analyzed the pro forma impact of the Merger on JNJ's earnings per share;

     (vi) reviewed the reported prices and trading activity for the Company Common Stock and JNJ Common Stock;

     (vii) compared the financial performance of the Company and JNJ and the prices and trading activity of the Company Common Stock and JNJ Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (viii) discussed with the management of the Company the competitive environment, and the relative financial and operational stature of the Company's competitors;

     (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (x) participated in discussions and negotiations among representatives of the Company and JNJ and their financial and legal advisors;

     (xi)   reviewed the Merger Agreement and certain related documents; and

     (xii)  performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections of the Company, we have assumed that they have been reasonably prepared by the Company, reflecting the best currently available estimates and judgments of the future financial performance of the Company, including the possible financial implications of the Company of all available clinical trial data relating to the Company's products. We have relied upon, without independent verification, the assessment by the management of the Company that such products will receive all the necessary regulatory approvals for their production and sale and that they will attain certain product revenue levels. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger will be accounted for as a pooling-of-interests business combination in accordance with U.S. generally accepted accounting principles and that the Merger will be treated as a tax free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the draft Merger Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and in the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and JNJ and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger. In addition, this opinion does not in any manner address the prices at which the JNJ Common Stock will trade following consummation of the Merger, and we express no opinion or recommendation as to how holders of the Company Common Stock should vote at the shareholders meeting held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED,

                                          by /s/ PETER N. CRNKOVICH
                                            ------------------------------------
                                             Peter N. Crnkovich
                                             Managing Director

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The New Jersey Business Corporation Act (the "NJBCA") provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     The Registrant's Restated Certificate of Incorporation provides that, to the full extent that the laws of the State of New Jersey permit the limitation or elimination of the liability of directors or officers, no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for damages for breach of any duty owed to the Registrant or its stockholders.

     The By-laws of the Registrant provide that to the full extent permitted by the laws of the State of New Jersey, the Registrant shall indemnify any person (an "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Registrant to procure a judgment in its favor) (a "Proceeding"), or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of the Registrant or, while serving as a director or officer of the Registrant, is or was at the request of the Registrant also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding, provided that, there shall be no indemnification under such By-laws with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the Registrant has given its prior consent to such settlement or disposition. The right of indemnification created by the By-laws shall be a contract right enforceable by an Indemnitee against the Registrant, and it shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled. The indemnification provisions of the By-laws shall inure to the benefit of the heirs and legal representatives of an Indemnitee and shall be applicable to Proceedings commenced or continuing after the adoption of the By-laws, whether arising from acts or omissions occurring before or after such adoption. No amendment, alteration, change, addition or repeal of or to the By-laws shall deprive any Indemnitee of any rights under the By-laws with respect to any act or omission of such Indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

     The Registrant enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that the Registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the NJBCA, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, the Registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending, or completed claim, action, suit, or proceeding by reason of the fact that they were, are, shall be, or shall have been a director or officer of the Registrant, or are or were serving, shall serve, or shall have served, at the request of the Registrant, as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index.

     (b) Not applicable.

     (c) Opinion of Morgan Stanley & Co. Incorporated (included as Annex 3 to the proxy statement/prospectus which is a part of this Registration Statement).

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration

Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Brunswick, New Jersey on the third day of September, 1999.

                                          JOHNSON & JOHNSON,

                                          by /s/ R. S. LARSEN

                                            ------------------------------------
                                             Name: R. S. Larsen
                                             Title:Chairman and
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints
J. S. Orban and K. A. Berlin, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
              /s/ R. S. LARSEN                 Chairman, Board of Directors,         September 3, 1999
---------------------------------------------    Chief Executive Officer and
               (R. S. Larsen)                    Director (Principal Executive
                                                 Officer)

/s/ R. J. DARRETTA                             Vice President, Finance (Principal    September 3, 1999
---------------------------------------------    Financial Officer)
(R. J. Darretta)

/s/ C. E. LOCKETT                              Controller (Principal Accounting      September 3, 1999
---------------------------------------------    Officer)
(C. E. Lockett)

                                                            Director
---------------------------------------------
(G. N. Burrow)

                                                            Director
---------------------------------------------
(J. G. Cooney)

/s/ J. G. CULLEN                                            Director                 September 2, 1999
---------------------------------------------
(J. G. Cullen)

                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
                                                            Director
---------------------------------------------
(M. J. Folkman)

                                                            Director
---------------------------------------------
(A. D. Jordan)

/s/ A. G. LANGBO                                            Director                 September 2, 1999
---------------------------------------------
(A. G. Langbo)

/s/ J. S. MAYO                                              Director                 September 2, 1999
---------------------------------------------
(J. S. Mayo)

                                                            Director
---------------------------------------------
(L. F. Mullin)

/s/ P. J. RIZZO                                             Director                 September 3, 1999
---------------------------------------------
(P. J. Rizzo)

/s/ H. B. SCHACHT                                           Director                 September 2, 1999
---------------------------------------------
(H. B. Schacht)

/s/ M. F. SINGER                                            Director                 September 2, 1999
---------------------------------------------
(M. F. Singer)

                                                            Director
---------------------------------------------
(J. W. Snow)

/s/ R. N. WILSON                                            Director                 September 3, 1999
---------------------------------------------
(R. N. Wilson)

                                 EXHIBIT INDEX

EXHIBITS
--------
   2.1     Agreement and Plan of Merger dated as of July 20, 1999,
           among Johnson & Johnson, Admiral Merger Corp. and Centocor,
           Inc. (included as Annex 1 to the proxy statement/prospectus which is a part of this Registration Statement).
   4.1*    Provisions of the Restated Certificate of Incorporation of
           Johnson & Johnson dated May 21, 1996, that define the rights of security holders of Johnson & Johnson (incorporated by
           reference to Exhibit 3 to Johnson & Johnson's Quarterly
           Report on Form 10-Q for the quarterly period ended June 30,
           1996).
   4.2*    Provisions of the By-laws of Johnson & Johnson, as amended effective April 23, 1999, that define the rights of security holders of Johnson & Johnson (incorporated by reference to
           Exhibit 3 to Johnson & Johnson's Quarterly Report on Form
           10-Q for the quarterly period ended July 4, 1999).
   5.1     Opinion of Joseph S. Orban, Esq., Associate General Counsel
           of Johnson & Johnson, regarding the legality of the
           securities being issued.
   8.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
           regarding certain tax matters.
  10.1     Stock Option Agreement dated as of July 20, 1999, between
           Centocor, Inc., and Johnson & Johnson (included as Annex 2 to the proxy statement/prospectus which is a part of this
           Registration Statement).
  23.1     Consent of PricewaterhouseCoopers LLP.
  23.2     Consent of KPMG LLP.
  23.3     Consent of Joseph S. Orban, Esq., Associate General Counsel
           of Johnson & Johnson (included in Exhibit 5.1).
  23.4     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
           (included in Exhibit 8.1).
  23.5     Consent of Morgan Stanley & Co. Incorporated.
  24.1     Power of Attorney (included on the signature page of this
           Registration Statement).
  99.1     Form of Proxy Card of Centocor, Inc.
  99.2     Opinion of Morgan Stanley & Co. Incorporated (included as
           Annex 3 to the proxy statement/prospectus which is a part of this Registration Statement).

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* Incorporated by reference.